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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189889

$300,000,000
Offer to Exchange

7.375% Senior Secured Notes due 2020,
which have been registered under the Securities Act of 1933, for any and all outstanding
7.375% Senior Secured Notes due 2020,
which have not been registered under the Securities Act of 1933, of

EarthLink, Inc.

  •
  We will exchange all original notes that are validly tendered and not withdrawn before the end of the exchange offer for an equal principal amount of new notes that we have registered under the Securities Act of 1933.

  •
  This exchange offer expires at 5:00 p.m., New York City time, on October 2, 2013, unless extended.

  •
  No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

  •
  Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

  •
  A broker-dealer who acquired original notes as a result of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resale of the new notes.

        See "Risk Factors" beginning on page 17 for a discussion of the risks that holders should consider prior to making a decision to exchange original notes for new notes.

        The notes are guaranteed on a senior secured basis by all of our existing and future domestic subsidiaries (other than certain excluded future subsidiaries). The notes and the guarantees are secured on a first-priority basis, along with our obligations under our senior secured revolving credit facility and certain future senior secured indebtedness, by substantially all of our assets and the assets of the guarantors, subject to certain exceptions and permitted liens. The notes rank equally in right of payment with all of our existing and future senior indebtedness and are effectively subordinate to all obligations of our subsidiaries that do not guarantee the notes. The notes are also effectively subordinate to other existing and future first lien obligations to the extent of the value of assets not constituting collateral for the notes and guarantees that secures such other first lien obligations.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 4, 2013.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with additional or different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of this document.

        This prospectus incorporates important business and financial information about the company that is not included in or delivered with this document. For more information regarding the documents incorporated by reference into this prospectus, see "Where You Can Find More Information" beginning on page 126. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such copies should be directed to:

EarthLink, Inc.
1375 Peachtree Street
Atlanta, Georgia 30309
Telephone: (404) 815-0770
Attn: Corporate Secretary

        In order to obtain timely delivery, security holders must request the information no later than five business days before October 2, 2013, the expiration date of the exchange offer.

i

FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934. The words "estimate," "plan," "intend," "expect," "anticipate," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the documents incorporated by reference in this prospectus and are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Important factors that could cause actual results to differ from estimates or projections contained in the forward-looking statements include, without limitation (1) that we may not be able to execute our strategy to be an IT services company for small and medium-sized businesses with IT and network security needs, which could adversely affect our results of operations and cash flows; (2) that we may not be able to grow revenues from our evolving Business Services product portfolio to offset declining revenues from our legacy Business Services products and from our Consumer Services segment, which could adversely affect our results of operations and cash flows; (3) that we may not be able to develop the optimal sales model necessary to implement our business strategy; (4) that we may be unsuccessful integrating acquisitions into our business, which could result in operating difficulties, losses and other adverse consequences; (5) that if we are unable to adapt to changes in technology and customer demands, we may not remain competitive, and our revenues and operating results could suffer; (6) that our failure to achieve operating efficiencies will adversely affect our results of operations; (7) that as a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges, including incurring facility exit and restructuring charges; (8) that unfavorable general economic conditions could harm our business; (9) that we may be unable to successfully identify, manage and assimilate future acquisitions, which could adversely affect our results of operations; (10) that we face significant competition in the IT services and communications industry that could reduce our profitability; (11) that decisions by legislative or regulatory authorities, including the Federal Communications Commission ("FCC") relieving incumbent carriers of certain regulatory requirements, and possible further deregulation in the future, may restrict our ability to provide services and may increase the costs we incur to provide these services; (12) that if we are unable to interconnect with AT&T, Verizon and other incumbent carriers on acceptable terms, our ability to offer competitively priced local telephone services will be adversely affected; (13) that our operating performance will suffer if we are not offered competitive rates for the access services we need to provide our long-distance services; (14) that we may experience reductions in switched access and reciprocal compensation revenue; (15) that failure to obtain and maintain necessary permits and rights-of-way could interfere with our network infrastructure and operations; (16) that we have substantial business relationships with several large telecommunications carriers, and some of our customer agreements may not continue due to financial difficulty, acquisitions, non-renewal or other factors, which could adversely affect our wholesale revenue and results of operations; (17) that we obtain a majority of our network equipment and software from a limited number of third-party suppliers; (18) that work stoppages experienced by other communications companies on whom we rely for service could adversely impact our ability to provision and service our customers; (19) that our commercial and alliance arrangements may not be renewed or may not generate expected benefits, which could adversely affect our results of operations; (20) that our consumer business is dependent on the availability of third-party network service providers; (21) that we face significant competition in the Internet access industry that could reduce our profitability; (22) that the continued decline of our consumer access subscribers, combined with the change in mix of our consumer access base from narrowband to broadband, will adversely affect our results of operations; (23) that potential regulation of Internet service providers could adversely affect our operations; (24) that if we, or other industry participants, are unable to successfully defend against disputes or legal actions, we could face substantial liabilities or suffer harm to our financial and operational prospects; (25) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (26) that we may not be able to protect our intellectual property; (27) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (28) that our business depends on effective business support systems and processes; (29) that privacy concerns relating to our business could damage our reputation and deter current and potential users from using our services; (30) that cyber security breaches could harm our business; (31) that interruption or failure of our network and information systems and other technologies could impair our ability to provide our services, which could damage our reputation and harm our operating results; (32) that government regulations could adversely affect our business or force us to change our business practices; (33) that regulatory audits have in the past, and could in the future, result in increased costs; (34) that our business may suffer if third parties are unable to provide services or terminate their relationships with us; (35) that we may be required to recognize additional impairment charges on our goodwill and intangible assets, which would adversely affect our results of operations and financial position; (36) that we may have exposure to greater than anticipated tax liabilities, and the use of our net operating losses and certain other tax attributes could be limited in the future; (37) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; (38) that we may require substantial capital to support business growth, and this capital may not be available to us on acceptable terms, or at all; (39) that our debt agreements include restrictive covenants, and failure to comply with these covenants could trigger acceleration of payment of outstanding indebtedness or inability to borrow funds under our existing credit facility; (40) that we may reduce, or cease payment of, quarterly cash dividends; (41) that our stock price may be volatile; and (42) that provisions of our third restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of control of the company. These risks and uncertainties are described in greater detail in the section of the prospectus captioned "Risk Factors" and in the information included in our annual report on Form 10-K for the fiscal year ended December 31, 2012 in the "Risk Factors" section therein, which section is incorporated herein by reference.

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider prior to making a decision to exchange original notes for new notes. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 17 of this prospectus, and the additional documents to which we refer you. You can find information with respect to these additional documents under the caption "Where You Can Find More Information" beginning on page 126.

        Unless otherwise indicated, in this prospectus, the word the "Issuer" refers to EarthLink, Inc., but not any of its subsidiaries, and the words "EarthLink," the "Company," "we," "our," and "us" refer to EarthLink, Inc., the issuer of the notes, and its subsidiaries. EarthLink acquired ITC^DeltaCom, Inc. or "ITC^DeltaCom" on December 8, 2010. For the period beginning on December 8, 2010 through April 1, 2011, EarthLink, Inc.'s subsidiaries included ITC^DeltaCom and its subsidiaries. On April 1, 2011, EarthLink acquired One Communications Corp., or "One Communications." For the period beginning on April 1, 2011, EarthLink, Inc.'s subsidiaries included ITC^DeltaCom and One Communications and their respective subsidiaries. In this section, references to the "Notes" are references to the outstanding 7.375% Senior Secured Notes due 2020 and the exchange 7.375% Senior Secured Notes due 2020 offered hereby, collectively. Definitions for certain other defined terms may be found under "Description of the Notes—Certain Definitions" appearing below.

 Our Company

EarthLink, Inc.

        We are a leading network, communications and IT services provider to business and residential customers in the United States. We operate two reportable segments, Business Services and Consumer Services. Our Business Services segment provides a broad range of data, voice and IT services to retail and wholesale business customers. Our Consumer Services segment provides nationwide Internet access and related value-added services to residential customers. We operate an extensive network including approximately 29,400 route miles of fiber, 90 metro fiber rings and eight enterprise-class data centers that provide IP coverage across more than 90 percent of the United States.

        Our corporate offices are located at 1375 Peachtree St., Atlanta, Georgia 30309, and our telephone number at that location is (404) 815-0770. Our website is located at http://www.earthlink.net. None of the information that appears on or is linked to or from our website is incorporated by reference into or is otherwise made a part of this prospectus.

Business Strategy

        Offer a complete package of communications and IT services products.    We provide a nationwide suite of business voice, data and IT services. We are focused on continuing to broaden our suite of products and services to offer a complete package of network connectivity and IT services and to design and implement solutions to address the evolving business and infrastructure needs of our customers. We are currently investing capital to extend our core fiber IP network, expand our IT solutions footprint with additional data centers and launch a next-generation cloud hosting platform.

        Increase revenues from growth products and services.    Revenues from our legacy products and services have been declining due to economic, competitive, technological and regulatory developments, and we expect these revenues to continue to decline. We are focused on managing this decline by executing on opportunities to leverage these customer relationships by migrating these customers to our growth products. We believe our growth products are MPLS, hosted voice and IT services. We are focused on growing revenues for these products by enhancing our sales force efforts and increasing brand awareness for our IT services. We are also focused on growing our wholesale services as we capitalize on unique fiber routes within our footprint.

        Provide a superior customer experience.    We are committed to providing high-quality customer service and continuing to monitor customer satisfaction in all facets of our business. We believe focusing on the customer relationship increases loyalty and reduces churn. We believe that our broad communications and IT services portfolio and blend of access technologies for connectivity are key differentiators that can help us build long-term customer relationships. We bring these services together through our myLinkTM self-service customer control point where users can access all of their EarthLink Business services via one interface. We are focused on creating a customer-focused organization that will provide a consistent nationwide approach to offering and supporting EarthLink products and services.

        Successfully integrate acquisitions.    We are focused on successfully integrating our acquisitions in order to realize synergies and cost benefits. To date, we have functionally aligned employees across the organization, launched a nationwide product and IT services portfolio, implemented a common financial system and consolidated and integrated network operations centers, sales platforms and certain billing platforms. We are currently integrating our operating support system and certain other billing systems. We believe that our competitive positioning with current and existing customers will be strengthened by our ability to continue to successfully integrate past and potential future acquisitions.

        Selectively pursue potential strategic acquisitions.    We will continue to selectively evaluate and consider potential strategic transactions that we believe will complement and grow our business. Our acquisition strategy may include investments or acquisitions of new product and services capabilities, network assets or business customers to achieve greater national scale.

Recent Developments

        CenterBeam Acquisition.    On July 1, 2013, we acquired CenterBeam, Inc., a privately-held information technology managed service provider delivering cloud computing and hosted IT services to mid-sized businesses, for a total consideration of approximately $22.7 million. With this acquisition, we intend to further grow our IT services portfolio by adding IT services customer scale, expanded IT support center resources and complementary products and capabilities.

        Discontinued Operations.    The operating results of our telecom systems business acquired as part of ITC^DeltaCom have been separately presented as discontinued operations for all periods presented in our consolidated financial statements incorporated by reference in this prospectus. See "Summary Historical Financial Data" below. The telecom systems business results of operations were previously included in our Business Services segment. On August 2, 2013, we sold our ITC^DeltaCom telecom systems business.

        We determined to sell our legacy telecom systems business because it was inconsistent with our business strategy and was generating operating losses. Loss from discontinued operations, net of tax, was $2.7 million and $2.4 million during the years ended December 31, 2011 and 2012, respectively, and $1.4 million for the six months ended June 30, 2013. This business was also immaterial to our consolidated business, with revenues of $13.6 million and $13.8million for the years ended December 31, 2011 and 2012, respectively, and $5,.1 million for the six months ended June 30, 2013. The sale of this business will not have a material impact on our liquidity and capital resources. There also are no contingent obligations or financial commitments associated with this business or any material continuing relationships.

 The Exchange Offer

The Exchange Offer	We are offering to exchange up to $300,000,000 aggregate principal amount of our new 7.375% Senior Secured Notes due 2020 (the "new notes") for up to $300,000,000 aggregate principal amount of our original 7.375% Senior Secured Notes due 2020 (the "original notes"), which are currently outstanding. Original notes may only be exchanged in a minimum principal amount of $2,000 and $1,000 principal increments above such minimum. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.
Resales Without Further Registration

Based on interpretations by the staff of the Securities and Exchange Commission ("SEC") in several no action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

•

you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer in violation of the provisions of the Securities Act; and

• you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 180 days after the date of this prospectus for use in connection with any such resale. See "Plan of Distribution."

Expiration Date	5:00 p.m., New York City time, on October 2, 2013, unless we extend the exchange offer.
Accrued Interest on the New Notes and Original Notes

The new notes will bear interest from May 29, 2013 or the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions which we may waive. See "The Exchange Offer—Conditions."
Procedures for Tendering Original Notes

Each holder of original notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or if the original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus. You must mail or otherwise deliver the required documentation together with the original notes to the exchange agent.

Special Procedures for Beneficial Holders

If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your original notes and:
• your original notes are not immediately available; or
• time will not permit your required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or
• you cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.
Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.
Failure to Exchange Will Affect You Adversely

If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of the original notes will be adversely affected.

Certain U.S. Federal Income Tax Considerations	The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, we believe that:
• no gain or loss will be realized by a holder upon receipt of a new note;
• a holder's holding period for the new notes will include the holding period of the original notes; and
• the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.
See "Certain U.S. Federal Income Tax Considerations."

Exchange Agent

Regions Bank is serving as exchange agent in connection with the Exchange Offer. Deliveries by hand, registered, certified, first class or overnight mail should be addressed to Regions Bank, Corporate Trust Department, 1180 West Peachtree Street, Suite 1200, Atlanta, Georgia 30309. For information with respect to the Exchange Offer, contact the Exchange Agent at telephone number (404) 581-3740 or facsimile number (404) 581-3770.

Use of Proceeds	We will not receive any proceeds from the exchange offer. See "Use of Proceeds."

Summary of Terms Of New Notes

        The exchange offer constitutes an offer to exchange up to $300,000,000 aggregate principal amount of the new notes for up to an equal aggregate principal amount of the original notes. The new notes will be obligations of EarthLink evidencing the same indebtedness as the original notes, and will be entitled to the benefit of the same indenture. The form and terms of the new notes are substantially the same as the form and terms of the original notes except that the new notes have been registered under the Securities Act. See "Description of the Notes."

Comparison with Original Notes

Freely Transferable	The new notes will be freely transferable under the Securities Act by holders who are not restricted holders. Restricted holders are restricted from transferring the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. The new notes will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the original notes, with the exception that the new notes will be registered under the Securities Act. See "The Exchange Offer—Terms of the Exchange Offer."
Registration Rights

The holders of the original notes currently are entitled to certain registration rights pursuant to the registration rights agreement entered into on the issue date of the original notes by and among EarthLink, the subsidiary guarantors named therein and the initial purchasers named therein, including the right to cause EarthLink to register the original notes for resale under the Securities Act if the Exchange Offer is not consummated prior to the time so required pursuant to the registration rights agreement. However, pursuant to the registration rights agreement, such registration rights will expire upon consummation of the exchange offer. Accordingly, holders of original notes who do not exchange their original notes for new notes in the exchange offer will not be able to reoffer, resell or otherwise dispose of their original notes unless such original notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

Terms of New Notes

Issuer	EarthLink, Inc.
Notes Offered	The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:
• the new notes will bear a different CUSIP number from the original notes;
• the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the new notes.

The notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes. We refer to the new notes and the original notes collectively as the notes in this prospectus.

Maturity Date	June 1, 2020.
Interest

Interest on the notes will accrue at a rate of 7.375% per annum. Interest on the notes will be payable on June 1 and December 1 of each year, beginning on December 1, 2013 and will accrue from the issue date of the notes.

Guarantees

Each of our existing subsidiaries and each of our future domestic subsidiaries (other than certain excluded future subsidiaries) will unconditionally guarantee the notes on the issue date on a senior secured basis.

Collateral

The notes and the guarantees will be secured, along with our obligations under our senior secured revolving credit facility and certain future senior secured indebtedness, by a first-priority lien on substantially all of our assets and the assets of the guarantors (subject to certain exceptions and permitted liens). For more information about the collateral and exclusions from the collateral, see the description of the collateral under the heading "Description of the Notes—Security." For information about our revolving credit facility, see "Description of Certain Indebtedness."

Ranking

The notes and guarantees will be the senior secured obligations of EarthLink, Inc., as the issuer of the notes, and of the guarantors, as the issuers of the guarantees. The indebtedness evidenced by the notes and the guarantees will:

• rank senior in right of payment to all future indebtedness of EarthLink, Inc. and the guarantors that is subordinate in right of payment to the notes and the guarantees;

•

rank equally in right of payment with all existing and future senior indebtedness of EarthLink, Inc. and the guarantors (including our 8 7/8% senior notes due 2019 (the "Existing 2019 Notes")) but, to the extent of the value of the collateral, will be effectively senior to any such senior indebtedness that is unsecured;

• be effectively subordinate to other existing and future obligations secured by assets not constituting collateral for the notes and the guarantees to the extent of the value of such assets; and
• be structurally subordinate to any existing and future indebtedness and liabilities of subsidiaries, if any, that are not guarantors.

As of June 30, 2013:
• the issuer and our subsidiaries had $608.1 million of indebtedness outstanding, of which approximately $300.0 million was senior secured indebtedness; and
• the issuer had an additional $135.0 million of unutilized capacity under our senior secured revolving credit facility.
Optional Redemption

We may redeem the notes, in whole or in part, at any time on or after June 1, 2016 at the redemption prices specified under "Description of Notes—Optional Redemption." Prior to June 1, 2016, we may also redeem the notes, in whole or in part, at a price equal to 100% of the aggregate principal amount of the notes to be redeemed plus a make-whole premium and accrued interest.

Optional Redemption after Certain Equity Offerings

In addition, at any time (which may be more than once) prior to June 1, 2016, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings, so long as:

• we pay 107.375% of the face amount of the notes, plus accrued and unpaid interest to the redemption date;
• we redeem the notes within 90 days of completing such equity offering; and
• at least 65% of the principal amount of the notes remains outstanding afterwards.
Change of Control Offer

If a change in control of EarthLink occurs, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued interest. We might not be able to pay you the required price for notes you present to us at the time of a change of control, because we might not have enough funds at that time, or the terms of the senior secured revolving credit facility may prevent us from paying. See "Risk Factors—Risks Related to the Notes—Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes."

Asset Sale Proceeds

If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business or a related business within a period of time, prepay secured debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued interest.

Certain Covenants	The indenture governing the notes contains covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to:
• pay dividends or make certain other restricted payments or investments;

• incur or guarantee additional indebtedness or issue disqualified stock;
• create liens;
• transfer and sell assets;
• merge, consolidate, or sell, transfer or otherwise dispose of all or substantially all of our assets;
• enter into certain transactions with affiliates;
• issue or sell stock of subsidiaries;
• engage in sale-leaseback transactions; and
• create restrictions on dividends or other payments by our restricted subsidiaries.
These covenants are subject to a number of important limitations and exceptions. See "Description of Notes—Certain Covenants."
No Listing on any Securities Exchange	We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated system.
Risk Factors

You should carefully consider the information under "Risk Factors" beginning on page 17 of this prospectus and all other information included or incorporated by reference in this prospectus prior to making a decision to exchange original notes for new notes.

        For additional information regarding the notes, see the "Description of the Notes" section of this prospectus.

Summary Historical Financial Data

        The following table presents summary historical financial data of EarthLink. The summary historical consolidated statements of operations data and statements of cash flows data for the years ended December 31, 2010, 2011 and 2012 and balance sheet data as of December 31, 2011 and 2012 below have been derived from our audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or "GAAP," which are contained in our annual report on Form 10-K for the fiscal year ended December 31, 2012, as amended by our Current Report on Form 8-K filed on August 16, 2013, and incorporated herein by reference. The summary historical consolidated statements of operations data and statements of cash flows data for the six months ended June 30, 2012 and 2013 and the balance sheet data as of June 30, 2013 below have been derived from our unaudited consolidated financial statements, which are included in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2013, and incorporated herein by reference, but include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments and accruals, necessary for the presentation of such data. The summary historical consolidated balance sheet data as of June 30, 2012 below have been derived from our unaudited consolidated financial statements, which are contained in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2012 that are not included in this prospectus, but include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments and accruals, necessary for the presentation of such data.

        The summary other financial data for the years ended December 31, 2010, 2011 and 2012 and for the six months ended June 30, 2012 and 2013 includes Adjusted EBITDA and Unlevered Free Cash Flow, which are not financial measurements prepared in accordance with GAAP. As presented in this prospectus, Adjusted EBITDA is defined as net income (loss) before interest expense and other, net, income tax provision (benefit), depreciation and amortization, stock-based compensation, impairment of goodwill and intangible assets, restructuring, acquisition and integration-related costs and loss from discontinued operations, net of tax. As presented in this prospectus, Unlevered Free Cash Flow is defined as net income (loss) before interest expense and other, net, income tax provision (benefit), depreciation and amortization, stock-based compensation, impairment of goodwill and intangible assets, restructuring, acquisition and integration-related costs and loss from discontinued operations, net of tax, less cash used for purchases of property and equipment. These non-GAAP financial measures are commonly used in the industry and are presented because management believes they provide relevant and useful information to investors. Management uses these non-GAAP financial measures to evaluate the performance of our business. Management also uses Unlevered Free Cash Flow to assess its ability to fund capital expenditures, fund growth and service debt. Management believes that excluding the effects of certain non-cash and non-operating items enables investors to better understand and analyze the current period's results and provides a better measure of comparability. There are limitations to using these non-GAAP financial measures. Adjusted EBITDA and Unlevered Free Cash Flow are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies. Adjusted EBITDA and Unlevered Free Cash Flow should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with GAAP. See footnotes (5) and (6) below for a reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to the most comparable measurements calculated in accordance with GAAP. Results for interim periods are not necessarily indicative of the results for future periods.

        The summary historical financial data for the twelve months ended June 30, 2013 have been calculated by adding our historical financial data for the year ended December 31, 2012 to our historical financial data for the six months ended June 30, 2013 and then subtracting our historical financial data for the six months ended June 30, 2012.

        You should read the summary historical financial data set forth below together with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and the related notes incorporated by reference into this prospectus.

				Six Months Ended June 30,
	Year Ended December 31,
						Twelve Months Ended June 30, 2013
	2010(1)(2)	2011(1)(2)	2012(2)	2012(2)	2013(2)
				(unaudited)
	(in thousands)
Statements of operations data:
Revenues
Business Services	$159,756	924,698	1,017,425	510,762	487,871	994,534
Consumer Services	461,448	375,845	317,710	164,808	142,318	295,220

Total Revenues	621,204	1,300,543	1,335,135	675,570	630,189	1,289,754
Operating costs and expenses(3)(4)	459,355	1,170,899	1,263,112	633,467	879,126	1,508,771
Income (loss) from operations	161,849	129,644	72,023	42,103	(248,937)	(219,017)

Net income (loss)	$81,480	34,567	7,520	6,157	(247,616)	(246,253)

Cash flows data:
Cash provided by operating activities	$154,449	146,234	191,055	88,462	43,540	146,133
Cash (used in) provided by investing activities	(454,193)	141,594	(163,836)	(74,363)	(58,222)	(147,695)
Cash used in financing activities	(68,299)	(318,997)	(81,381)	(16,430)	(29,039)	(93,990)
Other financial data:
Depreciation and amortization	$23,390	159,993	183,165	91,173	87,625	179,617
Adjusted EBITDA(5)	219,277	335,171	283,894	146,173	120,806	258,527
Unlevered Free Cash Flow(6)	195,252	233,204	136,534	89,948	43,951	90,537
Payment of dividends	67,474	22,913	21,128	10,777	10,539	20,890

	As of December 31,		As of June 30,
	2011(1)	2012	2012	2013
			(unaudited)
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$211,783	$157,621	$209,452	$113,900
Investments in marketable securities	29,607	46,851	48,512	28,036

Cash and marketable securities	241,390	204,472	257,964	141,936
Total assets	1,680,451	1,599,410	1,658,542	1,303,829
Long-term debt, including long-term portion of capital leases(7)	653,765	614,890	651,371	606,689
Total liabilities	927,307	880,606	913,519	838,491
Accumulated deficit	(613,668)	(606,148)	(607,511)	(853,764)
Stockholders' equity	753,144	718,804	745,023	465,338

(1)
On December 8, 2010, we acquired ITC^DeltaCom, a provider of integrated communications services to customers in the southeastern U.S. On April 1, 2011, we acquired One Communications, a privately-held integrated telecommunications solutions provider serving customers in the northeast, mid-Atlantic and upper Midwest sections of the United States. The results of operations of ITC^DeltaCom and One Communications have been included in our consolidated financial statements since the acquisition date. The comparison of summary financial data is affected by these acquisitions and, to a lesser extent, by other smaller acquisitions completed during the year ended December 31, 2011.

(2)
The operating results of our telecom systems business acquired as part of ITC^DeltaCom have been presented as discontinued operations for all periods presented. On August 2, 2013, we sold our ITC^DeltaCom telecom systems business. Upon disposition of the ITC^DeltaCom telecom systems business, we will have no significant continuing involvement in the operations or significant continuing direct cash flows. This business has been classified as held for sale as of June 30, 2013 and reported as discontinued operations for all periods presented. The telecom systems results of operations were previously included in our Business Services segment.

(3)
Operating costs and expenses for the year ended December 31, 2010 includes a non-cash impairment charge of $1.7 million, related to certain intangible assets of New Edge Holding Company in our Business Services segment. During 2010, we decided to re-brand the New Edge name as EarthLink Business and wrote off our New Edge trade name. Operating costs and expenses for the six months ended June 30, 2013 includes a $256.7 million non-cash impairment charge to goodwill related to our Business Services reporting unit, of which $255.6 million is included in continuing operations and $1.1 million is reflected in discontinued operations. The impairment was based on an analysis of a number of factors after a decline in our market capitalization following the announcement of our fourth quarter 2012 earnings and 2013 financial guidance. The primary factor contributing to the impairment was a change in the discount rate and market multiples as a result of the change in these market conditions, both key assumptions used in the determination of fair value.

(4)
Operating costs and expenses for the years ended December 31, 2010, 2011 and 2012 include restructuring, acquisition and integration-related costs of $22.4 million, $32.1 million and $18.2 million, respectively. Operating costs and expenses for the six months ended June 30, 2012 and 2013 include restructuring, acquisition and integration related costs of $7.4 million and $18.5 million, respectively.

(5)
Adjusted EBITDA is not a financial measurement prepared in accordance with GAAP. The following table presents a reconciliation of Adjusted EBITDA to the most closely related financial measure reported under GAAP for the periods indicated:

				Six Months Ended June 30,
	Year Ended December 31,
						Twelve Months Ended June 30, 2013
	2010	2011	2012	2012	2013
	(in thousands)
Net income (loss)	$81,480	$34,567	$7,520	$6,157	$(247,616)	$(246,253)
Interest expense and other, net	23,409	70,640	63,416	31,467	32,729	64,678
Income tax provision (benefit)	56,867	21,731	(1,331)	3,271	(35,447)	(40,049)
Depreciation and amortization	23,390	159,993	183,165	91,173	87,625	179,617
Stock-based compensation expense	9,959	13,466	10,462	5,540	7,979	12,901
Impairment of goodwill and intangible assets	1,711	—	—	—	255,599	255,599
Restructuring, acquisition and integration-related costs	22,368	32,068	18,244	7,357	18,540	29,427
Loss from discontinued operations, net of tax	93	2,706	2,418	1,208	1,397	2,607

Adjusted EBITDA	$219,277	$335,171	$283,894	$146,173	$120,806	$258,527

(6)
Unlevered Free Cash Flow is not a financial measurement prepared in accordance with GAAP. The following table presents a reconciliation of Unlevered Free Cash Flow to the most closely related financial measure reported under GAAP for the periods indicated:

				Six Months Ended June 30,
	Year Ended December 31,
						Twelve Months Ended June 30, 2013
	2010	2011	2012	2012	2013
	(in thousands)
Net income (loss)	$81,480	$34,567	$7,520	$6,157	$(247,616)	$(246,253)
Interest expense and other, net	23,409	70,640	63,416	31,467	32,729	64,678
Income tax provision (benefit)	56,867	21,731	(1,331)	3,271	(35,447)	(40,049)
Depreciation and amortization	23,390	159,993	183,165	91,173	87,625	179,617
Stock-based compensation expense	9,959	13,466	10,462	5,540	7,979	12,901
Impairment of goodwill and intangible assets	1,711	—	—	—	255,599	255,599
Restructuring, acquisition and integration-related costs	22,368	32,068	18,244	7,357	18,540	29,427
Loss from discontinued operations, net of tax	93	2,706	2,418	1,208	1,397	2,607
Purchases of property and equipment	(24,025)	(101,967)	(147,360)	(56,225)	(76,855)	(167,990)

Unlevered Free Cash Flow	$195,252	$233,204	$136,534	$89,948	$43,951	$90,537

        The following table presents a reconciliation of Unlevered Free Cash Flow, as a liquidity measure, to net cash provided by operating activities for the periods indicated:

				Six Months Ended June 30,
	Year Ended December 31,
						Twelve Months Ended June 30, 2013
	2010	2011	2012	2012	2013
	(in thousands)
Net cash provided by operating activities	154,449	146,234	191,055	88,462	43,540	$146,133
Income tax provision (benefit)	56,867	21,731	(1,331)	3,271	(35,447)	(40,049)
Non-cash income taxes	(49,599)	(17,954)	107	137	35,603	35,573
Interest expense and other, net	23,409	70,640	63,416	31,467	32,729	64,678
Amortization of debt discount, premium and issuance costs	(14,294)	(11,136)	1,945	973	(48)	924
Restructuring, acquisition and integration-related costs	22,368	32,068	18,244	7,357	18,540	29,427
Changes in operating assets and liabilities	25,965	91,301	7,930	13,397	26,184	20,717
Purchases of property and equipment	(24,025)	(101,967)	(147,360)	(56,225)	(76,855)	(167,990)
Other, net	112	2,287	2,528	1,109	(295)	1,124

Unlevered Free Cash Flow	$195,252	$233,204	$136,534	$89,948	$43,951	$90,537

Net cash (used in) provided by investing activities	$(454,193)	$141,594	$(163,836)	$(74,363)	$(58,222)	$(147,695)
Net cash used in financing activities	$(68,299)	$(318,997)	$(81,381)	$(16,430)	$(29,039)	$(93,990)
(7)
Includes the carrying amount of the 10.5% senior secured notes due 2016 issued by ITC^DeltaCom (the "ITC^DeltaCom Notes"), the Existing 2019 Notes, and EarthLink's convertible senior notes due November 15, 2026. In December 2010, we assumed the ITC^DeltaCom Notes in our acquisition of ITC^DeltaCom. In May 2011, we issued $300.0 million aggregate principal amount of the Existing 2019 Notes. In November 2011, we redeemed our convertible senior notes. In December 2012, we redeemed $32.5 million aggregate principal amount of the ITC^DeltaCom Notes, in May 2013 we repurchased $129.6 million aggregate principal amount of the ITC^DeltaCom Notes and in June 2013 we redeemed the remaining $162.7 million aggregate principal amount of the ITC^DeltaCom Notes.

RISK FACTORS

        Before you participate in the exchange offer, you should carefully consider the various risks of the investment, including the risks described below, together with all of the other information included or incorporated by reference in this prospectus. If any of these risks actually occurs, our business, financial condition or operating results could be adversely affected. These risks also could materially affect our ability to meet our obligations under the notes. You could lose all or part of your investment in, and the expected return on, the notes.

 Risks Related to Our Business

Risks Related to Our Business Strategy

We may not be able to execute our strategy to be an IT services company for small and medium-sized businesses with IT and network security needs, which could adversely affect our results of operations and cash flows.

        Our strategy for growth is for EarthLink to serve as an IT services company for small and medium-sized businesses with IT and network security needs. We believe IT services is an emerging market with significant opportunity for growth. We are investing capital to extend our core fiber IP network, expand our IT services footprint with additional data centers and launch a next-generation cloud hosting platform. We are also investing in the personnel to support this strategy. We are focused on growing our IT services revenues through new and existing channels, leveraging distribution channels, increasing brand awareness and positioning our business to take advantage of important trends in these markets. At the same time we are accelerating investments in IT services, we are decreasing investments in legacy products, which makes us more reliant on the IT services market.

        There can be no assurance that our strategy will be successful. The market for IT services is relatively new and continues to evolve. While we believe our expertise, investments in infrastructure and breadth of services provides us with a strong foundation to compete, if we do not have sufficient customer demand to support our new services, our financial results may be harmed. Our success depends on the timing and market acceptance of our new products and services, our ability to market our services in a cost-effective manner to new customers, our ability to differentiate our services from those of our competitors, our ability to maintain and expand our sales to existing customers, our ability to strengthen awareness of our brand, our ability to develop an effective sales model for this strategy, our ability to provide quality implementation and customer support for these products and the reliability and quality of our services. To date the sales cycle for these services has been slower than our traditional communications products. If the market for these services fails to grow or continues to grow more slowly than we currently anticipate, or if our services fail to achieve widespread customer acceptance, our business would suffer. Any of the foregoing could adversely affect our results of operations and cash flows.

We may not be able to grow revenues from our evolving Business Services product portfolio to offset declining revenues from our legacy Business Services products and from our Consumer Services segment, which could adversely affect our results of operations and cash flows.

        Revenues from our legacy products and services have been declining and we expect these revenues to continue to decline. Specifically, our legacy Business Services revenues, including traditional voice, lower-end broadband and web hosting, have been declining due to economic, competitive, technological and regulatory developments. Additionally, our consumer access subscriber base and revenues have been declining and are expected to continue to decline due to the continued maturation of the market for Internet access and competitive pressures in the industry. We believe our growth products are IT services, MPLS and hosted VoIP, and we are focused on growing revenues by selling these services to new and existing customers. However, we may not be successful in our efforts to increase revenues generated from our growth products to offset the revenue declines in our legacy products. If we are unable to successfully implement our strategy to counteract these declining revenues or if revenue growth takes longer than expected, it could adversely affect our business, financial condition, results of operations and cash flows.

We may not be able to develop the optimal sales model necessary to implement our business strategy.

        Our ability to execute our growth strategy depends largely on our ability to develop the optimal sales model appropriate for our changing product portfolio, including our ability to identify the appropriate geographic markets to develop, to employ key sales and technical personnel and to engage productive indirect channel partners to execute that model. The shift in our strategic product portfolio requires continued change and improvements in marketing, sales and operational practices. To be successful, we must define the optimal sales model for getting our products to market. In addition, our ability to achieve growth in revenue will depend, in large part, on our success in effectively retaining and attracting skilled sales and support personnel. Finally, as we increase sales efforts through indirect channel partners, we are more reliant on third parties and have less control over the sales process for our products and services. If we are not successful in developing the optimal sales model or hiring, training, retaining and motivating employees, or if our current or future employees perform poorly, growth in the sales of our services and products may not materialize and our business will suffer.

We may be unsuccessful integrating acquisitions into our business, which could result in operating difficulties, losses and other adverse consequences.

        We have completed two major acquisitions and several smaller acquisitions since December 2010, including our acquisitions of ITC^DeltaCom, One Communications and STS Telecom. Our management has been and continues to be involved in integrating these acquisitions into our business. Our ability to achieve the benefits of acquisitions depends in part on the successful integration and leveraging of technology, operations, sales and marketing channels and personnel. Integration and other risks associated with acquisitions can be more pronounced for larger and more complicated transactions or if multiple transactions are integrated simultaneously. The challenges and risks involved in the integration of our acquired businesses, as well as any future businesses that we may acquire, include:

  •
  diversion of management's attention and resources that would otherwise be available for the current operation of our business;

  •
  failure to fully achieve expected synergies and costs savings;

  •
  higher integration costs than anticipated;

  •
  the impact on employee morale and the retention of employees, many of whom may have specialized knowledge about the business;

  •
  lost revenues or opportunities as a result of our current or potential customers or strategic partners deciding to delay or forego business;

  •
  difficulties combining product offerings and entering into new markets in which we are not experienced;

  •
  difficulties integrating the sales organizations of acquired companies;

  •
  the need to rely upon third party carriers, including incumbent telephone companies and other third party carriers who in many instances are our competitors, to implement complex changes in telecommunications network routing databases as a prerequisite to our ability to consolidate our various acquired networks;

  •
  the integration of departments, operating support systems, such as provisioning and billing systems, and technologies, such as network equipment;

  •
  the need to implement and maintain uniform controls, procedures and policies throughout all of our acquired companies or the need to remediate significant control deficiencies that may exist at acquired companies; and

  •
  potential unknown liabilities.

        We are currently integrating our operating support system and certain billing systems. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. There are numerous critical deliverables to enable a successful launch, including: completion of systems development and testing, training for employees and careful process documentation. We believe the current operating support systems and processes are impacting sales productivity and effectiveness due to the significant degree of manual processing for quoting, sales order creation and service delivery processes which is more time consuming and prone to error than automated processing.

        We may not realize anticipated synergies, cost savings, growth opportunities and operational efficiencies from our acquisitions, or the anticipated benefits may take longer or present greater costs to realize than expected. In addition, the failure to integrate our operating support and billing systems successfully or delay of integration could adversely affect our ability to implement our business plans. The occurrence or continuation of any of these risks could adversely affect our business, results of operations, financial condition and cash flows.

If we are unable to adapt to changes in technology and customer demands, we may not remain competitive, and our revenues and operating results could suffer.

        We operate in an industry characterized by changing technology, changes in customer needs and frequent new service and product introductions. Our success will depend, in part, on our ability to use leading technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards. If the technology choices we make prove to be incorrect, ineffective or unacceptably costly, we may not be able to compete effectively. In addition, new technologies may be protected by patents or other intellectual property laws, and, therefore, may be available only to our competitors.

Our failure to achieve operating efficiencies will adversely affect our results of operations.

        We have an operating framework that includes a disciplined focus on operational efficiency. The success of our operating efficiency and cost reduction initiatives is necessary to align costs with trends in revenues for our non-strategic products. If we do not recognize the anticipated benefits of our cost reduction opportunities in a timely manner, our results of operations and cash flows will decline. Additionally, we are incurring increased costs related to our Business Services growth strategy, such as our recent investments in our network and data centers and increased sales and marketing. If the increased costs required to support our revenue growth turn out to be greater than anticipated, or our resulting revenues lower than expected, we may be unable to improve our results of operations and/or cash flows.

As a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges, including incurring facility exit and restructuring charges.

        In January 2013, we restructured our sales organization in order to better meet the needs of the IT services market, which resulted in a reduction in our sales workforce and some office closings. We decided to exit telecom systems sales early in 2013 to enable focus on our hosted VoIP platform for new voice customers, which also resulted in a small number of position eliminations. We will continue to evaluate our business, which may result in restructuring activities or changes in estimates to amounts previously recorded. We may choose to divest certain business operations based on our management's assessment of their strategic value to our business, consolidate or close certain facilities or outsource certain functions. Decisions to eliminate or limit certain business operations in the future could involve the expenditure of capital, consumption of management resources, realization of losses, transition and wind-up expenses, further reduction in workforce, impairment of the value of assets, facility consolidation and the elimination of revenues along with associated costs, any of which could cause our operating results to decline and may fail to yield the expected benefits. Engaging in further restructuring activities could result in additional charges and costs, including facility exit and restructuring costs, and could adversely affect our business, financial position, results of operations and cash flows.

Unfavorable general economic conditions could harm our business.

        Unfavorable general economic conditions, including recessions and disruptions to the credit and financial markets, could negatively affect our business. These conditions could adversely affect the affordability of, and customer demand for, some of our products and services and could cause customers to delay or forego purchases of our products and services, especially our IT services. Many of our existing and target customers are small and medium-sized businesses. We believe these businesses are more likely to be affected by economic downturns than larger, more established businesses. Unfavorable general economic conditions could cause business customers to reduce technology spending, which could negatively impact sales of our growth services. In addition, our business customers may not be able to obtain adequate access to credit, which could affect their ability to make timely payments to us. One or more of these circumstances could cause our revenues to decline, churn to increase, allowance for doubtful accounts and write-offs of accounts receivable to increase or otherwise adversely affect our business, financial position, results of operations and cash flows.

        Unfavorable general economic conditions could also negatively impact third-party vendors we rely on for services and network equipment integral to our business. If these vendors encounter financial difficulties, their ability to supply services and network equipment to us may be curtailed. If such vendors were to fail, we may not be able to replace them without disruption to, or deterioration of, our service and we may incur higher costs associated with new vendors. If we were required to purchase another manufacturer's equipment, we could incur significant initial costs to integrate the equipment into our network and to train personnel to use the new equipment. Any interruption in the services provided by our third-party vendors could adversely affect our business, financial position, results of operations and cash flows.

We may be unable to successfully identify, manage and assimilate future acquisitions, which could adversely affect our results of operations.

        We expect to continue to evaluate and consider potential strategic transactions in order to grow our business. At any given time, we may be engaged in discussions or negotiations with respect to one or more of such transactions that may be material to our financial condition and results of operations. There can be no assurance that any such discussions or negotiations will result in the consummation of any transaction, or that we will identify appropriate transactions on terms acceptable to us. Future acquisitions may result in significant costs and expenses and charges to earnings, including those related to severance, employee benefit costs, retention costs for executive officers and key employees, asset impairment charges, integration costs, charges from the elimination of duplicative facilities and contracts, unexpected liabilities, legal, accounting and financial advisory fees. Adverse capital markets conditions could also negatively impact our ability to make acquisitions. Additionally, future acquisitions may result in the dilutive issuances of equity securities, use of our cash resources, incurrence of debt or contingent liabilities, amortization expense related to acquired definite-lived intangible assets or the potential impairment of amounts capitalized as intangible assets, including goodwill. Any of these items could adversely affect our business, financial condition, results of operations and cash flows.

        We also may experience risks relating to the challenges and costs of closing a transaction and the risk that an announced transaction may not close. Completion of certain acquisition transactions are conditioned upon, among other things, the receipt of government approvals, including from the FCC and certain state regulatory commissions, commonly referred to as state public utility commissions ("PUCs"). Failure to complete a pending transaction would prevent us from realizing the anticipated benefits. We would also remain liable for significant transaction costs, including legal and accounting fees, whether or not the transaction is completed. We may also face increased market risks due to delays in completing transactions due to the need to receive these approvals. In addition, the market price of our common stock may reflect a market assumption as to whether the transaction will occur. Consequently, the completion of, or a failure to complete, a transaction could result in a significant change in the market price of our common stock.

Risks Related to Our Business Services Segment

We face significant competition in the communications and IT services industry that could reduce our profitability.

        The communications industry is highly competitive, and we expect this competition to intensify. These markets are rapidly changing due to industry consolidation, an evolving regulatory environment and the emergence of new technologies. We compete directly or indirectly with incumbent local exchange carriers ("ILECs"), such as AT&T, CenturyLink, Inc. and Verizon Communications Inc.; competitive telecommunications companies ("CLECs"), such as Level 3 Communications Inc., MegaPath, Inc., Windstream Corporation and XO Communications; interexchange carriers ("IXCs"), such as Sprint Nextel Corporation; wireless and satellite service providers; cable service providers, such as Charter Communications, Inc., Comcast Corporation, Cox Communications, Inc. and Time Warner Cable; and stand-alone VoIP providers. We experience significant pricing and product competition from AT&T and other incumbents that are the dominant providers of telecommunications services in our markets. We have reduced, and may be required to further reduce, some or all of the prices we charge for our retail local, long-distance and data services.

        The IT services industry is also highly competitive. These markets are highly fragmented and evolving. Competitors range in size from small, local independent firms to very large telecommunications companies, hardware manufacturers and system integrators. We compete directly or indirectly with telecommunications companies such as AT&T, CenturyLink, Level 3 and Verizon; system integrators such as Accenture, CSC, Hewlett-Packard and IBM; managed hosting and cloud providers such as Amazon Web Services, Equinix, Inc., Internap Network Services Corporation, Rackspace Hosting, Inc. and Web.com Group, Inc.; and managed security companies such as Perimeter eSecurity and Dell Secure Works.

        We believe the primary competitive factors in the communications and IT services industries include price, availability, reliability of service, network security, variety of service offerings, quality of service and reputation of the service provider. While we believe our business services compete favorably based on some of these factors, we are at a competitive disadvantage with respect to certain of our competitors. Many of our current and potential competitors have greater market presence, engineering, technical and marketing capabilities and financial, personnel and other resources substantially greater than ours; own larger and more diverse networks; are subject to less regulation; or have substantially stronger brand names. In addition, industry consolidation has resulted in larger competitors that have greater economies of scale. Consequently, these competitors may be better equipped to charge lower prices for their products and services, to provide more attractive offerings, to develop and expand their communications and network infrastructures more quickly, to adapt more swiftly to new or emerging technologies and changes in customer requirements, to increase prices that we pay for wholesale inputs to our services and to devote greater resources to the marketing and sale of their products and services.

        Competition could adversely impact us in several ways, including: (i) the loss of customers and resulting revenue; (ii) the possibility of customers reducing their usage of our services or shifting to less profitable services; (iii) reduced traffic on our networks; (iv) the need to expend substantial time or money on new capital improvement projects; and (v) the need to lower prices or increase marketing expenses to remain competitive.

Decisions by legislative or regulatory authorities, including the Federal Communications Commission relieving incumbent carriers of certain regulatory requirements, and possible further deregulation in the future, may restrict our ability to provide services and may increase the costs we incur to provide these services.

        We rely in significant part on purchasing wholesale services, including special access services, and leasing network facilities from AT&T, CenturyLink, Verizon and other incumbent carriers. Over the past several years, the FCC has reduced or eliminated a number of regulations governing the ILECs' offerings, which has had the impact of reducing these carriers' competition-related obligations. These FCC actions include removal of local switching and other network elements from the list of elements that the incumbent carriers must provide on an unbundled basis at TELRIC cost-based rates, as well as the grant of broad pricing flexibility to incumbents for their special access services in many areas. If the FCC continues to reduce or eliminate regulations governing incumbent carriers, and if the incumbent carriers do not continue to permit us to purchase these services from them under commercial arrangements at reasonable rates, our business could be adversely affected and our cost of providing local service could increase. This can have a significant adverse impact on our operating results and cash flows.

        ILECs regularly attempt to further reduce their competition-related obligations to non-incumbent carriers like us. Most recently, in November 2012 AT&T filed a petition with the FCC requesting that the FCC open a proceeding "to facilitate... the transition" from technology platforms such as copper loops to IP-based platforms, which proceeding could have the effect of further reducing the local competition-related obligations of the incumbent carriers. In addition, the FCC has established a task force to coordinate its efforts on IP interconnection. Likewise, certain states have taken steps to address IP interconnection. If the FCC, Congress, state legislatures or state regulatory agencies were to adopt measures further reducing the local competition-related obligations of the incumbents or allowing those carriers to increase further the rates we must pay, we could experience additional increases in operating costs that would negatively affect our operating results and cash flows. In addition, the FCC currently is considering whether and how to reform its special access rules. We rely to a considerable extent on interstate special access services purchased from the incumbent carriers in order to connect to our customers. If the FCC adopts rules that do not protect our ability to purchase these services at reasonable prices on non-discriminatory terms as compared to our competitors, or allows incumbent carriers to increase the prices or adversely change the terms of these services without adopting any rules to prevent such actions, our business could be adversely affected.

If we are unable to interconnect with AT&T, Verizon and other incumbent carriers on acceptable terms, our ability to offer competitively priced local telephone services will be adversely affected.

        To provide local telephone services, we must interconnect with and resell the services of ILECs to supplement our own network facilities, pursuant to interconnection agreements between us and the incumbent carriers. We operate under interconnection agreements with AT&T, CenturyLink, Fairpoint

Communications, Frontier Communications, Verizon and Windstream. An interconnection agreement typically has a term of three years, although the parties may mutually agree to extend or amend such agreements. Federal law requires these carriers to negotiate the terms of interconnection agreements with us in good faith, but if such negotiations are unsuccessful, we may be forced into an expensive arbitration proceeding before state PUCs, with an uncertain outcome. If we are not able to renegotiate or enter into interconnection agreements on acceptable terms, or if we are subject to unfavorable arbitration decisions, our cost of doing business could increase and our ability to compete could be impeded. Moreover, our interconnection agreements and traffic exchange agreements with companies other than ILECs (such as wireless and VoIP providers and other competitive carriers) are not subject to the statutory arbitration mechanism, making it potentially more difficult to reach any agreement on terms that we view as acceptable. If we are unable to enter into or maintain favorable interconnection agreements in our markets, our ability to provide local services on a competitive and profitable basis may be adversely affected. Any successful effort by the incumbent carriers to deny or substantially limit our access to their network elements or wholesale services (in commercial agreements or by regulatory petition or otherwise) also would harm our ability to provide local telephone services. For example, Verizon's recent efforts to accelerate replacement of copper with fiber in certain parts of New York and New Jersey affected by Hurricane Sandy could result in increased costs to provide services in these areas or in other areas where the ILECs may seek to replace copper with fiber.

Our operating performance will suffer if we are not offered competitive rates for the access services we need to provide our long-distance services.

        We depend on other communications companies to originate and terminate a significant portion of the long-distance traffic initiated by our customers. The FCC regulates the access rates charged by local carriers to IXCs for the origination and termination of long-distance traffic. These access rates make up a significant portion of the cost of providing long-distance service. In late 2011, the FCC adopted policy changes that over time are reducing carriers' access rates. These rules significantly alter the manner in which all carriers, including carriers that use different service platforms such as wireless and VoIP, are compensated for the origination and termination of telecommunications traffic. These rules have generally reduced the rates that we pay for our access services. Our operating performance will suffer if we are not offered these access services at rates that are substantially equivalent to the costs of, and rates charged to, our competitors and that permit profitable pricing of our long-distance services.

We may experience reductions in switched access and reciprocal compensation revenue.

        We may experience declines in revenues for switched access and reciprocal compensation as a result of lower volume of traditional long-distance voice minutes and FCC and state regulations compelling a reduction of switched access and reciprocal compensation rates. In late 2011, the FCC adopted policy changes that over time are reducing carriers' access rates. In July 2012, we modified our applicable state access tariffs and billing to implement the FCC's required reduction in intrastate access charges. These rules have resulted in a loss of revenues and an increase in our volume of carrier disputes, and we expect this to continue. Switched access and reciprocal compensation together have been declining over time. There can be no assurance that we will be able to compensate for the reduction in intercarrier compensation revenue with other revenue sources or increased volume.

Failure to obtain and maintain necessary permits and rights-of-way could interfere with our network infrastructure and operations.

        We must negotiate and manage agreements with state highway authorities, local governments, transit authorities, local telephone companies and other utilities, railroads, long-distance carriers and other parties to obtain and maintain rights-of-way and similar franchises and licenses needed to install, operate and maintain fiber optic cable and our other network elements. If any of these authorizations terminate or lapse, our operations could be adversely affected.

We have substantial business relationships with several large telecommunications carriers, and some of our customer agreements may not continue due to financial difficulty, acquisitions, non-renewal or other factors, which could adversely affect our wholesale revenue and results of operations.

        We generate wholesale revenue from the sale of transmission capacity to other telecommunications carriers and have substantial business relationships with several large telecommunications carriers for whom we provide services. Replacing this wholesale revenue may be difficult because individual enterprise and small to medium business customers tend to place smaller service orders than our larger carrier customers. In addition, pricing pressure on services that we sell to our carrier customers may challenge our ability to grow revenue from carrier customers. As a result, if our larger carrier customers terminate the services they receive from us, our wholesale revenues and results of operations could be adversely affected.

We obtain a majority of our network equipment and software from a limited number of third-party suppliers.

        We obtain the majority of our network equipment and software from a limited number of third-party suppliers. We also rely on these suppliers for technical support and assistance. If any of these relationships is terminated or if the third-party suppliers were to otherwise fail to provide necessary equipment and software, our ability to efficiently maintain, upgrade or expand our network could be impaired. Although we believe that we would be able to address our future equipment needs with equipment obtained from other suppliers, we cannot assure that such equipment would be compatible with our network without significant modifications or cost, if at all. If we were unable to obtain the equipment necessary to maintain our network, our ability to attract and retain customers and provide our services would be impaired.

Work stoppages experienced by other communications companies on whom we rely for service could adversely impact our ability to provision and service our customers.

        To offer voice and data services, we must interconnect our network with the networks of the incumbent carriers. We place a significant amount of reliance on these carriers to provide these connections promptly after we place the order, so that we can complete the provisioning of services for our customers. Work stoppages experienced by AT&T Inc., Verizon Communications, Inc. or any other carrier on which we rely, whether due to labor disputes or other matters, could adversely affect our business through unanticipated delays in the delivery of services purchased to our customers and increased prices to source purchases through alternative vendors, and ultimately could result in cancellation of pending orders. Additionally, work stoppages could result in delays in scheduled or necessary maintenance events in response to trouble tickets or outages on our vendor's networks for existing customer services or for services that we purchase from them for our own needs. Any such disruption could have an adverse effect on our business, our results of operations and cash flows.

Risks Related to Our Consumer Services Segment

Our commercial and alliance arrangements may not be renewed or may not generate expected benefits, which could adversely affect our results of operations.

        A significant number of our new consumer subscribers are generated through our agreements with Time Warner Cable and Bright House Networks, Dish Network and other strategic alliances. Generally, our strategic alliances and marketing relationships are not exclusive and may have a short term. Our agreement with Time Warner Cable and Bright House Networks expires in October 2013. Our agreement with Dish Network operates on an annual renewal basis and expires in August 2014. There are no assurances we will be able to renew these agreements or other strategic alliances as they expire or otherwise terminate, or that we will receive the same benefits as we do today if the agreements are extended. Our inability to maintain our marketing relationships or establish new marketing relationships could result in delays and increased costs in adding paying subscribers and adversely affect our ability to add new customers, which could, in turn, have a material adverse effect on us. In addition, there is no commitment for Time Warner Cable and Bright House Networks and other partners to provide us with new customers and these partners may market their own services rather than ours. We have experienced a decrease in new consumer subscribers as a result of decreased marketing efforts of some of our partners. Further decreases in the number of new consumer subscribers generated through these relationships could adversely affect our results of operations.

Our consumer business is dependent on the availability of third-party network service providers.

        Our consumer business depends on the capacity, affordability, reliability and security of third-party network service providers. Only a small number of providers offer the network services we require, and the majority of our network services are currently purchased from a limited number of network service providers. Our largest providers of broadband connectivity are AT&T, Bright House Networks, CenturyLink, Comcast Corporation, MegaPath, Time Warner Cable and Verizon. Many network service providers have merged and may continue to merge, which would reduce the number of suppliers from which we could purchase network services. Our principal provider for narrowband services is Level 3 Communications, Inc. We also purchase narrowband services from certain regional and local providers. Level 3 is planning on decommissioning its managed modem network at the end of 2013 and we will have to transition customers to other narrowband providers.

        We cannot be certain of renewal or non-termination of our contracts or that legislative or regulatory factors will not affect our contracts. Our results of operations could be materially adversely affected if we are unable to renew or extend contracts with our current network service providers on acceptable terms, renew or extend current contracts with our network service providers at all, acquire similar network capacity from other network providers, or otherwise maintain or extend our footprint. Additionally, each of our network service providers sells network access to some of our competitors and could choose to grant those competitors preferential network access or pricing. Many of our network service providers compete with us in the market to provide consumer Internet access. As our consumer business continues to decline, our vendors may not want to continue their relationship with us or do so at current prices. In addition, as our consumer subscribers continue to decline, our value- added partners may raise their wholesale prices or discontinue their partnering relationship with us. Such events may cause us to incur additional costs, pay increased rates for wholesale access services, increase the retail prices of our service offerings and/or discontinue providing retail access services, any of which could adversely affect our ability to compete in the market for consumer access services.

We face significant competition in the Internet access industry that could reduce our profitability.

        The Internet access industry is extremely competitive, and we expect competition to continue to intensify. We compete directly or indirectly with national communications companies and local exchange carriers, such as AT&T, CenturyLink, Verizon and Windstream; cable companies providing broadband Internet access, including Charter Communications, Inc., Comcast, Cox Communications, Inc. and Time Warner Cable; local and regional ISPs; established online services companies, such as AOL and the Microsoft Network; free or value-priced ISPs, such as United Online, Inc. which provides service under the brands Juno and NetZero; wireless Internet service providers; content companies and email providers, such as Google and Yahoo!; social networking companies, such as Facebook; and satellite and fixed wireless service providers. In addition, technologies such as 4G, Ethernet or other alternatives to network access, have products or services that compete with ours. Competitors for our advertising services also include content providers, large web publishers, web search engine and portal companies, Internet advertising providers, content aggregation companies, social-networking web sites, and various other companies that facilitate Internet advertising.

        We believe the primary competitive factors in the Internet access industry are price, speed, features, coverage area and quality of service. While we believe our Internet access services compete favorably based on some of these factors when compared to some Internet access providers, we are at a competitive disadvantage relative to some or all of these factors with respect to other of our competitors. Current and potential competitors include many large companies that have substantially greater market presence and greater financial, technical, marketing and other resources than we have. Our dial-up Internet access services do not compete favorably with broadband Internet access services with respect to speed, and dial-up Internet access services no longer have a significant, if any, price advantage over certain broadband services. Most of the largest providers of broadband Internet access services, such as cable and telecommunications companies, control their own networks and offer a wider variety of services than we offer, including voice, data and video services. Their ability to bundle services and to offer broadband services at prices below the price that we can profitably offer comparable services puts us at a competitive disadvantage. In addition, our only significant access to offer broadband Internet access services over cable is through our agreement with Time Warner Cable and Bright House Networks.

        Competition could adversely impact us in several ways, including: (i) the loss of customers and resulting revenue; (ii) the possibility of customers shifting to less profitable services; (iii) the need to lower prices of our services; and (iv) the need to increase marketing expenses or other operating costs to remain competitive. We experience pricing pressures for our consumer Internet access services, particularly our consumer broadband services, due to competition, volume-based pricing and other factors. Many providers have reduced and may continue to reduce the retail price of their Internet access services to maintain or increase their market share, which could cause us to reduce, or prevent us from raising, our prices. We may encounter further market pressures to: migrate existing customers to lower-priced service offerings; restructure service offerings to offer more value; reduce prices; and respond to particular short-term, market-specific situations, such as special introductory pricing or new product or service offerings. Any of the above could adversely affect our revenues and profitability.

        Our average consumer access subscribers decreased from 1.3 million during the six months ended June 30, 2012 to 1.1 million during the six months ended June 30, 2013. Our consumer access subscriber base and revenues have been declining due to continued maturation of the market for Internet access and competitive pressures in the industry. We expect our consumer Internet access subscriber base and revenues to continue to decline, which will adversely affect our profitability and results of operations. In addition, we have done, and expect to continue to do, targeted price increases, which could negatively impact our churn rates. Our strategy for consumer access subscribers is to engage in limited sales and marketing efforts and focus instead on retaining customers and adding customers that are more likely to produce an acceptable rate of return. If we do not maintain our relationships with current customers or acquire new customers, our revenues will decline and our profitability will be adversely affected.

        Changes in the mix of our consumer Internet access subscriber base, from narrowband access to broadband access, have also negatively affected our consumer access profitability. Our consumer broadband Internet access services have lower gross margins due to the higher costs associated with delivering broadband services. Our ability to provide these services profitably is dependent upon cost-effectively purchasing wholesale broadband access and managing the costs associated with delivering broadband services. While we continuously evaluate cost reduction opportunities associated with the delivery of broadband Internet access services, our overall profitability will be adversely affected if we are unable to continue to manage and reduce costs associated with the delivery of broadband services. In addition, we will not be able to reduce costs proportional to our revenue declines over time.

Potential regulation of Internet service providers could adversely affect our operations.

        Narrowband.    Our Internet access services are not currently subject to substantial regulation by the FCC or state public utilities commissions. Both Congress and the FCC are considering proposals that involve greater regulation of IP-based service providers. Depending on the content and scope of any regulations, the imposition of such regulations could have a material adverse effect on our business and the profitability of our services. Currently, narrowband Internet access is classified as an "information service" and is not subject to traditional telecommunications services regulation, such as licensing or pricing regulation. Any change to these rules that would apply per-minute carrier access charges to dial-up Internet access traffic could significantly impact our costs for this service. While Internet traffic is not subject to the FCC's carrier access charge regime, intercarrier compensation for dial-up ISP-bound traffic is regulated by the FCC. The FCC has established a uniform, nationwide rate for ISP-bound traffic.

        Broadband.    Broadband Internet access is also currently classified as an "information service." While current policy exempts broadband Internet access services (but not all broadband services) from contributing to the Universal Service Fund ("USF"), the Congress and the FCC may consider expanding the USF contribution base to include broadband Internet access services. If broadband Internet access providers become subject to USF contribution obligations, they would likely impose a USF surcharge on end users. Such a surcharge will raise the effective cost of our broadband services to our customers, which could adversely affect customer satisfaction and have an adverse impact on our revenues and profitability.

        VoIP.    The current regulatory environment for VoIP services remains unclear, as the FCC has not decided whether VoIP is an "information service" or "telecommunications service." Classifying VoIP as a telecommunications service could require us to obtain a telecommunications license for VoIP services. However, under FCC rules, our VoIP services are required to comply with many of the same regulatory obligations, including payment of fees, as legacy telephone services. Also, under rules adopted by the FCC in November 2011, VoIP services are now subject to a modified interstate access charge regime, although the rules provide for these charges to be phased out over a period of several years. In addition, our E911 emergency service for our VoIP services is different in significant respects from the emergency calling services offered by traditional wireline telephone companies. Those differences may cause significant delays, or even failures, in callers' receipt of the emergency assistance they need. VoIP providers are not currently protected by legislation, so any resulting liability could be substantial.

General Risks

If we, or other industry participants, are unable to successfully defend against disputes or legal actions, we could face substantial liabilities or suffer harm to our financial and operational prospects.

        We are currently a party to various disputes, litigation or other legal proceedings arising from normal business activities, including regulatory audits, trademark and patent infringement, billing disputes, rights of access, tax, regulatory fee, consumer protection, employment and tort. The result of any current or future disputes, litigation or other legal proceedings is inherently unpredictable. Defending against disputes, litigation or other legal proceedings may involve significant expense and diversion of management's attention and resources from other matters. Due to the inherent uncertainties of litigation, we may not prevail in these actions. In addition, our ongoing operations may subject us to litigation risks and costs in the future. Both the costs of defending lawsuits and any settlements or judgments against us could adversely affect our results of operations.

        We are also subject to the risks associated with the resolution of various third-party disputes, lawsuits, arbitrations and proceedings affecting our Business Services segment. The deregulation of the telecommunications industry, the implementation of the Telecommunications Act of 1996, the evolution of telecommunications infrastructure from time-division multiplexing to Internet Protocol, and the distress of many carriers in the telecommunications industry as a result of continued competitive factors and financial pressures have resulted in the involvement of numerous industry participants in disputes, lawsuits, proceedings and arbitrations before state and federal regulatory commissions, private arbitration organizations such as the American Arbitration Association, and courts over many issues that will be important to our financial and operational success. These issues include the interpretation and enforcement of existing interconnection agreements and tariffs, the terms of new interconnection agreements, operating performance obligations, intercarrier compensation, treatment of different categories of traffic (for example, traffic originated or terminated on wireless or VoIP), the jurisdiction of traffic for intercarrier compensation purposes, the wholesale services and facilities available to us, the prices we will pay for those services and facilities and the regulatory treatment of new technologies and services.

We may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future.

        From time to time third parties have alleged that we infringe on their intellectual property rights and we expect to continue to be subject to such claims. We may be unaware of filed patent applications and of issued patents that could be related to our products and services. Some of the largest communications providers, such as AT&T, Sprint Nextel and Verizon, have substantial patent holdings. These providers have successfully asserted their claims against some communications companies, and have filed pending lawsuits against various competitive carriers. While we have been subject to these disputes in the past, the number has increased since our acquisitions of ITC^DeltaCom and One Communications. Certain of these claims are made by patent holding companies that are not operating companies. The alleging parties generally seek royalty payments for prior use as well as future royalty streams. Defending against disputes, litigation or other legal proceedings, whether or not meritorious, may involve significant expense and diversion of management's attention and resources from other matters. Due to the inherent uncertainties of litigation, we may not prevail in these actions. Both the costs of defending lawsuits and any settlements or judgments against us could adversely affect our results of operations.

We may not be able to protect our intellectual property.

        We regard our trademarks, including EarthLink, EarthLink Business, EarthLink Carrier and PeoplePC, as valuable assets to our business. In particular, we believe the strength of these brands among existing and potential customers is important to the success of our business. Additionally, our EarthLink, EarthLink Business, EarthLink Carrier and PeoplePC service marks, proprietary technologies, domain names and similar intellectual property are also important to the success of our business. We principally rely upon trademark law as well as contractual restrictions to establish and protect our technology and proprietary rights and information. We require employees and consultants and, when possible, suppliers and distributors to sign confidentiality agreements, and we generally control access to, and distribution of, our technologies, documentation and other proprietary information. The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Third parties may infringe or misappropriate our trademarks and similar proprietary rights. If we are unable to protect our proprietary rights from unauthorized use, our brand image may be harmed and our business may suffer. In addition, protecting our intellectual property and other proprietary rights is expensive and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and consequently harm our results of operations.

We may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us.

        Our business depends on our ability to hire and retain key executive officers, senior management, sales and other key personnel, many of whom have significant experience in our industry and whose expertise is required to successfully transition our business into an IT services company. There is substantial and continuous competition for highly skilled sales and IT personnel. Acquisitions and workforce reductions may affect our ability to retain or replace key personnel, harm employee morale and productivity or disrupt our business. Key employees may depart because of issues relating to the uncertainty and difficulty resulting from integration changes or a desire not to remain with us following a merger transaction or a restructuring. Effective succession planning is important to our long-term success. Failure to ensure effective transfer of knowledge and transitions involving key employees could hinder execution of our business strategies. Finally, the loss of any of our key executives could impair our ability to execute our business strategy or otherwise have a material adverse effect on us.

Our business depends on effective business support systems and processes.

        Our business relies on our data, billing and other operational and financial reporting and control systems. To effectively manage our information technology infrastructure, we will need to continue to maintain our data, billing and other operational and financial systems, procedures and controls, which can be costly. We have experienced system failures from time to time, and any interruption in the availability of our business support systems, in particular our billing systems, could result in an immediate, and possibly substantial, loss of revenues. Our ability to maintain, expand and update our information technology infrastructure in response to acquisitions, growth and changing needs is important to the continued implementation of our business strategy. In addition, as our consumer business continues to decline, we are more dependent on fewer individuals to maintain our internal consumer business systems. Our inability to maintain, expand or upgrade our technology infrastructure could have adverse consequences, which could include the delayed implementation of new service offerings, increased acquisition integration costs, service or billing interruptions and the diversion of development resources.

Privacy concerns relating to our business could damage our reputation and deter current and potential users from using our services.

        Concerns about our practices with regard to the collection, use, disclosure or security of personal information or other privacy-related matters, even if unfounded, could damage our reputation and operating results. We strive to comply with all applicable data protection laws and regulations, as well as our own posted privacy policies. However, any failure or perceived failure to comply with these laws, regulations or policies may result in proceedings or actions against us by government entities or others, which could have an adverse effect on our business.

        Federal and state governments have adopted consumer protection laws and undertaken enforcement actions to address advertising and user privacy. Our services and business practices, or changes to our services and business practices, could subject us to investigation or enforcement actions if we fail to adequately comply with applicable consumer protection laws. Existing and future federal and state laws and regulations also may affect the manner in which we are required to protect confidential customer data and other information, which could increase the cost of our operations and our potential liability if the security of our confidential customer data is breached.

Cyber security breaches could harm our business.

        The services we offer involve the storage and transmission of customers' proprietary information and cyber security breaches expose us to a risk of unauthorized access to this information. The risk that a security breach could seriously harm our business is likely to increase as we expand our cloud and IT solutions business. We are regularly subject to cyber security attacks and are also subject to employee error or malfeasance or other disruptions, although no attack or other disruption has had material consequences to date. Techniques used to obtain unauthorized access to, or to sabotage systems, change frequently and generally are not recognized until launched against a target. We may be required to use significant capital and other resources to remedy, protect against or alleviate these and related problems, and we may not be able to remedy these problems in a timely manner, or at all. A material security breach could damage our reputation, increase our security costs, expose us to litigation and lead to the loss of existing or potential customers. If our services are perceived as not being secure, our business, including our strategy to serve as an IT services company for small and medium-sized businesses with IT and network security needs, may be adversely affected.

Interruption or failure of our network and information systems and other technologies could impair our ability to provide our services, which could damage our reputation and harm our operating results.

        Our success depends on our ability to provide reliable service. Our network, network operations centers, central offices, corporate headquarters and those of our third-party service providers are vulnerable to damage or interruption from fires, earthquakes, hurricanes, tornados, floods and other natural disasters, terrorist attacks, power loss, capacity limitations, telecommunications failures, software and hardware defects or malfunctions, break-ins, sabotage and vandalism, human error and other disruptions that are beyond our control. Some of our systems are not fully redundant, and our disaster recovery planning may not be adequate. We have experienced interruptions in service in the past due to factors such as vulnerabilities in equipment, configuration, design and operating procedures. We also experience interruptions due to cable damage, theft of our equipment, power outages, inclement weather and service failures of our third-party service providers. We may experience service interruptions or system failures in the future. We are investing significant capital to enhance, expand and increase the reliability of our network, but these capital expenditures may not achieve the results we expect. The occurrence of any disruption or system failure may result in a loss of business, increase expenses, damage our reputation for providing reliable service, subject us to additional regulatory scrutiny or expose us to litigation and possible financial losses, any of which could adversely affect our business, financial position, results of operations and cash flows.

Government regulations could adversely affect our business or force us to change our business practices.

        Our services are subject to varying degrees of federal, state and local regulation. Federal, state and local regulations governing our services are the subject of ongoing judicial proceedings, rulemakings and legislative initiatives that could change the manner in which our industry operates and affect our business. Changes in regulations or in governing legislation, such as the Telecommunications Act of 1996, could have a significant effect on our business, particularly if the change impairs our ability to interconnect with incumbent carrier networks, lease portions of other carriers' networks or resell their services at reasonable prices, or lease elements of networks of the ILECs under acceptable rates, terms and conditions. We cannot predict the outcome of any ongoing legislative initiatives or administrative or judicial proceedings or their potential impact upon the communications and information technology industries generally or upon us specifically.

        Failure to make proper payments for federal USF contributions, FCC regulatory fees or other amounts mandated by federal and state regulations; failure to maintain proper state tariffs and certifications; failure to comply with federal, state or local laws and regulations; failure to obtain and maintain required licenses, franchises and permits; imposition of burdensome license, franchise or permit requirements for us to operate in public rights-of-way; and imposition of new burdensome or adverse regulatory requirements could limit the types of services we provide or the terms on which we provide these services.

        The FCC and some states require us to obtain prior approval of certain major merger and acquisition transactions, such as the acquisition of control of another telecommunications carrier. Delays in obtaining such approvals could affect our ability to close proposed transactions in a timely manner, and could increase our costs and increase the risk of non-consummation of some transactions.

        Our business also is subject to a variety of other U.S. laws and regulations from various entities, including the Federal Trade Commission, the Environmental Protection Agency and the Occupational Safety and Health Administration, as well as by state and local regulatory agencies, that could subject us to liabilities, claims or other remedies. Compliance with these laws and regulations is complex and may require significant costs. In addition, the regulatory framework relating to Internet and communications services is evolving, and both the federal government and states from time to time pass legislation that impacts our business. It is likely that additional laws and regulations will be adopted that would affect our business. We cannot predict the impact that future laws, regulatory changes or developments may have on our business, financial condition, results of operations or cash flows. The enactment of any additional laws or regulations, increased enforcement activity of existing laws and regulations, or claims by individuals could significantly impact our costs or the manner in which we conduct business, all of which could adversely affect our results of operations and cause our business to suffer.

Regulatory audits have in the past, and could in the future, result in increased costs.

        We are subject to regulatory audits in the ordinary course of business with respect to various matters, including audits by the Universal Service Administrative Company on USF contributions and payments. These audits can cover periods for several years prior to the date the audit is undertaken and could result in the imposition of liabilities, interest and penalties if our positions are not accepted by the auditing entity. Our financial statements contain reserves for certain of such potential liabilities which we consider reasonable. During the second quarter of 2012, we recorded an $8.3 million charge to increase our reserves for regulatory audits, primarily an audit currently being conducted by the Universal Service Administrative Company on previous ITC^DeltaCom Universal Service Fund contributions and payments. Calculation of payments due with respect to these matters can be complex and subject to differences in interpretation. As a result, these audits could result in liabilities in excess of such reserves which could adversely affect our results of operations.

Our business may suffer if third parties are unable to provide services or terminate their relationships with us.

        Our business and financial results depend, in part, on the availability and quality of certain third-party service providers. Specifically, we rely on third parties for customer service and technical support, web hosting services, certain billing and collection services and E911 service for our VoIP services. Our Consumer Services segment relies primarily on one customer service and technical support vendor. We may have to increase the price we pay or find a new supplier, which could impact our customers' experience and increase churn. We are not currently equipped to provide the necessary range of service and support functions in the event that any of our service providers become unable or unwilling to offer these services to us. Our outsourced customer support providers utilize international locations to provide us with customer service and technical support services, and as a result, our customer support providers may become subject to financial, economic, environmental and political risks beyond our or the providers' control, which could jeopardize their ability to deliver customer service and technical support services. In addition, our VoIP services, including our E911 service, depend on the proper functioning of facilities and equipment owned and operated by third parties and is, therefore, beyond our control. If one or more of our service providers does not provide us with quality services, or if our relationship with any of our third party vendors terminates and we are unable to provide those services internally or identify a replacement vendor in an orderly, cost-effective and timely manner, our business, financial position, results of operations and cash flows could suffer.

We may be required to recognize additional impairment charges on our goodwill and intangible assets, which would adversely affect our results of operations and financial position.

        As of June 30, 2013, we had approximately $122.7 million of goodwill and $183.0 million of other intangible assets. Of the goodwill, $33.8 million was allocated to our Business Services reporting unit and $88.9 million was allocated to our Consumer Services reporting unit. We perform an impairment test of our goodwill annually during the fourth quarter of our fiscal year or when events occur or circumstances change that would more-likely-than-not indicate that goodwill or any such assets might be impaired. We evaluate the recoverability of our definite-lived intangible assets for impairment when events occur or circumstances change that would indicate that the carrying amount of an asset may not be recoverable. Factors that may be considered a change in circumstances, indicating that the carrying value of our goodwill or intangible assets may not be recoverable, include a decline in stock price and market capitalization, reduced future cash flow estimates, higher customer churn and slower growth rates in our industry. The estimated fair value of our Business Services reporting unit exceeded its carrying value by approximately 3% in our annual goodwill impairment test for the fiscal year 2012. During the six months ended June 30, 2013, we recognized a $256.7 million non-cash impairment charge to goodwill related to our Business Services reporting unit, of which $255.6 million is included in continuing operations and $1.1 million is reflected in discontinued operations. The impairment was based on an analysis of a number of factors after a decline in our market capitalization following the announcement of our fourth quarter 2012 earnings and 2013 financial guidance. The primary factor contributing to the impairment was a change in the discount rate and market multiples as a result of the change in these market conditions, both key assumptions used in the determination of fair value. Deterioration in market conditions or estimated future cash flows in this reporting unit could result in future goodwill impairment. As we continue to assess the ongoing expected cash flows and carrying amounts of our goodwill and other intangible assets, changes in economic conditions, changes to our business strategy, changes in operating performance or other indicators of impairment could cause us to record a significant impairment charge during the period in which the impairment is determined, negatively impacting our results of operations and financial position.

We may have exposure to greater than anticipated tax liabilities and the use of our net operating losses and certain other tax attributes could be limited in the future.

        As of December 31, 2012, we had approximately $493.6 million of tax net operating losses for federal income tax purposes and approximately $786.4 million of tax net operating losses for state income tax purposes, which includes federal and state net operating losses acquired in connection with our acquisitions. The tax net operating losses for federal income tax purposes begin to expire in 2019 and the tax net operating losses for state income tax purposes began to expire in 2012.

        Our future income taxes could be adversely affected by changes in the valuation of our deferred tax assets and liabilities, including the realizability of these assets, or by changes in tax laws, regulations, accounting principles or interpretations thereof. Our determination of our tax liability is always subject to review by applicable tax authorities. Any adverse outcome of such a review could have a negative effect on our operating results and financial condition. In addition, the determination of our provision for income taxes and other tax liabilities requires significant judgment, and there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

        An "ownership change" that occurs during a "testing period" (as such terms are defined in Section 382 of the Internal Revenue Code of 1986, as amended) could place significant limitations, on an annual basis, on the use of such net operating losses to offset future taxable income we may generate. In general, future stock transactions and the timing of such transactions could cause an "ownership change" for income tax purposes. Such transactions may include our purchases under our share repurchase program, additional issuances of common stock by us and acquisitions or sales of shares by certain holders of our shares, including persons who have held, currently hold, or may accumulate in the future five percent or more of our outstanding stock. Many of these transactions are beyond our control. Calculations of an "ownership change" under Section 382 are complex and to some extent are dependent on information that is not publicly available. The risk of an "ownership change" occurring could increase if additional shares are repurchased, if additional persons acquire five percent or more of our outstanding common stock in the near future and/or current five percent stockholders increase their interest. Due to this risk, we monitor our purchases of additional shares of our common stock. Since an "ownership change" also could result from a change in control of our company, with subsequent annual limitations on the use of our net operating losses, this could discourage a change in control.

Risks Related to the Notes and the Exchange

We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.

        We currently have, and following this exchange will continue to have, a substantial amount of indebtedness. As of June 30, 2013, we had total debt of approximately $608.1 million, consisting of $300.0 million of notes offered hereby and $308.1 million of other debt, as well as an additional $135.0 million of unutilized capacity under our senior secured revolving credit facility. We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

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  make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

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  limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

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  limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

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  require us to use a substantial portion of our cash flow from operations to make debt service payments;

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  limit our flexibility to plan for, or react to, changes in our business and industry;

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  place us at a competitive disadvantage compared to our less-leveraged competitors; and

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  increase our vulnerability to the impact of adverse economic and industry conditions.

        Our ability to make payments on our indebtedness will depend on our ability in the future to generate cash flows from operations, which is subject to all the risks of our business. We may not be able to generate sufficient cash flows from operations for us to repay our indebtedness when such indebtedness becomes due and to meet our other cash needs.

Despite our current level of indebtedness, we may still be able to incur substantially more indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture limit, but not prohibit, us or our subsidiaries from incurring additional indebtedness. If we incur any additional indebtedness that ranks equally with the notes and the guarantees and is secured by the same collateral, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

        No appraisal of the value of the collateral has been made in connection with this offering, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of the collateral may not be sufficient to pay our obligations under the notes.

        To the extent that pre-existing liens, liens permitted under the indenture that will govern the notes and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties, encumber any of the collateral securing the notes and the guarantees, the parties with rights under such liens have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral.

        There may not be sufficient collateral to pay off all amounts we may owe under our senior secured revolving credit facility, the notes and, subject to restrictions on our ability to incur debt and liens under our senior secured revolving credit facility and the indenture that governs the notes, additional debt that we may incur that would be secured on the same basis as the notes. Consequently, liquidating the collateral securing the notes may not result in proceeds in an amount sufficient to pay amounts due under the notes. In the event of an enforcement of the liens in respect of the notes, in the event of any insolvency proceeding, upon acceleration of payment or satisfaction of our obligations under the senior secured revolving credit facility or if our obligations under our senior secured revolving credit facility otherwise become due, the proceeds from the sale of the assets securing the notes may not be sufficient to satisfy our obligations under the notes, our senior secured revolving credit facility or any other debt that is secured on the same assets. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against our and the subsidiary guarantors' remaining assets.

The rights of holders of notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

        Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can be perfected only at the time at which such property and rights are acquired and identified. The trustee or the collateral agent for the notes may not monitor, or we may not inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken properly to perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. A failure to do so may result in the loss of the security interest in such collateral or of the priority of the security interest in favor of the notes against third parties.

        The security interest of the collateral agent for the notes will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders of the notes will not be entitled to the collateral or any recovery with respect to the collateral. The collateral agent may not be able to obtain any such consent. Further, the consents of any third parties may not be given when required to facilitate a foreclosure on such collateral. Accordingly, the collateral agent may not have the ability to foreclose upon those assets, and the value of the collateral may significantly decrease.

Perfection of security interests in some of the collateral may not occur for some time after the issue date of the notes, or may not occur at all and, as such, holders of the notes may lose the benefit of such security interests to the extent a default should occur prior to such perfection or if such security interest is perfected during the period immediately preceding our bankruptcy or insolvency or the bankruptcy or insolvency of any guarantor. Title insurance insuring any mortgage liens may not be in place for some time.

        Under the terms of the indenture governing the notes, we are required to grant and perfect any mortgage liens with respect to any applicable real property by September 26, 2013. As a result, pledge and perfection of such security interests may not occur immediately or for some months.

        Moreover, under the terms of the indenture governing the notes and certain related security agreements, certain security interests in the collateral, other than those which can be validly perfected through the filing of a UCC financing statement in the applicable grantor's jurisdiction of organization under Article 9 of the Uniform Commercial Code or a filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, will not be required to be perfected at any time or in certain cases unless and until an event of default has occurred pursuant to such indenture or the applicable security agreement.

        Consequently, if a default should occur prior to the perfection of such security interests, holders of the notes may not benefit from such security interest. In addition, we do not have title insurance policies on properties to be mortgaged, if any, in place at this time to insure, among other things, (i) loss resulting from the entity represented by us to be the owner thereof not holding fee title or a valid leasehold interest in the properties and such interest being encumbered by unpermitted liens and (ii) the validity and priority of the mortgage granted to the collateral trustee for the benefit of the holders of the notes. We have agreed to put such mortgages in place and obtain title insurance on the properties by September 26, 2013. If we are unable to obtain a title insurance policy, the risks described in (i) and (ii) will not be covered by insurance.

        In addition, if the granting and/or perfection of such security interests were to occur during a period shortly preceding our bankruptcy or insolvency or the bankruptcy or insolvency of any guarantor, such security interests may be subject to categorization as a preference and holders of the notes may lose the benefit of such security interests. In addition, applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected, and its priority retained, through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral trustee is not able to take the actions necessary to perfect any of these liens on or prior to the 120th day after the issue date of the notes. The trustee or the collateral trustee may not monitor, or we may not inform the trustee or the collateral trustee of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral trustee has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

With respect to any real properties that may be mortgaged as security for the notes, surveys may not be delivered to the trustee.

        No surveys have been or will be delivered for certain properties that may be mortgaged as security for the notes. As a result, there is no independent assurance that, among other things, no encroachments, adverse possession claims, zoning or other restrictions exist with respect to such real properties which could result in a material adverse effect on the value or utility of such real properties. In addition, the applicable title insurance will not include coverage for matters which would appear on a survey, such as access to such properties, and one or more of the mortgages may need to be amended in the future in the event of a discrepancy in the description of such real estate is discovered.

The collateral securing the notes is shared with our senior secured revolving credit facility and may be further diluted under certain circumstances.

        The collateral that will secure the notes also secures our obligations under our senior secured revolving credit facility, and any proceeds from a sale of collateral would have to be shared with the lenders under that facility on a pro rata basis. In the future, this collateral also may secure on a first-priority basis additional senior indebtedness that we incur, subject to restrictions on our ability to incur debt and liens under our senior secured revolving credit facility and under the indenture that will govern the notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured on a first-priority basis by this collateral.

The collateral is subject to casualty risks.

        We intend to continue to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

Sales of assets by us or the guarantors could reduce the pool of assets securing the notes and the guarantees.

        The security documents relating to the notes allow us and the guarantors to remain in possession of, retain exclusive control over, freely operate and collect and invest and dispose of any income from, the collateral securing the notes. To the extent we sell any assets that constitute such collateral, the proceeds from such sale will be subject to the liens securing the notes only to the extent such proceeds would otherwise constitute "collateral" securing the notes and the subsidiary guarantees under the security documents, and will also be subject to the security interest of creditors other than the holders of the notes. To the extent the proceeds from any such sale of collateral do not constitute "collateral" under the security documents, the pool of assets securing the notes and the guarantees would be reduced and the notes and the guarantees would not be secured by such proceeds.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without holders' consent or the consent of the trustee under the indenture governing the notes.

        Under the terms of the indenture governing the notes, the liens securing the notes may generally be released pursuant to directions from the holders of a majority of the outstanding principal amount of the notes then outstanding, unless such release involves all or substantially all of the collateral, in which case such release will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding.

        In addition, all collateral sold or otherwise disposed of in accordance with the terms of the indenture will automatically be released from the lien securing the notes. The liens securing the notes may be released or subordinated under certain other circumstances described under "Description of Notes—Security—Release of Collateral."

        In addition, the guarantee of a subsidiary guarantor and the lien on such subsidiary guarantor's assets securing the notes will be released in connection with a sale or other disposition of such guarantor or the sale or disposition of all or substantially all of such guarantor's assets.

Certain assets will be excluded from the collateral.

        Certain assets are excluded from the collateral securing the notes, as described under "Description of Notes—Security," including the following:

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  any owned or leased real or personal property which is located outside of the United States;

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  real property owned in fee simple that has a fair market value of less than $10.0 million;

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  any capital stock or other securities of any of our subsidiaries in excess of the maximum amount of capital stock or other securities that could be included without creating a requirement to file separate financial statements of such subsidiary with the Commission pursuant to Rule 3-16 of Regulation S-X under the Securities Act;

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  the equity interests of any foreign subsidiary not directly-held by us or a domestic subsidiary and the equity interests of any directly-held foreign subsidiary in excess of 66% of the issued and outstanding voting equity interests of such directly-held foreign subsidiary;

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  items as to which a security interest cannot be granted without violating contract rights or applicable law;

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  any property which is subject to liens securing purchase money Indebtedness or capitalized lease obligations that are permitted by the indenture and our senior secured revolving credit facility and which prohibit the granting of any other liens in such property;

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  certain excluded accounts; and

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  certain other exceptions described under "Description of Notes—Security".

        If an event of default occurs and the notes are accelerated, the notes will rank equally with the holders of all of our other unsubordinated and unsecured indebtedness and other liabilities with respect to such excluded assets. As a result, if the value of the security interest for the notes and the guarantees is less than the value of the claims of the holders of the notes, no assurance can be provided that the holders of the notes would receive any substantial recovery from the excluded assets.

The pledge of the securities of certain of our subsidiaries that secure the notes will automatically be released for so long as that pledge would require the filing of separate financial statements with the Commission for that subsidiary.

        The notes are secured by a pledge of the stock and other securities of certain of our subsidiaries held by the issuers or the guarantors, subject to an intercreditor agreement with the lenders under our senior secured revolving credit facility. Under the Commission regulations in effect as of the issue date of the notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar ownership interests of a subsidiary of the Company pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the Commission. Therefore, the indenture governing the notes and the security agreement provide that any capital stock and other securities of any of our subsidiaries in excess of the maximum amount that could be included without creating a requirement to file separate financial statements with the Commission pursuant to Rule 3-16 of Regulation S-X under the Securities Act or another similar rule will be excluded from the collateral. The pledge of the stock and other securities of certain of our subsidiaries to secure our senior secured revolving credit facility will not be equally limited. The absence of a lien on a portion of the capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of a subsidiary being pledged to secure the notes, which could impair the ability of the collateral agent, acting on behalf of the holders of the notes, to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary's stock or assets. As a result of not owning 100% of the capital stock of subsidiaries, holders may not be able to realize fair market value of the subsidiary. It may be more difficult, costly and time consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

The collateral agent's right to enforce remedies on noteholders' behalf under the security documents will be limited by the intercreditor agreement among the collateral agent, the administrative agent under our senior secured revolving credit facility and any other representative of pari passu lien debt holders that becomes a party to such agreement in the future (the "intercreditor agreement").

        Under the terms of the intercreditor agreement, initially, the administrative agent under our senior secured credit facility will have the sole right to act or refrain from acting with respect to the collateral, and the collateral agent will not be permitted to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt to take possession of, exercise any right remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, the collateral. See "Description of Notes—Intercreditor Agreement."

The collateral agent's right to enforce remedies on noteholders' behalf under the security documents may be limited by applicable federal and state public utility commission laws, rules and regulations.

        The collateral agent's ability to foreclose on the collateral on behalf of the holders of the notes may be subject to other restrictions, including prior approval by the FCC, applicable state PUCs or both. In particular, until such time as any necessary prior approvals of the FCC, PUCs or both have been obtained, the collateral agent will not be legally permitted to exercise any rights with respect to the collateral upon the occurrence of an event of default if such action would constitute or result in any assignment of certain of our federal and/or state licenses and/or authorizations or any other form of direct or indirect change of control (whether as a matter of law or fact) of the entity holding any federal and/or state license and/or authorization.

        Moreover, under the Communications Act of 1934 and the current rules and regulations of the FCC, the FCC does not recognize, will not enforce and will not permit another governmental entity to enforce any pledge, security interest, lien, mortgage, hypothecation, or other encumbrance directly upon any license, permit or authorization issued by the FCC, with limited exceptions. Consequently the inclusion of our FCC licenses in the collateral described in this prospectus is limited to the extent permitted by applicable law and, absent a change in the governing law, does not accord the same rights as exist with regard to the other collateral.

        There can be no assurance that any approval required from the FCC, PUCs or both can be obtained on a timely basis or at all. We cannot assure you that the consents of any other third parties and approvals by other governmental entities will be given when required to facilitate a foreclosure on such assets. These requirements may limit the number of potential bidders for certain items of collateral in any foreclosure and may delay sale, either of which events may have a material adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents, prior approval of the FCC and applicable PUCs and related filings, be limited.

The indentures governing the notes and our Existing 2019 Notes and our senior secured revolving credit facility contain various covenants limiting the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking some corporate actions.

        The indentures governing the notes and the Existing 2019 Notes and our senior secured revolving credit facility impose significant operating and financial restrictions on us. These restrictions limit or restrict, among other things, our ability and the ability of our restricted subsidiaries to:

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  incur or guarantee additional indebtedness or issue preferred stock;

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  pay dividends or make other distributions to stockholders;

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  purchase or redeem capital stock or subordinated indebtedness;

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  make investments;

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  create liens or use assets as security;

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  enter into agreements restricting such restricted subsidiaries' ability to pay dividends, make loans or transfer assets to us or other restricted subsidiaries;

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  sell assets, including capital stock of subsidiaries;

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  engage in transactions with affiliates; and

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  consolidate or merge with or into other companies or transfer all or substantially all of our or their assets.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our other indebtedness, including a default under our senior secured revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could prohibit us from making payments of principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior secured revolving credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our senior secured revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy, if applicable to us, or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under the senior secured revolving credit facility to avoid being in default. If we breach covenants under our senior secured revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy, to the extent applicable to us, or liquidation. No assurance can be given that, if we breach covenants under our revolving credit facility and our creditors seek to enforce their rights under the federal bankruptcy laws, that a forum will be available to creditors. See "Description of Certain Indebtedness" and "Description of Notes."

The indenture that governs the notes permits us to form a holding company that would be permitted to take actions that may not be consistent with the best interests of the holders of the notes.

        The indenture that governs the notes permits us to form a separate holding company that would be the parent company of EarthLink, Inc. and our subsidiaries. If such a holding company were formed, the restrictive covenants contained in the indenture would apply only to EarthLink, Inc. and its subsidiaries and not to the new holding company. As a result, the new holding company could take actions, such as using cash for purposes unrelated to debt service, which may not be consistent with your best interests.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary and the collateral pledged by that subsidiary to satisfy claims.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantors if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

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  was insolvent or rendered insolvent by reason of such incurrence;

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  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        A guarantee may also be voided, without regard to these factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

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  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Each subsidiary guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

        Upon the occurrence of a change of control, holders of the notes will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of obligations under the notes in the event of a change in control. Our failure to purchase the notes as required under the indenture would result in a default under the indenture and a cross-default under our senior secured revolving credit facility, each of which could have material adverse consequences for us and the holders of the notes. The holders of the Existing 2019 Notes also have the right to require us to repurchase all of their notes upon the occurrence of certain change of control events. In addition, the senior secured revolving credit facility provides that a change of control is a default that permits lenders to accelerate the maturity of borrowings under it. If such indebtedness is not paid, such lenders may enforce their security interests in the collateral securing the senior secured revolving credit facility, thereby limiting our ability to raise cash to purchase the notes and reducing the practical benefit to the holders of the notes of the repurchase provisions of the indenture that will govern the notes. See "Description of Notes—Certain Covenants—Repurchase of Notes upon a Change of Control."

Your ability to transfer the notes may be limited by the absence of an active trading market.

        There is no established public market for the notes and an active market for the notes may not develop or, if developed, such a market may not continue. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The liquidity of any market for the notes will depend on a number of factors, including:

  •
  the number of holders of notes;

  •
  our operating performance and financial condition;

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  the market for similar securities;

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  the interest of securities dealers in making a market in the notes; and

  •
  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the notes.

Claims of noteholders will be structurally subordinated to claims of creditors of future subsidiaries that do not guarantee the notes.

        It is possible that certain of our future subsidiaries will not guarantee the notes. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied in full before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. Also, the guarantees are subject to release under certain circumstances. In any of these events, we may not have sufficient assets to pay amounts due on the notes with respect to the assets of that subsidiary.

If you fail to exchange your original notes, you will face restrictions that will make the sale or transfer of your original notes more difficult.

        If you do not exchange your original notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. To the extent other original notes are tendered and accepted in the exchange offer and you elect not to exchange your original notes, the trading market, if any, for your original notes would be adversely affected because your original notes will be less liquid than the new notes. See "The Exchange Offer—Consequences of Failure to Exchange."

Some holders that exchange their original notes may be required to comply with registration and prospectus delivery requirements in connection with the sale or transfer of their new notes.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are required to comply with the registration and prospectus delivery requirements, then you may face additional burdens on the transfer of your notes and could incur liability for failure to comply with applicable requirements.

THE EXCHANGE OFFER

Terms of the Exchange Offer

Purpose of the Exchange Offer

        We sold $300,000,000 in principal amount of the original notes on May 29, 2013, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

        In connection with the sale of original notes to the initial purchasers pursuant to a purchase agreement, dated May 14, 2013, among us and the initial purchasers named therein, the holders of the original notes became entitled to the benefits of a registration rights agreement dated May 29, 2013 among us, the guarantors named therein and the initial purchasers named therein.

        The registration rights agreement provides that, unless the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC, we:

  •
  will file an exchange offer registration statement for the notes with the SEC no later than 180 days after May 29, 2013;

  •
  will use our commercially reasonable efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act no later than 270 days after May 29, 2013;

  •
  will use our commercially reasonable efforts to complete the exchange of the new notes for all original notes tendered prior thereto in the exchange offer no later than 45 days after the exchange offer registration statement is declared effective; and

  •
  will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law or otherwise extended by us, at our option) after the date notice of the registered exchange offer is mailed to the holders of the original notes.

        The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

        The terms of the new notes issued in exchange for the original notes will be substantially identical to the terms of the original notes, except that the new notes are registered under the Securities Act, and the transfer restrictions, registration rights and related additional interest terms applicable to the original notes will not apply to the new notes. The new notes will evidence the same indebtedness as the original notes and will be entitled to the benefits of the indenture. The new notes will be treated as a single class under the indenture with any original notes that remain outstanding.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn prior to the expiration date. The new notes will be issued in denominations of $2,000 in principal amount or any integral multiple of $1,000 in excess thereof in exchange for each $2,000 in principal amount or any integral multiple of $1,000 in excess thereof of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

        Based on existing interpretations of the SEC contained in several no-action letters to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as (i) the new notes are acquired in the ordinary course of the holder's business, (ii) the holder is not engaging in or intending to engage in a distribution of the new notes, and (iii) the holder has no arrangement or understanding with any person to participate in the distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" for additional information.

        We will accept validly tendered original notes promptly following the expiration of the exchange offer by giving written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuer and delivering new notes to such holders.

        If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "The Exchange Offer—Conditions" without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes promptly after the expiration date.

        Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "The Exchange Offer—Fees and Expenses."

        Holders of original notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer.

Shelf Registration Statement

        Pursuant to the registration rights agreement, we have agreed to file a shelf registration statement if:

  •
  after we have unsuccessfully sought a no-action letter or other favorable ruling from the SEC to permit the consummation of the exchange offer, we are not permitted to file the exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy,

  •
  the exchange offer is not consummated within 315 days after the issue date of the original notes, or

  •
  upon the request of any holder, if such holder (i) is prohibited by applicable law or SEC policy from participating in the exchange offer, (ii) may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained herein is not appropriate or available for such resales by such holder, or (c) is a broker-dealer and holds original notes acquired directly from us or one of our affiliates.

        We have agreed to file a shelf registration statement with the SEC as soon as practicable, but in any event no later than the earliest to occur of (i) 30 days after we determine we are not required to file an exchange offer registration statement, (ii) 30 days after so required or requested by certain holders in accordance with the immediately preceding paragraph and (iii) 315 days after May 29, 2013. Thereafter, we have agreed to use our commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC within 60 days after being so required. In addition, we agreed to use our commercially reasonable efforts to keep that shelf registration statement continually effective, supplemented and amended for a period of two years following the date the shelf registration statement is declared effective or such shorter period which terminates when all notes covered by that shelf registration statement have been sold under it.

        A holder that sells original notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers, because a seller will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the applicable registration rights agreement, including indemnification obligations. In addition, each holder of original notes must deliver information requested by us to be used in connection with the shelf registration statement within 20 business days of our request in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any additional interest in the registration rights agreement.

Additional Interest in Certain Circumstances

        Pursuant to the registration rights agreement, we will be required to pay additional interest if a registration default exists. A registration default will exist if:

  •
  any registration statement required by the registration rights agreement is not filed by the date specified for filing;

  •
  any registration statement required by the registration rights agreement is not declared effective by the SEC on or prior to the date specified for effectiveness;

  •
  the exchange offer is not consummated within 315 business days after May 29, 2013; or

  •
  any registration statement required by the registration rights agreement is declared effective but thereafter ceases to be effective be effective or fails to be usable for its intended purpose without being succeeded immediately by a post-effective amendment that cures such failure.

        Additional interest will accrue on the principal amount of the original notes (in addition to the stated interest on the original notes) following the date on which any of the registration defaults described above has occurred and will continue until all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period while a registration default is continuing, up to a maximum rate of additional interest of 1.00% per annum. Any amounts of additional interest due will be payable in cash on the same interest payment dates as the original notes.

Expiration Date; Extensions; Amendment

        We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

        In order to extend the expiration date, we will notify the exchange agent of any extension by written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right

  •
  to delay accepting any original notes and to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving written notice of such delay, extension or termination to the exchange agent, or

  •
  to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes. (We are required to extend the offering period for certain types of changes in the terms of the exchange offer, for example, a change in the consideration offered or percentage of original notes sought for tender.)

        All conditions set forth under "The Exchange Offer—Conditions" must be satisfied or waived prior to the expiration date.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. In the event of a material change in the exchange offer, including the waiver of a material condition by us, we will extend the exchange offer, if necessary, so that at least five business days remain prior to the expiration date following the notice of the material change.

        Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Exchange Offer Procedures

        To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile or an agent's message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

        The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

        Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") unless the original notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

  •
  for the account of an eligible guarantor institution.

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

        If a letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with such letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful. We also reserve the absolute right to waive any irregularities or defects as to the original notes. If we waive any condition of the notes for any note holder, we will waive such condition for all note holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of original notes without cost to such holder, unless otherwise provided in the relevant letter of transmittal, promptly following the expiration date.

        In addition, we reserve the absolute right in our sole discretion to:

  •
  purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "The Exchange Offer—Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

  •
  to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering, each holder will represent to us that, among other things:

  •
  such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

  •
  the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

  •
  neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes in violation of the Securities Act, and

  •
  if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company ("DTC") for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with DTC's procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at DTC, a letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their original notes and

  •
  whose original notes are not immediately available; or

  •
  who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or

  •
  who cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer,

may effect a tender if:

  •
  the tender is made by or through an "eligible guarantor institution";

  •
  prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, the exchange agent receives from such "eligible guarantor institution" a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, a letter of transmittal, or facsimile thereof or agent's message in lieu of such letter of transmittal, together with the certificate(s)representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  a properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer or an agent's message in the case of delivery by book-entry transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the depositor, who is the person having deposited the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  •
  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender; and

  •
  specify the name in which any such original notes are to be registered, if different from that of the depositor.

        All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "The Exchange Offer—Exchange Offer Procedures" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if:

  •
  in the opinion of our counsel, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the SEC;

  •
  any action or proceeding shall have been instituted in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

  •
  any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby;

  •
  any cessation of trading on any securities exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with the exchange offer; or

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated for that purpose.

        If any of the foregoing conditions exist, we may, in our reasonable discretion:

  •
  refuse to accept any original notes and return all tendered original notes to the tendering holders;

  •
  extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes; or

  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer, if necessary, so that at least five business days remain prior to the expiration date following the date of such prospectus supplement.

Exchange Agent

        We have appointed Regions Bank as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to Regions Bank addressed as follows:

By Mail, Overnight Courier or Hand Delivery:
Regions Bank
Corporate Trust Department
1180 West Peachtree Street, Suite 1200
Atlanta, Georgia 30309

By Facsimile:
(404) 581-3770

To Confirm by Telephone or for Information:
(404) 581-3740

        Regions Bank is the trustee under the indenture governing the original notes and the new notes.

Fees and Expenses

        We will pay the expenses of soliciting original notes for exchange. The principal solicitation is being made by mail by Regions Bank as exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

        We will pay Regions Bank as exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of the original notes in connection with the exchange offer. If, however, certificates representing the new notes or the original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes in this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes. The expenses of the exchange offer will be expensed as incurred.

Consequences of Failure to Exchange

        Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and conditions of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

        Neither our affiliates nor the affiliates of the guarantors have any interest, direct or indirect, in the exchange offer.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations to register an exchange offer of the new notes for the original notes required by the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive the outstanding original notes in like principal amount, the terms of which are identical in all material respects to the terms of the new notes, except as otherwise described herein. The original notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued.

        The gross proceeds from the sale of the original notes were approximately $293.6 million. The proceeds that we received from the sale of the original notes, together with cash on hand, were used to repurchase and redeem all of the outstanding ITC^DeltaCom Notes.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges for each period, earnings consist of pre-tax income (loss) from continuing operations before income taxes, excluding net losses of equity affiliate and fixed charges. Fixed charges for each period consist of interest expense and the estimated interest component of rent expense.

Year Ended December 31,					Six Months Ended June 30,
2008	2009	2010	2011	2012	2012	2013
6.7	6.8	5.4	1.7	1.1	1.3	(a	)

(a)
Earnings for the six months ended June 30, 2013 were insufficient to cover fixed charges by $248 million.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2013.

        You should read this table together with the sections of this prospectus entitled "Use of Proceeds," Summary—Summary Historical Financial Data," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the consolidated financial statements and related notes included and incorporated by reference elsewhere in this prospectus.

As of June 30, 2013
(in thousands)
Cash and cash equivalents and current marketable securities(1)	$141,936

Debt (including current portion):
Senior secured revolving credit facility(2)	$—
Existing 2019 Notes(3)	300,000
EarthLink 7.375% Senior Secured Notes due 2020	300,000
Capital lease obligations	16,372

Total debt(3)	$616,372

Stockholders' equity:
Common stock, $0.01 par value	$1,973
Additional paid-in capital	2,053,451
Accumulated deficit	(853,764)
Treasury stock, at cost	(736,323)
Accumulated other comprehensive income	1

Total stockholders' equity	$465,338

Total capitalization(3)	$1,081,710

(1)
Cash and cash equivalents and current marketable securities as of June 30, 2013 includes $113.9 million of cash and cash equivalents and $28.0 million of current marketable securities.

(2)
No loans are outstanding under the senior secured revolving credit facility. However, $1.0 million of letters of credit are outstanding under the facility's Letter of Credit Sublimit. Our senior secured credit facility has availability of up to $135 million. See "Description of Certain Indebtedness."

(3)
Excludes the unamortized discount on the Existing 2019 Notes of $8.3 million.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table presents selected historical consolidated financial data of EarthLink. The historical consolidated statements of operations data and statements of cash flows data for the years ended December 31, 2010, 2011 and 2012 and balance sheet data as of December 31, 2011 and 2012 below have been derived from our audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or "GAAP," which are contained in our annual report on Form 10-K for the fiscal year ended December 31, 2012 (as amended pursuant to our Current Report on Form 8-K, as filed on August 16, 2013) and incorporated herein by reference. The historical consolidated statements of operations data and statements of cash flows data for the years ended December 31, 2008 and 2009 and the balance sheet data as of December 31, 2008, 2009 and 2010 have been derived from our audited consolidated financial statements prepared in accordance with GAAP that are not included in this prospectus. The historical consolidated statements of operations data and statements of cash flows data for the six months ended June 30, 2012 and 2013 and the balance sheet data as of June 30, 2013 below have been derived from our unaudited consolidated financial statements, which are contained in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2013 and incorporated herein by reference, but include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments and accruals, necessary for their presentation of such data. The historical consolidated balance sheet data as of June 30, 2012 have been derived from our unaudited consolidated financial statements, which are not contained in this prospectus, but include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments and accruals, necessary for their presentation of such data. Results for interim periods are not necessarily indicative of the results for future periods.

        You should read the selected historical combined financial data set forth below together with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations,"

and the consolidated financial statements and the related notes contained in and incorporated by reference in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2008	2009	2010(1)	2011(1)	2012	2012	2013
	(in thousands, except per share amounts)
Statement of operations data:
Revenues	$955,577	$723,729	$621,204	$1,300,543	$1,335,135	$675,570	$630,189
Operating costs and expenses(2)(3)	790,970	541,571	459,355	1,170,899	1,263,112	633,467	879,126
Income (loss) from operations	164,607	182,158	161,849	129,644	72,023	42,103	(248,937)
Income (loss) from continuing operations(4)	187,090	287,118	81,573	37,273	9,938	7,365	(246,219)
Loss from discontinued operations, net of tax(5)	(8,506)	—	(93)	(2,706)	(2,418)	(1,208)	(1,397)

Net income (loss)	$178,584	$287,118	$81,840	$34,567	$7,520	$6,157	$(247,616)
Basic net income (loss) per share
Continuing operations	$1.71	$2.69	$0.75	$0.34	$0.09	$0.07	(2.39)
Discontinued operations	(0.08)	—	—	(0.03)	(0.02)	(0.01)	(0.01)

Basic net income (loss) per share	$1.63	$2.69	$0.75	$0.32	$0.07	$0.06	$(2.40)

Diluted net income (loss) per share
Continuing operations	$1.68	$2.66	$0.75	$0.34	$0.09	$0.07	(2.39)
Discontinued operations	(0.08)	—	—	(0.02)	(0.02)	(0.01)	(0.01)

Diluted net income (loss) per share	$1.61	$2.66	$0.74	$0.32	$0.07	$0.06	$(2.40)

Basic weighted average common shares outstanding	109,531	106,909	108,057	108,098	105,221	106,252	102,963

Diluted weighted average common shares outstanding	111,051	108,084	109,468	108,949	105,983	107,036	102,963

Cash dividends declared per common share	$—	$0.28	$0.62	$0.20	$0.20	$0.10	$0.10

Cash flow data:
Cash provided by operating activities	$230,612	$208,622	$154,449	$146,234	$191,055	$88,462	$43,540
Cash provided by (used in) investing activities	107,124	(37,121)	(454,193)	141,594	(163,836)	(74,363)	(58,222)
Cash used in financing activities	(24,999)	(47,070)	(68,299)	(318,997)	(81,381)	(16,430)	(29,039)

	As of December 31,					As of June 30,
	2008	2009	2010	2011	2012	2012	2013
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$486,564	$610,995	$242,952	$211,783	$157,621	$209,452	$113,900
Investments in marketable securities	47,809	84,966	320,118	29,607	46,851	48,512	28,036

Cash and marketable securities	534,373	695,961	563,070	241,390	204,472	257,964	141,936
Total assets	845,866	1,074,618	1,523,918	1,680,451	1,599,410	1,658,542	1,303,829
Long-term debt, including long-term portion of capital leases(6)	219,733	232,248	594,320	653,765	614,890	651,371	606,689
Total liabilities	359,391	340,594	766,050	927,307	880,606	913,519	838,491
Accumulated deficit	(1,016,833)	(729,715)	(648,235)	(613,668)	(606,148)	(607,511)	(853,764)
Stockholders' equity	486,475	734,024	757,868	753,144	718,804	745,023	465,338

(1)
On December 8, 2010, we acquired ITC^DeltaCom, a provider of integrated communications services to customers in the southeastern United States. On April 1, 2011, we acquired One Communications, a privately-held integrated telecommunications solutions provider serving customers in the northeast, mid-Atlantic and upper Midwest sections of the United States. The results of operations of ITC^DeltaCom and One Communications have been included in our consolidated financial statements since the acquisition date. The comparison of selected financial data is affected by these acquisitions and, to a lesser extent, by other smaller acquisitions completed during the year ended December 31, 2011.

(2)
Operating costs and expenses for the years ended December 31, 2008, 2009 and 2010 include non-cash impairment charges of $78.7 million, $24.1 million and $1.7 million, respectively, related to goodwill and certain intangible assets of New Edge Holding Company in our Business Services segment. During 2008 and 2009, we concluded the carrying value of these assets were impaired in conjunction with our annual tests of goodwill and intangible assets deemed to have indefinite lives. During 2010, we decided to re-brand the New Edge name as EarthLink Business and wrote off our New Edge trade name. Operating costs and expenses for the six months ended June 30, 2013, include a $256.7 million non-cash impairment charge to goodwill related to our Business Services reporting unit, of which $255.6 million is included in continuing operations and $1.1 million is reflected in discontinued operations. The impairment was based on an analysis of a number of factors after a decline in our market capitalization following the announcement of our fourth quarter 2012 earnings and 2013 financial guidance. The primary factor contributing to the impairment was a change in the discount rate and market multiples as a result of the change in these market conditions, both key assumptions used in the determination of fair value.

(3)
Operating costs and expenses for the years ended December 31, 2008, 2009, 2010, 2011 and 2012 include restructuring, acquisition and integration-related costs of $9.1 million, $5.6 million, $22.4 million, $32.1 million and $18.2 million, respectively. Operating costs and expenses for the six months ended June 30, 2012 and 2013 include restructuring, acquisition and integration related costs of $7.4 million and $18.5 million, respectively.

(4)
During the years ended December 31, 2008 and 2009, we recorded income tax benefits in the Statement of Comprehensive Income of approximately $56.1 million and $198.8 million, respectively, from releases of our valuation allowance related to deferred tax assets. These deferred tax assets related primarily to net operating loss carryforwards which we determined we would more-likely-than-not be able to utilize due to the generation of sufficient taxable income in the future.

(5)
In November 2007, management concluded that the municipal wireless broadband operations were no longer consistent with our strategic direction and our Board of Directors authorized management to pursue the divestiture of our municipal wireless broadband assets. As a result of that decision, we classified the municipal wireless broadband assets as held for sale and presented the municipal wireless broadband operations as discontinued operations for all periods presented.

The operating results of our telecom systems business acquired as part of ITC^DeltaCom have been presented as discontinued operations for all periods presented. On August 2, 2013, we sold our ITC^DeltaCom telecom systems business. Upon disposition of the ITC^DeltaCom telecom systems business, we will have no significant continuing involvement in the operations or significant continuing direct cash flows. This business has been classified as held for sale as of June 30, 2013 and reported as discontinued operations for all periods presented. The telecom systems results of operations were previously included in our Business Services segment.

(6)
Includes the carrying amount of the ITC^DeltaCom Notes, the Existing 2019 Notes, and EarthLink's convertible senior notes due November 15, 2026. In December 2010, we assumed the ITC^DeltaCom Notes in our acquisition of ITC^DeltaCom. In May 2011, we issued $300.0 million aggregate principal amount of the Existing 2019 Notes. In November 2011, we redeemed our convertible senior notes. In December 2012, we redeemed $32.5 million aggregate principal amount of the ITC^DeltaCom Notes, in May 2013 we repurchased $129.6 million aggregate principal amount of the ITC^DeltaCom Notes and in June 2013 we redeemed the remaining $162.7 million aggregate principal amount of the ITC^DeltaCom Notes.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following summarizes the principal terms of our material debt agreements.

Senior Secured Revolving Credit Facility

        We currently have a credit agreement with Regions Bank, as administrative and collateral agent, and a syndicate of other lenders thereto, providing for a $135 million senior secured revolving credit facility.

        This senior secured revolving credit facility consists of the following:

  •
  a four-year revolving credit facility under which we may obtain from time to time revolving loans of up to an aggregate principal amount of $135 million outstanding at any time (which may be increased by up to $40 million with certain additional commitments from the current lenders or other financial institutions acceptable to the agent);

  •
  a $30 million sublimit for the issuance of standby letters of credit denominated in U.S. dollars; and

  •
  a $10 million sublimit for swingline loans.

        We are the borrower under the senior secured revolving credit facility. All obligations under the facility and under any treasury management and certain interest protection or other hedging arrangements, in each case entered into with a lender (or affiliate thereof) are guaranteed by each of our existing and future direct and indirect domestic subsidiaries other than certain dormant inactive or otherwise immaterial subsidiaries. Our obligations and the obligations of our subsidiary guarantors under the facility are or will be secured by valid and perfected first-priority liens on, and first-priority security interests in, all present and future shares of the capital stock of (or other ownership or profit interests in) our and our subsidiary guarantors' present and future subsidiaries, all of our and our subsidiary guarantors' present and future personal property assets, all of our or our subsidiary guarantors' present and future real estate owned in fee simple having a fair market value greater than $1,000,000, and all proceeds and products of the foregoing property and assets.

        We may use the proceeds of loans under the senior secured revolving credit facility for working capital, permitted acquisitions, capital expenditures and general corporate purposes, including the refinancing of existing indebtedness, in each case not in contradiction of applicable laws. A portion of this facility will be available for the issuance of letters of credit to support our operating requirements.

        We may prepay the senior secured revolving credit facility in whole or in part at any time without premium or penalty, subject to reimbursement of the lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. We may irrevocably reduce or terminate the unutilized portion of the senior secured revolving credit facility at any time without penalty.

        The senior secured revolving credit facility terminates on May 29, 2017, and all amounts outstanding thereunder shall be due and payable in full. We paid $1.9 million of transaction fees related to the new senior secured revolving credit facility, which are being amortized to interest expense over the life of the credit facility using the straight-line method. Commitment fees and borrowing costs under this facility vary and are based on our most recent Consolidated Leverage Ratio (as defined in the credit agreement). As of June 30, 2013, our commitment fee was 0.5% and our borrowing cost would be LIBOR plus 3.25% for LIBOR rate loans and the base rate plus 2.25% for base rate loans. No loans were outstanding under the senior secured revolving credit facility as of June 30, 2013. However, $1.0 million of letters of credit were outstanding under the facility's letter of credit sublimit as of June 30, 2013.

        The credit agreement contains representations and warranties, covenants, and events of default with respect to us and our subsidiaries that are customarily applicable to senior secured credit facilities. The negative covenants contained in the credit agreement include restrictions on our ability and the ability of our subsidiaries to, among other things, incur additional indebtedness, incur liens on assets, engage in certain mergers, acquisitions or divestitures, pay dividends or make other distributions, voluntarily prepay certain other indebtedness (including certain prepayments of the Existing 2019 Notes and the notes), enter into transactions with affiliates, make investments, and change the nature of their businesses, and amend the terms of certain other indebtedness (including the Existing 2019 Notes and the notes), in each case subject to certain exceptions set forth in the credit agreement. We are also subject to restrictions on capital expenditures.

        We will be required not to exceed a maximum consolidated leverage ratio of 3.5 to 1.0 (with restrictions on cash netting) and to maintain a minimum consolidated interest coverage ratio of not less than 3.0 to 1.0. As of June 30, 2013, we were in compliance with these covenants.

        We may seek amendments to the credit agreement that would, among other changes, increase our maximum potential borrowings under the senior secured revolving credit facility, as well as modify some of our restrictive covenants to permit us to incur other debt and create additional liens, make additional investments and asset sales, and/or increase our flexibility to pay dividends, repurchase our common stock and prepay certain indebtedness.

EarthLink Senior Notes due May 2019

        As of June 30, 2013, we had outstanding $300.0 million principal amount of 8 7/8% Senior Notes due 2019, which we refer to as the Existing 2019 Notes in this prospectus.

        The Existing 2019 Notes accrue interest at a rate of 8 7/8% per year, payable on May 15 and November 15 of each year, commencing on November 15, 2011. The Existing 2019 Notes will mature on May 15, 2019.

        We may redeem the Existing 2019 Notes, in whole or in part, (i) from May 15, 2015 until May 15, 2016 at a price equal to 104.438% of the principal amount of the Existing 2019 Notes redeemed; (ii) from May 15, 2016 until May 15, 2017 at a price equal to 102.219% of the principal amount of the Existing 2019 Notes redeemed; and (iii) from May 15, 2017 at a price equal to 100% of the principal amount of the Existing 2019 Notes redeemed, in each case plus accrued and unpaid interest. Prior to May 15, 2015, we may also redeem the Existing 2019 Notes, in whole or in part, at a price equal to 100% of the aggregate principal amount of the Existing 2019 Notes to be redeemed plus a make-whole premium and accrued and unpaid interest. In addition, prior to May 15, 2014, we may redeem up to 35% of the aggregate principal amount of the Existing 2019 Notes with the net cash proceeds of certain equity offerings at a price equal to 108.875% of the principal amount of the Existing 2019 Notes redeemed, plus accrued and unpaid interest.

        The Existing 2019 Notes and the related guarantees of certain of our wholly-owned subsidiaries are our and the guarantors' unsecured senior obligations and rank equally with all of our and the guarantors' other senior indebtedness.

        The indenture governing the Existing 2019 Notes includes covenants which, subject to certain exceptions, limit the ability of us and our restricted subsidiaries (as defined in the indenture) to, among other things, incur additional indebtedness, make certain types of restricted payments, incur liens on our assets or the assets of the restricted subsidiaries, engage in asset sales and enter into transactions with affiliates. Upon a change of control (as defined in the indenture), we may be required to make an offer to repurchase the Existing 2019 Notes at 101% of their principal amount, plus accrued and unpaid interest. The indenture governing the Existing 2019 Notes also contains customary events of default. As of June 30, 2013, we were in compliance with these covenants.

 DESCRIPTION OF NOTES

        The Notes have been issued under an indenture (the "Indenture"), May 29, 2013, among EarthLink, Inc., the Subsidiary Guarantors party thereto and Regions Bank, as trustee (the "Trustee"). The references to the "Company" in this description refer only to EarthLink, Inc. and not to any of its Subsidiaries. In this section, references to the "Notes" are references to the outstanding 7.375% Senior Secured Notes due 2020 and the new exchange 7.375% Senior Secured Notes due 2020 offered hereby, collectively.

        The Company originally issued the Notes under the Indenture in an offering not requiring registration under the Securities Act.

        The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms in the Indenture, which provisions are made a part of the Indenture by reference to the Trust Indenture Act. Copies of the Indenture are available upon request from the Company. Whenever particular defined terms of the Indenture not defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "—Certain Definitions."

Brief Description of Notes and Guarantees

        The Notes:

  •
  are senior secured obligations of the Company;

  •
  are secured, subject to Permitted Liens, on a first priority basis, equally and ratably with all other senior secured obligations of the Company under any Pari Passu Lien Indebtedness (including obligations under the Company's senior secured revolving credit facility) to the extent set forth below under "—Security";

  •
  rank equally in right of payment with all existing and future Senior Indebtedness of the Company, but are effectively subordinated to all the Company's existing and future Indebtedness secured on assets other than the Collateral to the extent of the value of the assets securing such Indebtedness;

  •
  are senior in right of payment to all future Indebtedness of the Company that is subordinated in right of payment to the Notes;

  •
  are unconditionally guaranteed, jointly and severally, by each Subsidiary Guarantor; and

  •
  are structurally subordinated to any existing and future Indebtedness and other liabilities of Subsidiaries that are not Subsidiary Guarantors.

        Each Subsidiary Guarantee of a Subsidiary Guarantor:

  •
  is a senior secured obligation of such Subsidiary Guarantor;

  •
  is secured, subject to Permitted Liens, on a first priority basis, equally and ratably with all other senior secured obligations of such Subsidiary Guarantor under Pari Passu Lien Indebtedness (including obligations under the Company's senior secured revolving credit facility) to the extent set forth below under "—Security";

  •
  ranks equally in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor, but is effectively subordinated to all of such Subsidiary Guarantor's existing and future Indebtedness secured on assets other than the Collateral to the extent of the value of the assets securing such Indebtedness;

  •
  is senior in right of payment to all existing and future Indebtedness of such Subsidiary Guarantor that is subordinated in right of payment to its Subsidiary Guarantee; and

  •
  is structurally subordinated to any existing and future Indebtedness and other liabilities of Subsidiaries of such Subsidiary Guarantor that are not also Subsidiary Guarantors.

        As of June 30, 2013:

  •
  the Company and its Subsidiaries had $608.1 million of Indebtedness outstanding, of which approximately $300.0 million was senior secured Indebtedness; and

  •
  the Company had an additional $135.0 million of unutilized capacity under its senior secured revolving credit facility.

Principal, Maturity and Interest

        The Company issued $300,000,000 aggregate principal amount of Notes in this offering. The Notes will mature on June 1, 2020.

        Interest on the Notes accrues at a rate of 7.375% per annum from May 29, 2013 or from the most recent interest payment date to which interest had been paid or provided for. Interest on the Notes is payable semi-annually (to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date) on June 1 and December 1 of each year, beginning on December 1, 2013. Interest on the Notes is computed on the basis of a 360-day year of twelve 30-day months. As described under "Exchange Offer; Registration Rights" and "—Events of Default," the Company may be required to pay additional interest under certain circumstances. All references in the Indenture, in any context, to any interest payable on or with respect to the Notes shall be deemed to include any additional interest payable under such circumstances.

        Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York, or at the corporate trust office of the Trustee, provided, however, that, at the Company's option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the security register maintained for the Notes.

        The Notes were originally issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and any integral multiple of $1,000 in excess thereof. For additional information, see "—Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a fee to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer or exchange.

        The Company may, subject to the covenants described below under the caption "—Certain Covenants—Incurrence of Indebtedness," "—Certain Covenants—Limitation on Liens" and applicable law, issue additional Notes ("Additional Notes") under the Indenture. The Notes and any Additional Notes subsequently issued would be treated as a single series for all purposes under the Indenture and would be considered "Notes" for purposes of the provisions of the Indenture summarized in this prospectus.

Subsidiary Guarantees

        All obligations of the Company under the Indenture (including, without limitation, the Company's obligations to make payments of principal, interest and premium, if any) with respect to the Notes are guaranteed, jointly and severally, by each Subsidiary Guarantor for the ratable benefit of each holder of any outstanding Note from time to time. The Subsidiary Guarantors consist of the Company's Domestic Restricted Subsidiaries, other than certain excluded Domestic Restricted Subsidiaries as described below, and any Foreign Restricted Subsidiary that guarantees any Indebtedness of the Company or any of its Domestic Restricted Subsidiaries. All of the Company's Subsidiaries that currently guarantee the Initial Credit Agreement will initially guarantee the Notes. Each of the Subsidiary Guarantors that currently guarantees the Notes is listed below:

BTI Telecom Corp.
Business Telecom, Inc.
Business Telecom of Virginia, Inc.
Choice One Communications of Connecticut Inc.
Choice One Communications of Maine Inc.
Choice One Communications of
    Massachusetts Inc.
Choice One Communications of New York Inc.
Choice One Communications of Ohio Inc.
Choice One Communications of
    Pennsylvania Inc.
Choice One Communications of
    Rhode Island Inc.
Choice One Communications of Vermont Inc.
Choice One Communications Resale L.L.C.
Choice One of New Hampshire Inc.
Connecticut Broadband, LLC
Connecticut Telephone & Communication
    Systems, Inc.
Conversent Communications Long
    Distance, LLC
Conversent Communications of
    Connecticut, LLC
Conversent Communications of Maine, LLC
Conversent Communications of
    Massachusetts, Inc.
Conversent Communications of
    New Hampshire, LLC
Conversent Communications of New Jersey, LLC
Conversent Communications of New York, LLC
Conversent Communications of
    Pennsylvania, LLC
Conversent Communications of
    Rhode Island, LLC
Conversent Communications of Vermont, LLC
Conversent Communications Resale L.L.C.
CTC Communications Corp.
CTC Communications of Virginia, Inc.
DeltaCom, LLC
EarthLink Business, LLC
EarthLink Business Holdings, LLC
EarthLink Carrier, LLC
EarthLink Managed Services, LLC
EarthLink Shared Services, LLC
ITC^DeltaCom, Inc.
Lightship Telecom, LLC
US Xchange Inc.
US Xchange of Illinois, L.L.C.
US Xchange of Indiana, L.L.C.
US Xchange of Michigan, L.L.C.
US Xchange of Wisconsin, L.L.C.

        Under the Indenture, any amount received by the Trustee through the enforcement of any Subsidiary Guarantee will be applied, following payment to the Trustee for all expenses incurred by it in connection with such enforcement and for any other fees, expenses and indemnities then owing to the Trustee, to all outstanding obligations in respect of principal, interest and premium, if any, then owing on the Notes.

        If:

          (1)   the Company and its Restricted Subsidiaries have sold their ownership interest in a Subsidiary Guarantor such that it ceases to be a Subsidiary of any such entity, or

          (2)   a Subsidiary Guarantor has sold all or substantially all its assets,

in each case, in a transaction that complies with the Indenture, then such Subsidiary Guarantor will be released from all of its obligations under its Subsidiary Guarantee. For additional information, see "—Certain Covenants—Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" and "—Consolidation, Merger and Sale of Assets."

        If the Subsidiary Guarantors have paid, pursuant to enforcement by the Trustee of any Subsidiary Guarantees, the aggregate principal amount of, and accrued and unpaid interest and premium (if any) under, the Notes then outstanding and any other amounts due under the Indenture, then, at such time, all of the Subsidiary Guarantors will be discharged from their Subsidiary Guarantees and all other obligations under the Indenture.

        The Indenture provides that the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount that will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. For additional information, see "Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims."

        The following Subsidiaries are not required to guarantee the Notes:

          (1)   Subsidiaries, whether now existing or hereafter formed, for which proper governmental approvals for the incurrence of obligations under Subsidiary Guarantees have not been or cannot be obtained or which otherwise under applicable law may not incur obligations under Subsidiary Guarantees (provided that the Company shall use commercially reasonable efforts to cause such Subsidiaries to obtain all authorizations and consents of governmental authorities required in order for such Subsidiaries to guarantee the Notes at the earliest practicable date);

          (2)   at the Company's option, Subsidiaries, in the aggregate, whose assets constitute less than 2.0% of the consolidated total assets of the Company and its consolidated Subsidiaries (excluding Foreign Subsidiaries) as shown on the most recent consolidated financial statements of the Company; and

          (3)   any Receivables Subsidiary.

        In addition, if the Company designates a Subsidiary Guarantor as an Unrestricted Subsidiary, which the Company may do under certain circumstances, the designated Subsidiary Guarantor will be released from all of its obligations under its Subsidiary Guarantee. As of the date of this prospectus, the Company has no Unrestricted Subsidiaries.

        To the extent that Subsidiaries of the Company are not Subsidiary Guarantors, claims of creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes. Therefore, the Notes will be effectively subordinated in right of payment to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company formed or acquired in the future that are not Subsidiary Guarantors.

Security

Collateral

        Subject to the limitations described under "—Intercreditor Agreement" below, the obligations of the Company with respect to the Notes and the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees are secured equally and ratably with the obligations of the Company and the Subsidiary Guarantors under any other Pari Passu Lien Indebtedness (including obligations under the Initial Credit Agreement) by a first-priority security interest, subject to Permitted Liens, in the following assets of the Company and the Subsidiary Guarantors, in each case whether now owned or hereafter acquired (the "Collateral"), but excluding any Excluded Property as described below:

          (1)   substantially all of the Company's and the Subsidiary Guarantors' presently owned and subsequently acquired personal property assets;

          (2)   certain of the Company's and the Subsidiary Guarantors' present and future real estate that is owned in fee simple, subject to a $10.0 million fair market value threshold;

          (3)   (i)100% of the issued and outstanding Capital Stock and other equity interests of each Domestic Subsidiary and (ii) sixty-six percent (66%) of the voting Capital Stock and other voting equity interests of each Foreign Subsidiary directly owned by the Company or a Subsidiary Guarantor; provided that the equity interests of any Subsidiary for which regulatory approval is required prior to its becoming a Subsidiary Guarantor shall not be required to be pledged until all necessary regulatory approvals for such pledge of equity interests have been received, which such regulatory approvals the Company shall use commercially reasonable efforts to diligently pursue (provided, however, that such commercially reasonable efforts shall not require the Company or any of its Subsidiaries to make any payments in excess of normal fees and costs to or at the direction of governmental authorities, or to change the manner in which the Company and its Subsidiaries conduct business in any respect that the management of the Company reasonably determines in good faith to be materially adverse or materially burdensome); and

          (4)   all proceeds and products of the foregoing property and assets.

        "Excluded Property," which, except to the extent required by the covenant described below under "Certain Covenants—Limitation on Liens" due to any Lien granted in such Excluded Property in favor of any other Pari Passu Lien Indebtedness, will not be part of the Collateral, means: (a) any owned or leased real or personal property which is located outside of the United States, (b) any personal property (including, without limitation, motor vehicles, aircraft and other assets subject to certificates of title) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless pledged to secure the Credit Agreements, (c) the equity interests of any Foreign Subsidiary held by any other Foreign Subsidiary, (d) the equity interests of any Foreign Subsidiary in excess of sixty-six percent (66%) of the issued and outstanding voting equity interests of such Foreign Subsidiary, (e) any property which is subject to Liens securing purchase money Indebtedness or Capitalized Lease Obligations that are permitted by the Indenture and the Credit Agreement and which prohibit the granting of any other Liens in such property, (f) any leasehold interest of any Obligor, (g) any real property owned in fee simple that has an individual fair market value of less than $10.0 million, (h) any certificates, licenses and other authorizations issued by any governmental authority to the extent that applicable laws prohibit the granting of a security interest therein, (i) any property to the extent that the grant of a security interest therein would violate applicable law, require a consent not obtained of any governmental authority, or constitute a breach of or default under, or result in the termination of or require a consent not obtained under, any contract, lease, license or other agreement evidencing or giving rise to such property, or result in the invalidation thereof or provide any party thereto with a right of termination (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the applicable UCC or any other applicable law or principles of equity), (j) Excluded Accounts, (k) any intellectual property if the grant of a security interest therein would result in the invalidation of the Obligor's interest therein, (l) any capital stock or other securities of any Subsidiary of the Company in excess of the maximum amount of such capital stock or securities that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such Subsidiary to be included in filings by the Company with the SEC, (m) accounts receivable of the Company and its Subsidiaries and any assets related thereto (including, without limitation, all collateral and all guarantees, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable) that, in each case, are transferred to a Receivables

Subsidiary or to any other Person that is not the Company or a Subsidiary Guarantor in a Qualified Receivables Financing permitted by the Indenture and only from and after the time such assets are transferred to such Receivables Subsidiary or to any such other Person, (n) the Specified Assets, and (o) proceeds and products of any and all of the foregoing excluded property described in clauses (a) through (n) above only to the extent such proceeds and products would constitute property or assets of the type described in clauses (a) through (n) above; provided, however, that the security interest granted to the Collateral Agent under the Security Agreement or any other Collateral Document shall attach immediately to any asset of any relevant Obligor at such time as such asset ceases to meet any of the criteria for "Excluded Property" described in any of the foregoing clauses (a) through (n) above.

        The Collateral has been pledged pursuant to (i) a security agreement by and among the Company, the Subsidiary Guarantors and the Collateral Agent (the "Security Agreement"), (ii) a pledge agreement by and among the Company, certain of the Subsidiary Guarantors and the Collateral Agent (the "Pledge Agreement") and (iii) certain other Collateral Documents entered into from time to time.

Use of Collateral

        Subject to the terms of the Collateral Documents, the Company and the Subsidiary Guarantors have the right to remain in possession and retain exclusive control of the Collateral (other than Collateral comprised of possessory collateral, which will be deposited with the collateral agent under the Initial Credit Agreement pursuant to the security documents relating to the Initial Credit Agreement), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral

        The Indenture provides that the Liens on the Collateral securing the Notes will automatically and without the need for any further action by any Person be released:

          (1)   in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

          (2)   in whole upon:

            (a)   satisfaction and discharge of the Indenture as set forth below under "—Satisfaction and Discharge"; or

            (b)   a legal defeasance or covenant defeasance of the Indenture as described below under "—Defeasance";

          (3)   in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) in a transaction not prohibited by the Indenture at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Subsidiary Guarantee in accordance with the Indenture, concurrently with the release of such Subsidiary Guarantee (including in connection with the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary);

          (4)   in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with the provisions described below under the caption "—Modification and Waiver," and upon delivery of instructions and any other documentation, in each case as required by the Indenture, the Collateral Documents and the Intercreditor Agreement, in a form satisfactory to the Collateral Agent; and

          (5)   in part, in accordance with the applicable provisions of the Collateral Documents and as described below with respect to the Intercreditor Agreement.

        The Indenture provides that, to the extent applicable, the Company will comply with the provisions of the Trust Indenture Act Section 314(b) after qualification of the Indenture pursuant to the Trust Indenture Act.

        The Indenture provides that, to the extent applicable, the Company will cause Trust Indenture Act Section 313(b), relating to reports, and Trust Indenture Act Section 314(d), relating to the release of property or securities or relating to the substitution therefore of any property or securities to be subjected to the Lien of the Security Documents, to be complied with after qualification of the Indenture pursuant to the Trust Indenture Act. Any certificate or opinion required by Trust Indenture Act Section 314(d) may be made by an officer of the Company except in cases where Trust Indenture Act Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent appraiser or other expert selected by the Company and reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Trust Indenture Act Section 314(d) if it determines, in good faith based on advice of counsel, that under the terms of Trust Indenture Act Section 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its Staff, including "no action" letters or exemptive orders, all or any portion of Trust Indenture Act Section 314(d) is inapplicable to released Collateral.

        The Indenture also provides that the Company will deliver a semi-annual officer's certificate to the Collateral Agent and the Trustee to the effect that all releases of collateral in the prior six months have been in the ordinary course of business and were not prohibited by the Indenture.

Certain Limitations on the Collateral

        There can be no assurance that the proceeds of any sale of Collateral following an acceleration of the Notes as a result of an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due on the Notes and any other Pari Passu Lien Indebtedness secured by the Collateral. The holders of the Notes may not be able to unilaterally direct the Collateral Agent to take such actions (See "—Intercreditor Agreement"). Additionally, with respect to some of the Collateral, the Collateral Agent's and the Applicable Authorized Representative's (as defined below) security interest and ability to foreclose will be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If the Company or the Subsidiary Guarantors (as applicable) do not obtain these consents or make these filings, the Liens securing the Notes may be invalid, or the Collateral Agent may not be able to enforce such Liens, and the holders of the Notes will not be entitled to such Collateral or any recovery with respect thereto. In particular, the Collateral Agent and the Applicable Authorized Representative may not be legally permitted to exercise any rights with respect to the Collateral upon the occurrence of an acceleration of the Notes as a result of an Event of Default if such action would constitute or result in any assignment of certain licenses or any other form of change of control (whether as a matter of law or fact) of the entity holding certain licenses unless any necessary prior approval of the FCC or a PUC is obtained. There can be no assurance that any such required approval can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain items of Collateral in any foreclosure and may delay any sale, either of which events may have a material adverse effect on the sale price of the Collateral. Therefore the practical value of realizing on the Collateral may, without the appropriate consents, prior approval of the FCC or applicable PUC and related filings, be limited.

        No independent appraisals of any of the Collateral have been prepared by or on behalf of the Company or the Subsidiary Guarantors in connection with this offering. The value realized on the Collateral in the event of a foreclosure or liquidation will depend upon many factors, including market and economic conditions, the availability of buyers and the condition of the Collateral. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. There also can be no assurance that the Collateral will be saleable and even if the Collateral is saleable the timing of its liquidation is uncertain.

        There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture and the Collateral Documents following an Event of Default or applicable event of default under any other Pari Passu Lien Indebtedness would be sufficient to satisfy, or would not be substantially less than, amounts due on the Notes and the other Pari Passu Lien Indebtedness secured by the Collateral. If the proceeds of any sale of the Collateral are not sufficient to repay the Notes then outstanding and any other Pari Passu Lien Indebtedness secured by such Collateral, then in each case, the Holders of the Notes and such other Pari Passu Lien Indebtedness would hold unsecured claims against the remaining assets of the Company and the Subsidiary Guarantors.

        The Collateral Agent's and the Applicable Authorized Representative's ability to foreclose on the Collateral on behalf of the holders of the Notes and the holders of other Pari Passu Lien Indebtedness may be subject to other restrictions, including prior approval by the FCC and applicable PUCs. In particular, neither the Collateral Agent nor the Applicable Authorized Representative will be legally permitted to exercise any rights with respect to the Collateral upon the occurrence of an Event of Default or applicable event of default under any other Pari Passu Lien Indebtedness if such action would constitute or result in any assignment of certain of the Company's or its Subsidiaries' Federal and state licenses and authorizations or any other form of change of control (whether as a matter of law or fact) of the entity holding any Federal and/or state license or authorization unless any necessary prior approval of the FCC and applicable PUCs is obtained. There can be no assurance that any such required approval can be obtained on a timely basis or at all.

        The right of the Collateral Agent and the Applicable Authorized Representative to take possession and dispose of the Collateral following an acceleration of the Notes as a result of an Event of Default or applicable event of default under any other Pari Passu Lien Indebtedness is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or the Subsidiary Guarantors prior to the Collateral Agent or the Applicable Authorized Representative having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent and the Applicable Authorized Representative could repossess or dispose of the Collateral, or whether or to what extent holders of the Notes or holders of other Pari Passu Lien Indebtedness would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

        Furthermore, in the event a U.S. bankruptcy court determines the value of the Collateral (after giving effect to any prior Liens) is not sufficient to repay all amounts due on the Notes and any other Pari Passu Lien Indebtedness, the holders of the Notes and such other Pari Passu Lien Indebtedness would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall.

        Applicable U.S. bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys' fees during a debtor's bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Company or the Subsidiary

Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Further Assurances; Insurance

        The Indenture and the Collateral Documents provide that the Company and each of the Subsidiary Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably deem necessary, to assure and confirm that the Collateral Agent holds, for the benefit of the Notes Secured Parties, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Indenture and the Collateral Documents.

        Upon the reasonable request of the Collateral Agent at any time and from time to time, the Company and each of the Subsidiary Guarantors will promptly execute, acknowledge and deliver such Collateral Documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Indenture and the Collateral Documents.

        Notwithstanding the preceding two paragraphs, with respect to any Excluded Property that is included in the Collateral as a result of a grant of a Lien in such Excluded Property in favor of any other Pari Passu Lien Indebtedness, the Company and the Subsidiary Guarantors will not be required to take any action to perfect any Lien in such Excluded Property beyond the actions, if any, required by the holders or Authorized Representative of such other Pari Passu Lien Indebtedness.

        The Indenture and the Collateral Documents require that the Company and the Subsidiary Guarantors:

          (1)   keep their properties adequately insured at all times by financially sound and reputable insurers;

          (2)   maintain such other insurance, to such extent and against such as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to properties material to the business of the Company and its Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations; and

          (3)   maintain such other insurance as may be required by the Collateral Documents.

Intercreditor Agreement

        On May 29, 2013, the Trustee and the Collateral Agent entered into the Intercreditor Agreement with the administrative agent under the Credit Agreement, which may be amended from time to time without the consent of the holders of the Notes to add any Authorized Representative for other parties holding other Pari Passu Lien Obligations.

        Under the Intercreditor Agreement, as described below, the "Applicable Authorized Representative" has the right to direct foreclosures and take other actions with respect to the Shared Collateral, and the other Authorized Representatives have no right to take actions with respect to the Shared Collateral. The Applicable Authorized Representative will initially be the administrative agent under the Initial Credit Agreement, the loans and other obligations under which will constitute Pari Passu Lien Indebtedness (or, if there is more than one bank Credit Agreement which then constitutes

Pari Passu Lien Indebtedness, the administrative agent under the bank Credit Agreement with the greatest aggregate outstanding principal amount of loans and commitments) (the "Credit Agreement Agent"), and (unless and until it becomes the Applicable Authorized Representative in the circumstances described below) the Collateral Agent, as Authorized Representative in respect of the Notes Secured Parties, will have no rights to take actions with respect to the Shared Collateral.

        The applicable Credit Agreement Agent will remain the Applicable Authorized Representative until the earliest of (1) the discharge of the obligations under all bank Credit Agreements that constitute Pari Passu Lien Indebtedness, (2) the date on which the outstanding principal amount of loans and commitments under each bank Credit Agreement that constitutes Pari Passu Lien Indebtedness is less than $25.0 million and (3) the Non-Controlling Authorized Representative Enforcement Date (such date, the "Applicable Authorized Agent Date"). After the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Authorized Representative of the series of Pari Passu Lien Indebtedness (other than obligations under the applicable Credit Agreement) that constitutes the largest outstanding principal amount of any then outstanding series of Pari Passu Lien Indebtedness (other than obligations under the applicable Credit Agreement); provided, however, that if there are two outstanding series of Pari Passu Lien Indebtedness which have an equal outstanding principal amount, the series of Pari Passu Lien Indebtedness with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition (the "Major Non-Controlling Authorized Representative").

        The "Non-Controlling Authorized Representative Enforcement Date" means, with respect to any Non-Controlling Authorized Representative, the date that is 90 days (throughout which 90-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default, as defined in the document governing the series of Pari Passu Lien Indebtedness under which such Non-Controlling Authorized Representative is the Authorized Representative, and (b) each other Authorized Representative's receipt of written notice from such Non-Controlling Authorized Representative certifying that (i) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default, as defined in the document governing such series of Pari Passu Lien Indebtedness, has occurred and is continuing and (ii) the Pari Passu Lien Indebtedness of that series is currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of such governing document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral or (2) at any time the Company or the Subsidiary Guarantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

        The Applicable Authorized Representative shall have the sole right to act or refrain from acting with respect to the Shared Collateral. No Authorized Representative other than the Applicable Authorized Representative may commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Shared Collateral.

        Notwithstanding the equal priority of the Liens as among the parties to the Intercreditor Agreement, the Applicable Authorized Representative may deal with the Shared Collateral as if the Applicable Authorized Representative had a senior Lien on such Collateral. No Authorized Representative other than the Applicable Authorized Representative may contest, protest or object to any foreclosure proceeding or action brought by the Applicable Authorized Representative or the Pari Passu Lien Indebtedness Parties represented by it. Each Authorized Representative on behalf of any

Pari Passu Lien Indebtedness Party also will agree that it will not contest or support any other person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of the Pari Passu Lien Indebtedness Parties in all or any part of the Collateral, or the provisions of the Intercreditor Agreement.

        If an event of default under any document governing any Pari Passu Lien Indebtedness has occurred and is continuing and the Applicable Authorized Representative is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made with respect to any Shared Collateral in any bankruptcy case of the Company or any Subsidiary Guarantor or any Pari Passu Lien Indebtedness Party receives any payment pursuant to any other intercreditor agreement with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Pari Passu Lien Indebtedness Party or received by the Applicable Authorized Representative or any Pari Passu Lien Indebtedness Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution to which any Pari Passu Lien Indebtedness Party is entitled under any other intercreditor agreement shall be applied by the Applicable Authorized Representative to the payment in full of the Pari Passu Lien Indebtedness on a ratable basis, after payment of all amounts owing to each Authorized Representative in connection therewith.

        Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Pari Passu Lien Indebtedness Party) has a lien or security interest that is junior in priority to the security interest of any series of Pari Passu Lien Indebtedness but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other series of Pari Passu Lien Indebtedness (such third party, an "Intervening Creditor"), the value of any Shared Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or proceeds to be distributed in respect of the series of Pari Passu Lien Indebtedness with respect to which such impairment exists.

        The Intercreditor Agreement provides that the Liens of the Collateral Agent and each other Authorized Representative or Pari Passu Lien Indebtedness Party on the Collateral will be automatically released if, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, (1) in connection with any enforcement by the Applicable Authorized Representative in accordance with the provisions of the Intercreditor Agreement or (2) if the Applicable Authorized Representative releases its Lien on any part of the Collateral (or releases any Subsidiary Guarantor from its obligations under the Credit Agreement or other document governing the applicable series of Other Pari Passu Lien Indebtedness) in connection with any sale, lease, transfer or other disposition of Collateral permitted under the terms of the document governing each series of Pari Passu Lien Indebtedness, upon final conclusion of such enforcement proceeding or sale, lease, transfer or other disposition, as and when, but only to the extent, such Liens of the Applicable Authorized Representative on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied as provided in the Intercreditor Agreement. The Collateral Agent will be authorized to take such action as necessary to effect such release.

        Under the terms of the Intercreditor Agreement, none of the Pari Passu Lien Indebtedness Parties may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against any other Pari Passu Lien Indebtedness Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral. In addition, none of the Pari Passu Lien Indebtedness Parties may seek to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any Pari Passu Lien Indebtedness Party obtains possession of any Shared Collateral or realizes any proceeds or payment in respect thereof, at any time prior to the discharge of all Pari Passu Lien Indebtedness, then it must hold such Shared Collateral, proceeds or payment in trust for the other Pari Passu Lien Indebtedness

Parties and promptly transfer such Shared Collateral, proceeds or payment to the Applicable Authorized Representative to be distributed in accordance with the Intercreditor Agreement.

        If the Company or any Subsidiary Guarantor becomes subject to any bankruptcy case, the Intercreditor Agreement provides that (1) if the Company or any Subsidiary Guarantor shall, as debtor(s)-in-possession, move for approval of financing (the "DIP Financing") to be provided by one or more lenders (the "DIP Lenders") under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Pari Passu Lien Indebtedness Party will agree not to object to any such financing or to the Liens on the Shared Collateral securing the same (the "DIP Financing Liens") or to any use of cash collateral that constitutes Shared Collateral, unless a majority in interest of the Controlling Secured Parties (or such greater amount as is necessary to take action under the applicable documents governing such obligations), or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Passu Lien Indebtedness Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Passu Lien Indebtedness of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth in the Intercreditor Agreement), in each case so long as:

          (A)  the Pari Passu Lien Indebtedness Parties of each series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other Pari Passu Lien Indebtedness Parties (other than any Liens of the Pari Passu Lien Indebtedness Parties constituting DIP Financing Liens) as existed prior to the commencement of the bankruptcy case,

          (B)  the Pari Passu Lien Indebtedness Parties of each series are granted Liens on any additional collateral pledged to any Pari Passu Lien Indebtedness Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the Pari Passu Lien Indebtedness Parties as set forth in the Intercreditor Agreement,

          (C)  if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Passu Lien Indebtedness, such amount is applied pursuant to the Intercreditor Agreement, and

          (D)  if any Pari Passu Lien Indebtedness Parties are granted adequate protection with respect to the Pari Passu Lien Indebtedness, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to the Intercreditor Agreement;

provided that the Pari Passu Lien Indebtedness Parties of each series shall have a right to object to the grant of a Lien to secure the DIP Financing over any collateral subject to Liens in favor of the Pari Passu Lien Indebtedness Parties of such series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Pari Passu Lien Indebtedness Parties receiving adequate protection shall not object to any other Pari Passu Lien Indebtedness Party receiving adequate protection comparable to any adequate protection granted to such Pari Passu Lien Indebtedness Parties in connection with a DIP Financing or use of cash collateral.

        The Pari Passu Lien Indebtedness Parties acknowledge that the Pari Passu Lien Indebtedness of any series may, subject to the limitations set forth in the documents governing such Pari Passu Lien Indebtedness, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the Intercreditor Agreement defining the relative rights of the Pari Passu Lien Indebtedness Parties of any series.

Optional Redemption

        Prior to June 1, 2016, the Company may, at its option, in whole or in part, at any time or from time to time, redeem any of the Notes upon not less than 45 days prior written notice to the Trustee and not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's last address as it appears in the security register, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

        On and after June 1, 2016 and prior to maturity, the Company may, at its option, in whole or in part, at any time or from time to time, redeem any of the Notes upon not less than 45 days prior written notice to the Trustee and not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's last address as it appears in the security register. The Notes will be redeemable at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date), if redeemed during the 12-month period commencing on June 1 of the following years:

Year	Redemption Price
2016	105.531%
2017	103.688%
2018	101.844%
2019 and thereafter	100%

        In addition, prior to June 1, 2016, the Company may, at its option, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the Notes (including any Additional Notes) with the net cash proceeds from one or more Equity Offerings at a redemption price of 107.375% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption; provided, however, that:

  •
  Notes representing at least 65% of the principal amount of the Notes (including any Additional Notes) initially issued remain outstanding immediately after each such redemption; and

  •
  notice of each such redemption is mailed within 90 days after the closing of the related Equity Offering.

        In the case of any partial redemption of the Notes, the Trustee will select the Notes for redemption:

  •
  in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed and those of the depositary if such Notes are global notes; or

  •
  if the Notes are not listed, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate and otherwise in accordance with the procedures of the depositary, except that no Note of $2,000 or less, in original principal amount, will be redeemed in part.

If any Note is to be redeemed in part, the notice of redemption relating to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder upon cancellation of the original Note.

No Sinking Fund

        There will be no sinking fund payments for the Notes.

Certain Covenants

Limitation on Indebtedness

        The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (other than the Notes issued on the Closing Date, and any Notes exchanged therefor or for Additional Notes (issued in compliance with the Indenture) under the terms of the Indenture and the Registration Rights Agreement, and any other Existing Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio of the Company would be greater than zero and less than 3.75:1.00; provided that the amount of Indebtedness that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $15.0 million at any one time outstanding.

        Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following items of Indebtedness:

          (1)   Indebtedness Incurred under Credit Agreements outstanding at any time in an aggregate principal amount not to exceed $175.0 million, less the aggregate amount of all Net Cash Proceeds of Asset Sales applied to permanently repay any such Indebtedness pursuant to the covenant described below under "—Limitation on Asset Sales";

          (2)   Indebtedness owed:

            (A)  to the Company; or

            (B)  to any Restricted Subsidiary; provided, however, that any such Indebtedness of the Company or a Subsidiary Guarantor owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be; provided, further, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company, another Restricted Subsidiary or the holder of a Lien permitted by the Indenture) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);

          (3)   Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (1), (2), (4), (6), (7), (9) or (10) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however, that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu in right of payment with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (3) if:

            (A)  in case the Notes or any Subsidiary Guarantees are refinanced in part or the Indebtedness to be refinanced is pari passu in right of payment with the Notes or any Subsidiary Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu in right of payment with, or subordinate in right of payment to, the remaining Notes or such Subsidiary Guarantees, as applicable;

            (B)  in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or any Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or such Subsidiary Guarantee, as applicable, at least to the extent that the Indebtedness to be refinanced is subordinated in right of payment to the Notes or such Subsidiary Guarantee, as applicable; and

            (C)  such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or funded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; provided, further, that in no event may the Company's Indebtedness be refinanced by means of any Indebtedness of any of its Restricted Subsidiaries pursuant to this clause (3);

          (4)   Indebtedness:

            (A)  under Currency Agreements, Interest Rate Agreements or Commodity Agreements that are entered into for the purpose of (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (b) fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales; and, in each case, for bona fide hedging purposes;

            (B)  arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of the Company's obligations or those of any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the purchase or disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary, as applicable, in connection with such purchase or disposition;

          (5)   Indebtedness of the Company, to the extent the net proceeds thereof are promptly:

            (A)  used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control; or

            (B)  deposited to defease the Notes as described below under "—Defeasance";

          (6)   Guarantees of the Notes and Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being Guaranteed is subordinated in right of payment to the Notes or a Subsidiary Guarantee, then such Guarantee shall be subordinated in right of payment to the Notes or such Subsidiary Guarantee to the same extent as the Indebtedness Guaranteed;

          (7)   Indebtedness Incurred to finance or refinance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease Obligations and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired, plus goodwill associated therewith) by the Company or a Restricted Subsidiary after the Closing Date, including Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness Incurred under this clause (7); provided, however, that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed the greater of $75.0 million and 5.0% of Total Assets at the time of Incurrence;

          (8)   Acquired Indebtedness; provided, however, that after giving effect to the Incurrence of such Indebtedness pursuant to this clause (8) and the related acquisition transaction, either (a) the Company would have been able to Incur $1.00 of Indebtedness under the first paragraph of this covenant or (b) the Company's Consolidated Leverage Ratio would not be greater than such ratio immediately prior to such acquisition transaction;

          (9)   Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings); and

          (10) Indebtedness (in addition to Indebtedness permitted under clauses (1) through (9) above) in an aggregate principal amount outstanding at any time not to exceed $35.0 million.

        Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

        For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount of Indebtedness shall not be included.

        For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; provided, however, that the Company need not classify such item of Indebtedness solely by reference to one provision permitting such Indebtedness, but instead may classify such item of Indebtedness in part by reference to one such provision and in part by reference to one or more other provisions of this covenant; provided, further, that Indebtedness under the Initial Credit Agreement outstanding on the Closing Date, if any, will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of this covenant.

        Neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness that pursuant to its terms is subordinated or junior in right of payment to any Indebtedness unless such Indebtedness is subordinated in right of payment to the Notes or the relevant Subsidiary Guarantee, as applicable, to the same extent; provided that Indebtedness will not be considered subordinated or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Limitation on Restricted Payments

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (A) dividends or distributions payable solely in shares of the Company's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock (other than Disqualified Stock); and (B) dividends and distributions payable by a Restricted Subsidiary solely to the Company or a Restricted Subsidiary and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other shareholders on a pro rata basis or on such other basis that result in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value that it would receive on a pro rata basis);

          (2)   purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:

            (A)  the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person; or

            (B)  a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5.0% or more of the Company's Capital Stock;

          (3)   make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of any Indebtedness that is subordinated in right of payment to the Notes or any Subsidiary Guarantee (other than Indebtedness Incurred under clause (2) of the second paragraph of the "Limitation on Indebtedness" covenant); or

          (4)   make any Investment, other than a Permitted Investment, in any Person;

  (such payments or any other actions described in clauses (1) through (4) above being collectively called "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

            (A)  a Default or Event of Default shall have occurred and be continuing;

            (B)  the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

            (C)  the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution) made after the Closing Date shall exceed the sum of:

                (i)  the amount by which Consolidated EBITDA of the Company exceeds 300% of Consolidated Interest Expense of the Company, in each case determined on a cumulative basis during the period (taken as one accounting period) from April 1, 2013 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant; plus

               (ii)  the aggregate Net Cash Proceeds and the fair market value of all non-cash proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) permitted by the Indenture to a Person who is not a Subsidiary of the Company, including an issuance or sale of Indebtedness of the Company permitted by the Indenture for cash after the Closing Date upon the conversion of such Indebtedness into the Company's Capital Stock (other than Disqualified Stock), or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes); plus

              (iii)  an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary, or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net

      Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

        The foregoing provision shall not be violated by reason of:

          (1)   the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment would comply with the foregoing paragraph;

          (2)   the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or any Subsidiary Guarantee, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant;

          (3)   any Restricted Payment made in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

          (4)   redemption, repurchase or other acquisition for value of any Capital Stock of any Foreign Subsidiary of the Company that are held by a Person that is not an Affiliate of the Company; provided that the consideration for such redemption repurchase or other acquisition is not in excess of either (i) the fair market value of such common Capital Stock or (ii) such amount required by applicable laws, rules or regulation;

          (5)   payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the Company's property and assets;

          (6)   Investments in any Person the primary business of which is a Permitted Business; provided, however, that the aggregate amount of Investments made pursuant to this clause (6) does not exceed the sum of:

            (A)  $50.0 million, plus

            (B)  the amount of Net Cash Proceeds and the fair market value of all non-cash proceeds received by the Company after the Closing Date from the sale of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds or non-cash proceeds are used to make Restricted Payments pursuant to clause (C)(ii) of the first paragraph of this "Limitation on Restricted Payments" covenant, or clause (3), (4) or (7) of this paragraph, plus

            (C)  the net reduction in Investments made pursuant to this clause (6) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds or non-cash proceeds from the sale of any such Investment (except in each case to the extent any such distributions, repayments or proceeds are included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), provided, however, that the net reduction in any Investment shall not exceed the amount of such Investment;

          (7)   Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock), except to the extent such Investments have been used to make Restricted Payments pursuant to clause (C)(ii) of the first paragraph of this "Limitation on Restricted Payments" covenant;

          (8)   payments of cash in lieu of fractional shares of the Company's Capital Stock in an aggregate amount not to exceed $250,000;

          (9)   Restricted Payments in addition to the Restricted Payments permitted by the other clauses of this paragraph, in an aggregate amount not to exceed $35.0 million;

          (10) the repurchase, redemption or other acquisition of the Company's Capital Stock (or options, warrants or other rights to acquire such Capital Stock) from Persons who are or were formerly the directors, officers or employees of the Company or any of the Company's Restricted Subsidiaries, provided, however, that the aggregate amount paid by the Company or any Restricted Subsidiary in respect of all such redemptions, repurchases or other acquisitions for value pursuant to this clause (10) shall not exceed $5.0 million in any twelve month period;

          (11) the declaration and payment of dividends to holders of Disqualified Stock of the Company issued in compliance with the covenant described under "—Limitation on Indebtedness" to the extent such dividends are included in the definition of "Consolidated Interest Expense";

          (12) the purchase, redemption, retirement or other acquisition for value of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) tendered by the holder thereof in payment of the exercise price therefor or of withholding or other taxes relating to the vesting, delivery, exercise, exchange or conversion of options, restricted stock, restricted stock units, warrants or other rights relating to, or representing rights to acquire, Capital Stock of the Company;

          (13) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

          (14) upon the occurrence of a Change of Control and within 60 days after completion of the Offer to Purchase pursuant to the covenant described below under the caption "—Repurchase of Notes upon a Change of Control," any purchase or redemption of Indebtedness of the Company that is contractually subordinated to the Notes or any Subsidiary Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); provided that, prior to such repayment or repurchase, the Company shall have made the Offer to Purchase pursuant to the covenant described below under the caption "—Repurchase of Notes upon a Change of Control," with respect to the Notes, and the Company shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Offer to Purchase;

          (15) after the completion of an Offer to Purchase in relation to an Asset Sale pursuant to the "Limitation on Asset Sales" covenant, any purchase or redemption of Indebtedness of the Company that is contractually subordinated to the Notes or any Subsidiary Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of such Offer to Purchase pursuant to the "Limitation on Asset Sales" covenant; provided that, prior to such repayment or repurchase, the Company shall have made the Offer to Purchase pursuant to the "Limitation on Asset Sales" covenant with respect to the Notes, and the Company shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Offer to Purchase;

          (16) the payment of cash dividends on the Company's Common Stock in the aggregate amount per fiscal quarter up to or equal to $0.05 per share for each share of the Company's Common Stock outstanding as of the quarterly record date for dividends payable in respect of such fiscal quarter (as such amount shall be adjusted for changes in the capitalization of the Company upon recapitalizations, reclassifications, stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions); and

          (17) Permitted Payments to Parent;

provided further, however, that, except in the case of clauses (1), (3), (4), (7), (12) and (13) of this paragraph, no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

        Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) or (13) thereof, an exchange of Capital Stock (or options, warrants or other rights to acquire Capital Stock) for Capital Stock (or options, warrants or other rights to acquire Capital Stock) or Indebtedness referred to in clause (3) or (12) thereof and an Investment referred to in clause (6) or (7) thereof) shall be included, and the Net Cash Proceeds and the fair market value of non-cash proceeds from any issuance of Capital Stock referred to in clauses (3), (6) and (7) thereof, to the extent used to make Restricted Payments thereunder, shall be excluded, in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of the Company's Capital Stock or options, warrants or other rights to acquire such Capital Stock are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu in right of payment with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

          (2)   pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

          (3)   make loans or advances to the Company or any Restricted Subsidiary; or

          (4)   transfer any of its property or assets to the Company or any other Restricted Subsidiary.

        The foregoing provisions shall not restrict any encumbrances or restrictions:

          (1)   existing on the Closing Date or any other agreements in effect on the Closing Date, and any amendments, modifications, extensions, refinancings, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such amendments, modifications, extensions, refinancings, renewals or replacements, taken as a whole, are not materially more restrictive (as determined by the Company) than those encumbrances or restrictions that are then in effect and that are being amended, modified, extended, refinanced, renewed or replaced;

          (2)   existing under or by reason of applicable law or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary;

          (3)   existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any amendments, modifications, extensions, refinancings, renewals or replacements of such encumbrances or restrictions; provided, however, that the encumbrances and restrictions in any such amendments, modifications, extensions, renewals or replacements, taken as a whole, are not materially more restrictive (as determined by the Company) than those encumbrances or restrictions that are then in effect and that are being amended, modified, extended, refinanced, renewed or replaced;

          (4)   in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:

            (A)  that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

            (B)  existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of the property or assets of the Company or a Restricted Subsidiary not otherwise prohibited by the Indenture; or

            (C)  arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, reduce the value of the property or assets of the Company or a Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary;

          (5)   with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

          (6)   contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

            (A)  the encumbrance or restriction either:

                (i)  applies only in the event of a payment default or non-compliance with respect to a financial covenant contained in such Indebtedness or agreement; or

               (ii)  is contained in a Credit Agreement;

            (B)  the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by the Company); and

            (C)  the Company determines on the date of the Incurrence of such Indebtedness that any such encumbrance or restriction would not be expected to materially impair the Company's ability to make principal or interest payments on the Notes;

          (7)   arising from customary provisions in joint venture agreements and other agreements entered into in the ordinary course of business;

          (8)   pursuant to the Notes and the Subsidiary Guarantees and any exchange notes and Subsidiary Guarantees exchanged therefor or for Additional Notes and the related Subsidiary Guarantees to be issued pursuant to the Indenture and the Registration Rights Agreement or pursuant to the Indenture, the Collateral Documents or the Intercreditor Agreement;

          (9)   imposed on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (10) imposed in connection with Capitalized Leases or purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature specified in clause (4) above on the property so acquired;

          (11) contained in the terms of any Indebtedness of any Restricted Subsidiary that is Incurred as permitted pursuant to the "Limitation on Indebtedness" covenant;

          (12) imposed in connection with any Investment not prohibited by the "Limitation on Restricted Payments" covenant and or in connection with any Permitted Investment; provided, however, that such restriction or encumbrance applies only to the Person that is the subject of such Investment or Permitted Investment, as applicable;

          (13) contained in the terms of any Secured Indebtedness otherwise permitted to be Incurred pursuant to the "Limitation on Indebtedness" and "Limitation on Liens" covenants that limit the right of the debtor to dispose of the assets securing such Secured Indebtedness;

          (14) customary guarantees by the Company of non-Indebtedness obligations of a Subsidiary set forth in leases, licenses and other agreements entered into by the Subsidiary in the ordinary course of business; or

          (15) applicable to a Receivables Subsidiary and effected in connection with a Qualified Receivables Financing; provided, however, that such restriction or encumbrance applies only to such Receivables Subsidiary.

        Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from:

          (1)   creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant; or

          (2)   restricting the sale or other disposition of the Company's property or assets or the property or assets of any of its Restricted Subsidiaries that secure the Company's Indebtedness or the Indebtedness of any of its Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

        The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to acquire shares of such Capital Stock) except:

          (1)   to the Company or a Wholly Owned Restricted Subsidiary;

          (2)   issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Restricted Subsidiaries, to the extent required by applicable law;

          (3)   if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; and

          (4)   issuances or sales of Common Stock of a Restricted Subsidiary, provided, however, that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in compliance with the "Limitation on Asset Sales" covenant.

Limitation on Transactions with Affiliates

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with a Related Person or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction (or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor) in a comparable arm's-length transaction with a Person that is not such a Related Person or an Affiliate.

        The foregoing limitation does not limit and shall not apply to:

          (1)   transactions:

            (A)  approved by a majority of the disinterested members of the Company's Board of Directors or by a majority of the members of the audit committee or compensation committee of such Board of Directors constituted in accordance with the rules of The Nasdaq Stock Market, Inc. or other United States national securities exchange; or

            (B)  for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

          (2)   any transaction solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries;

          (3)   fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors (or a committee thereof) or senior management;

          (4)   any transactions pursuant to employment agreements or arrangements entered into by the Company or any Restricted Subsidiary in the ordinary course of business and any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or other employee benefit plans approved by the Company's Board of Directors;

          (5)   any grant of stock options, restricted stock or other awards to employees and directors of the Company or any Restricted Subsidiary pursuant to plans approved by the Company's Board of Directors;

          (6)   any transactions pursuant to any agreement or arrangement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto and any extension of the maturity thereof) and any replacement agreement or arrangement thereto so long as any such amendment or replacement agreement or arrangement is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Closing Date;

          (7)   the issuance of Capital Stock of the Company (other than Disqualified Stock);

          (8)   any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

          (9)   sales of accounts receivable, or participations therein, in connection with any Qualified Receivables Financing;

          (10) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person; or

          (11) any Parent Transaction.

        Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions With Affiliates" covenant and not covered by clauses (2) through (9) of the foregoing paragraph, (a) the aggregate amount of which exceeds $20.0 million, but does not exceed $50.0 million, in value, must be determined to be fair in the manner provided for in clause (1)(A) or (1)(B) above and (b) the aggregate amount of which exceeds $50.0 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

Limitation on Liens

        The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, except Permitted Liens. In addition, the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any Excluded Property (other than capital stock or securities of any Subsidiary excluded pursuant to clause (l) of the definition of Excluded Property) to secure any Pari Passu Lien Indebtedness, unless the Company or such Restricted Subsidiary concurrently grants a Lien to the Collateral Agent to secure the Notes ranking pari passu with such Lien securing such Pari Passu Lien Indebtedness for as long as such Pari Passu Lien Indebtedness remains so secured.

Limitation on Sale-Leaseback Transactions

        The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

        The foregoing restriction shall not apply to any sale-leaseback transaction if:

          (a)   (1) the Company or such Restricted Subsidiary would be entitled to (1) incur Indebtedness in an amount equal to the Attributable Debt with respect to the transaction pursuant to the covenant described under "—Limitation on Indebtedness" and (2) create a Lien on such property securing such Attributable Debt pursuant to the "Limitation on Liens" covenant; or

          (b)   such sale is of real property (acquired in the ordinary course of business and not for speculative purposes) and the improvements and fixtures thereon and the lease is on current market terms.

Limitation on Asset Sales

        The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

          (1)   the consideration received by the Company or the Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of;

          (2)   at least 75% of the consideration received consists of cash or Temporary Cash Investments. For purposes of this clause (2), each of the following shall be deemed to be cash:

            (a)   any liabilities, as shown on the Company's most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption or similar agreement;

            (b)   any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days of receipt thereof, to the extent of the cash or Temporary Cash Investments received in that conversion; and

            (c)   any stock or assets of the kind referred to in clause (D) of the paragraph immediately following; and

          (3)   in the case of an Asset Sale of Collateral, to the extent required by the Collateral Documents, all consideration from such Asset Sale is pledged as Collateral to secure the Notes concurrently with or immediately after its receipt.

        Within 12 months after the date of consummation of such Asset Sale, the Company shall or shall cause the relevant Restricted Subsidiary to:

          (A)  in the case of an Asset Sale by a Subsidiary that is not a Subsidiary Guarantor, apply an amount equal to the Net Cash Proceeds of such Asset Sale to repay Indebtedness of a Subsidiary that is not a Subsidiary Guarantor and permanently reduce the commitments in respect thereof; or

          (B)  in the case of an Asset Sale of Collateral, apply an amount equal to the Net Cash Proceeds of such Asset Sale to repay Pari Passu Lien Indebtedness (other than the Notes or any Subsidiary Guarantees) on a pro rata basis and permanently reduce the commitments in respect thereof if the Company substantially concurrently makes an offer, in accordance with the procedures set forth below, to all holders to purchase the pro rata portion of the aggregate principal amount of the Notes at a purchase price equal to 100% of the principal amount thereof; or

          (C)  in the case of an Asset Sale of any other assets, apply an amount equal to the Net Cash Proceeds of such Asset Sale to repay any other Senior Indebtedness on a pro rata basis and permanently reduce the commitments in respect thereof if the Company substantially concurrently makes an offer, in accordance with the procedures set forth below, to all holders to purchase the pro rata portion of the aggregate principal amount of the Notes at a purchase price equal to 100% of the principal amount thereof; or

          (D)  invest an equal amount, or the amount of Net Cash Proceeds of any Asset Sale not so applied pursuant to clause (A), (B) or (C) (or enter into a definitive agreement committing to so invest within such 12-month period, which investment shall be consummated within 6 months after the date of such agreement), in (i) property or assets (other than current assets) of a nature or type or that are used in a Permitted Business or (ii) the Capital Stock of a Person primarily engaged in a Permitted Business that becomes a Restricted Subsidiary as a result of such investment; provided that to the extent the assets subject to such Asset Sale were Collateral, the property, assets or Capital Stock so acquired shall promptly be pledged as Collateral to secure the Notes if and to the extent required by the Collateral Documents;

          (E)  apply such Net Cash Proceeds (to the extent not applied pursuant to clause (A), (B), (C) or (D)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

        If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $20.0 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of Notes and, to the extent permitted or required by the terms thereof, (i) to the extent such proceeds relate to an Asset Sale of Collateral, Pari Passu Lien Indebtedness (other than the Notes or any Subsidiary Guarantees) or (ii) with respect to all other proceeds, any other of the Company's Senior Indebtedness, in each case equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes and such other Pari Passu Lien Indebtness or

Senior Indebtedness, if applicable, on the relevant Payment Date, plus, in each case, accrued interest (if any) to, but excluding, the Payment Date. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Lien Indebtedness or Senior Indebtedness tendered in response to such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other Pari Passu Lien Indebtedness or Senior Indebtedness to be purchased on a pro rata basis. Upon completion of the Offer to Purchase, the amount of Excess Proceeds will be reset to zero.

Future Subsidiary Guarantors

        The Indenture requires that the Company cause each Person that is or becomes a Domestic Restricted Subsidiary following the Closing Date (and is required to be a Subsidiary Guarantor) and any Foreign Restricted Subsidiary that Guarantees any Indebtedness of the Company or any Domestic Restricted Subsidiary of the Company to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary or Foreign Restricted Subsidiary will guarantee the payment and performance of the Notes at the time such Person is or becomes a Domestic Restricted Subsidiary that is required to be a Subsidiary Guarantor or Guarantees any such Indebtedness, as applicable.

        Each Domestic Restricted Subsidiary that becomes a Subsidiary Guarantor on or after the Closing Date shall also become a party to the applicable Collateral Documents and the Intercreditor Agreement and, to the extent required by the Security Agreement, shall as promptly as practicable execute and deliver such security instruments, financing statements and certificates as may be necessary to vest in the Collateral Agent a first priority security interest on a pari passu basis with the Liens securing any Pari Passu Lien Indebtedness (subject to Permitted Liens) in properties and assets that constitute Collateral as security for the Notes or the Subsidiary Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Collateral Documents and the Indenture, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

Repurchase of Notes upon a Change of Control

        The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued interest (if any) to, but excluding, the Payment Date.

        The Company cannot assure you that it will have sufficient funds available at the time of any Change of Control to make any payment on outstanding Indebtedness (including repurchases of the Notes) required by the foregoing covenant (or that may be contained in agreements relating to the Company's other Indebtedness which might be outstanding at such time).

        The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all Indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

SEC Reports and Reports to Holders

        Whether or not the Company is then required to file reports with the SEC under the Exchange Act, the Company will file with the SEC (unless the SEC will not accept or does not permit such a filing, in which case the Company will supply to the Trustee in electronic form for forwarding to each holder upon request by such holder, without cost to any holder and at the expense of the Company), within the time periods specified in the SEC's rules and regulations:

          (1)   all quarterly and annual financial information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms under the Exchange Act, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports under the Exchange Act.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, the Company agrees that, for so long as any Notes remain outstanding, if at any time it is not required to file with the SEC the reports and other information required by the preceding paragraphs, it will furnish to holders of Notes and prospective investors in the Notes, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        For so long as the Company files the foregoing reports and other information with the SEC, the Company will be deemed to have furnished such reports and other information to the Trustee if the Company has filed such reports and other information with the SEC via the EDGAR filing system or any successor electronic filing system and such reports are publicly available.

Consolidation, Merger and Sale of Assets

        (a)   The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company, unless:

          (1)   the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased the Company's property and assets shall be a corporation, partnership or limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, all of the Company's obligations on all of the Notes and under the Indenture, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement;

          (2)   immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing;

          (3)   immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided, however, that this clause (3) shall not apply to a consolidation, merger or sale of all or substantially all of the Company's assets if immediately after giving effect to such transaction, on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Leverage Ratio equal to or less than the Consolidated Leverage Ratio of the Company immediately prior to such transaction;

          (4)   the Collateral owned by or transferred to the Company or the continuing Person, as applicable, shall (a) continue to constitute Collateral under the Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the holders of the Notes, and (c) not be subject to any Lien other than Permitted Liens; and

          (5)   if the Company is not the continuing Person, the Company delivers to the Trustee an Officers' Certificate and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided that clause (3) above will not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a board resolution, the principal purpose of such transaction is to change the state of incorporation of the Company or to create a holding company pursuant to a Parent Transaction and provided, further, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations. In addition, clauses (3) and (5) above will not apply to any consolidation, merger, sale, conveyance, transfer, lease or other disposition of assets between or among the Company and any Restricted Subsidiaries.

        The Person formed by such consolidation or merger, or to which such sale, transfer, lease or other disposition is made, will succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture, but in the case of

          (1)   a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company), or

          (2)   a lease,

the Company will not be released from any of the obligations or covenants under the Indenture, including with respect to the payment of the Notes.

        (b)   The Company will not permit any Subsidiary Guarantor to consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than the Company or another Subsidiary Guarantor) or permit any Person (other than another Subsidiary Guarantor) to merge with or into such Subsidiary Guarantor, unless:

          (A)  (1)    such Subsidiary Guarantor shall be the continuing Person, or the Person (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or that acquired or leased such Subsidiary Guarantor's property and assets shall be a corporation, partnership or limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by supplemental indenture and other applicable documents, executed and delivered to the Trustee, all of such Subsidiary Guarantor's obligations under the Notes, the applicable Subsidiary Guarantee, the Indenture, the Registration Rights Agreement, the Collateral Documents and the Intercreditor Agreement;

            (2)   immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing;

            (3)   the Collateral owned by or transferred to the Subsidiary Guarantor or the continuing Person, as applicable, shall (i) continue to constitute Collateral under the Indenture and the Collateral Documents, (ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the holders of the Notes, and (iii) not be subject to any Lien other than Permitted Liens; and

            (4)   such Subsidiary Guarantor delivers to the Trustee an Officers' Certificate and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; or

          (B)  such transaction constitutes a sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor or the sale, conveyance, transfer, lease or other disposition of all or substantially all of such Subsidiary Guarantor's property and assets (in each case other than with, into or to the Company or another Subsidiary Guarantor) otherwise permitted by the Indenture.

The Subsidiary Guarantee of such Subsidiary Guarantor shall be released to the extent set forth under "—Subsidiary Guarantees."

Events of Default

        The following events are defined as "Events of Default" in the Indenture:

          (1)   default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (2)   default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

          (3)   default in the performance or breach of the provisions of the "Consolidation, Merger and Sale of Assets" covenant or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes Upon a Change of Control" covenant;

          (4)   the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above), and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee to the Company or the holders of 25% or more in aggregate principal amount of the Notes to the Company and the Trustee;

          (5)   there occurs with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $20.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (6)   any final judgment or order (not covered by insurance) for the payment of money in excess of $20.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (7)   a court having jurisdiction in the premises enters a decree or order for

            (A)  relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

            (B)  appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary; or

            (C)  the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

          (8)   the Company or any Significant Subsidiary

            (A)  commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

            (B)  consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary; or

            (C)  effects any general assignment for the benefit of creditors;

          (9)   Subsidiary Guarantees provided by Subsidiary Guarantors that individually or together would constitute a Significant Subsidiary cease to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantees or the terms of the Indenture) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; and

          (10) with respect to any Collateral having a fair market value in excess of $20.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with the terms of the Collateral Documents and the terms of the Indenture or the Intercreditor Agreement, as applicable, other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture, if such failure continues for 60 days or (B) the assertion by the Company or any Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

        If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company (and to the Trustee if such notice is given by the holders), may, and the Trustee at the written request of such holders shall, declare the principal amount of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal amount, premium, if any, and accrued interest shall be immediately due and payable.

        Notwithstanding the foregoing, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure to comply with "—Certain Covenants—SEC Reports and Reports to Holders" and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 120 days after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. This additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the additional interest begins to accrue on any Notes. The additional interest will accrue on all outstanding

Notes from and including the date on which such Event of Default first occurs to, but excluding, the 120th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). On such 120th day (or earlier, if such Event of Default shall have been cured or waived prior to such 120th day), such special interest will cease to accrue and, if such Event of Default has not been cured or waived prior to such 120th day, the Notes will be subject to acceleration as provided above. In the event the Company does not elect to pay additional interest upon an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. If the Company elects to pay such additional interest, it will notify the Trustee and paying agent of such election on or before the close of business on the date on which such Event of Default first occurs.

        In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to such clause (5) shall be remedied or cured by the Company or the relevant Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

        If an Event of Default specified in clause (7) or (8) above occurs with respect to the Company, the principal amount of, premium, if any, and accrued interest on the Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

        The holders of at least a majority in principal amount of the outstanding Notes, by written notice to the Company and to the Trustee, may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "—Modification and Waiver."

        The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee pursuant to the Indenture. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such Notes. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

        A holder may not pursue any remedy with respect to the Indenture or the Notes unless:

          (1)   the holder gives the Trustee written notice of a continuing Event of Default;

          (2)   the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

          (3)   such holder or holders offer the Trustee indemnity and/or security satisfactory to the Trustee against any costs, liability or expense;

          (4)   the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity and/or security; and

          (5)   during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

        However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal amount of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.

        The Indenture requires certain of the Company's officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and the Restricted Subsidiaries and their performance under the Indenture and that the Company and the Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Defeasance

Defeasance and Discharge

        The Indenture provides that the Obligors will be deemed to have paid and will be discharged from any and all obligations in respect of the outstanding Notes, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (1)   the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes;

          (2)   the Company has delivered to the Trustee

            (A)  either (i) an opinion of counsel to the effect that holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "defeasance" provision and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a change in applicable U.S. federal income tax law after the Closing Date or (ii) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel; and

            (B)  an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and that, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

          (3)   immediately after giving effect to such deposit, on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit (other than any Default or Event of Default resulting from the borrowing of funds to be applied to make the deposit referred to in clause (1) above and the granting of Liens in connection therewith), and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

          (4)   if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an opinion of counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default

        The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (a)(3) under "—Consolidation, Merger and Sale of Assets" and all the other covenants described herein under "—Certain Covenants," and clause (3) under "—Events of Default" with respect to such clause (3) under "—Consolidation, Merger and Sale of Assets," clause (4) under "—Events of Default" with respect to such other covenants and clauses (5), (6), (9) and (10) under "—Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (2)(B), (3) and (4) under "—Defeasance—Defeasance and Discharge" and the delivery by the Company to the Trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

        In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect when:

          (1)   either:

            (a)   all Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced, Notes that are paid and Notes for whose payment money or securities have theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation and the Company or any other Obligor has paid all sums payable under the Indenture; or

            (b)   all Notes mature within one year or are to be called for redemption within one year and the Company or any other Obligor has irrevocably deposited with the Trustee, as trust funds in trust solely for the benefit of the holders, money or U.S. Government Obligations sufficient, without consideration of any reinvestment of interest, to pay the principal of, premium, if any, and accrued interest on the Notes to the date of maturity or redemption and all other sums payable under the Indenture;

          (2)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, the Indenture (other than any Default or Event of Default resulting from the borrowing of funds to be applied to make the deposit referred to in clause (1) above and the granting of Liens in connection therewith) or any other instrument to which the Company or any other Obligor is a party or by which the Company or any other Obligor is bound; and

          (3)   the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as applicable.

        In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

With the Consent of Holders

        Modifications and amendments of the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement may be made by the Company, the Subsidiary Guarantors, the Trustee and, if applicable, the Collateral Agent (upon the Trustee's and, if applicable, the Collateral Agent's receipt of an officer's certificate and opinion of counsel confirming compliance of such modification or amendment with the requirements of the Indenture) with the consent of the holders of not less than a majority in aggregate principal amount of the Notes then outstanding, and the holders of not less than a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Trustee, may waive future compliance by the Company and the Subsidiary Guarantors or any other Restricted Subsidiaries with any provision of the Indenture or the Notes; provided, however, that no such modification, amendment or waiver may, without the consent of each affected holder of Notes (with respect to any Notes held by a non-consenting holder):

          (1)   change the Stated Maturity of the principal of, or any installment of interest on, any Note or alter the provisions with respect to the redemption of the notes described above under "—Optional Redemption"); provided, however, that any modification or amendment of the "Limitation on Asset Sales" or the "Repurchase of Notes Upon a Change of Control" covenants occurring prior to any obligation of the Company to purchase Notes arising thereunder shall not be deemed to change the Stated Maturity of the principal of, or any installment of interest on, any Note;

          (2)   reduce the principal amount of, or interest or premium, if any, on any Note;

          (3)   change the place or currency of payment of principal of, or interest or premium, if any, on any Note;

          (4)   impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note or any Subsidiary Guarantee;

          (5)   reduce the percentage of outstanding Notes, the consent of whose holders is necessary to modify or amend the Indenture or the Notes, waive future compliance with any provision of the Indenture or the Notes or waive past Defaults;

          (6)   waive a default in the payment of principal of, or interest or premium, if any, on the Notes; or

          (7)   release any Subsidiary Guarantee other than pursuant to the terms of the Indenture.

        In addition, any amendment to, or waiver of, the provisions of the Indenture, any Collateral Document or the Intercreditor Agreement that has the effect of releasing all or substantially all of the

Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

Without the Consent of Holders

        The Company, when authorized by a resolution of its Board of Directors (as evidenced by a board resolution), the Trustee and, if applicable, the Collateral Agent (upon delivery to the Trustee and, if applicable, the Collateral Agent of an officer's certificate and an opinion of counsel confirming compliance of such amendment or supplement with the requirements of the Indenture) may amend or supplement the Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreement without notice to or the consent of any holder:

          (1)   to cure any ambiguity, defect or inconsistency, provided that such action shall not adversely affect the interests of the holders of the Notes;

          (2)   to provide for the assumption of the Company's or a Subsidiary Guarantor's obligations to holders of Notes and Subsidiary Guarantees if and to the extent required in the case of a merger or consolidation or sale or all or substantially all of the Company's or such Subsidiary Guarantor's assets, as applicable, in accordance with the "Consolidation, Merger and Sale of Assets" covenant;

          (3)   to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

          (4)   to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee;

          (5)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

          (6)   to add one or more initial or additional Guarantees;

          (7)   to grant Liens or add to the Collateral securing the Notes;

          (8)   to conform the terms of the applicable document to the terms set forth under "Description of Notes" in this prospectus;

          (9)   to provide for the issuance of Additional Notes; or

          (10) to make any change that, in the good faith opinion of the Board of Directors of the Company as evidenced by a board resolution, does not materially and adversely affect the rights of any holder.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

        The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future stockholder, other equityholder, officer, director, employee or controlling Person, as such, of either the Company or the Subsidiary Guarantors or of any of their respective successors. Each holder, by accepting the Notes, waives and releases all such liability.

Trustee

        The Indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Indenture and the provisions of the Trust Indenture Act incorporated by reference into the Indenture contain limitations on the rights of the Trustee, if it should become a creditor of an Obligor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or the Company's affiliates; provided that, if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

        The Notes will initially be represented by one or more global notes in registered form without interest coupons attached. Global notes will be exchanged with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, global notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part. Except in the limited circumstances described below under "—Exchange of Global Notes for Certificated Notes," beneficial interests in global notes may not be exchanged for Notes in certificated form and owners of beneficial interests in global notes will not be entitled to receive physical delivery of Notes in certificated form.

Depositary Procedures

        The following is based on information furnished to us by DTC:

        DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). DTC has a Standard & Poor's rating of AA+. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

        Purchases of the notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note ("Beneficial Owner" is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

        To facilitate subsequent transfers, all of the notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to DTC. If less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the Senior Notes to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC's MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or its agent, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Company or its agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to the Company or its agent. Under such circumstances, in the event that a successor depository is not obtained, note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        Interests in the global notes will trade in DTC's same-day funds settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants.

        Neither we, the Trustee nor any agent of us or the Trustee have any responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness or Disqualified Stock of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Business Acquisition by the Company or a Restricted Subsidiary and not Incurred or issued in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Business Acquisition.

        "Adjusted Consolidated Net Income" means, for any period, aggregate net income (or loss) of any Person and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

          (1)   the net income (or loss) of any other Person that is not a Restricted Subsidiary, except (A) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such other Person during such period and (B) with respect to net losses, to the extent of the amount of Investments made by such Person or any of its Restricted Subsidiaries in such other Person during such period;

          (2)   solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant (and in such case, except to the extent includable pursuant to clause (1) above), the net income (or loss) of any other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such other Person are acquired by such Person or any of its Restricted Subsidiaries;

          (3)   solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant, the net income of any Restricted Subsidiary (other than a Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (4)   any gains or losses (on an after-tax basis) attributable to Asset Sales, the disposition of securities or the early extinguishment of Indebtedness;

          (5)   solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amount paid or accrued as dividends (other than dividends to the extent paid or payable in shares of Capital Stock (other than Disqualified Stock) of such Person) on Preferred Stock of such Person or any Restricted Subsidiary owned by Persons other than such Person and any of its Restricted Subsidiaries;

          (6)   all extraordinary or non-recurring gains and losses; and

          (7)   the cumulative effect of a change in accounting principles;

          (8)   any (a) one-time non-cash compensation charges, (b) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or postemployment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights and (c) write-offs or write-downs of goodwill and other asset impairment charges;

          (9)   any non-cash unrealized net after-tax income (loss) from Currency Agreements or Interest Rate Agreements or cash management obligations and the application of Accounting Standards Codification Topic 815 "Derivatives and Hedging" or from other derivative instruments;

          (10) any non-cash gain or loss for such period from currency translation gains or losses or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from obligations under Currency Agreements for currency exchange risk entered in relation with Indebtedness) will be excluded;

          (11) non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 "Debt—Debt with Conversion Options—Recognition";

          (12) any non-cash charges resulting from the application of Accounting Standards Codification Topic 805 "Business Combinations," Accounting Standards Codification Topic 350 "Intangibles—Goodwill and Other," Accounting Standards Codification Topic 360-10-35-15 "Impairment or Disposal of Long-Lived Assets," Accounting Standards Codification Topic 480-10-25-4 "Distinguishing Liabilities from Equity—Overall—Recognition" or Accounting Standards Codification Topic 820 "Fair Value Measurements and Disclosures"; and

          (13) the amortization or write-off of financing fees in connection with the issuance of the Notes and the closing of the Credit Agreement.

        "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Applicable Premium" means, with respect to any Note on any applicable redemption date, the greater of:

          (1)   1.0% of the then outstanding principal amount of the Note; and

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of the Note at June 1, 2016 (such redemption price being set forth in the table appearing above under "—Optional Redemption") plus (ii) all required interest payments due on the Note, through June 1, 2016 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the then outstanding principal amount of the Note.

        "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the

Company or any Restricted Subsidiary to any Person other than the Company or any of its Restricted Subsidiaries of:

          (1)   all or any of the Capital Stock of any Restricted Subsidiary;

          (2)   all or substantially all of the property and assets of an operating unit or business of the Company or any Restricted Subsidiary; or

          (3)   any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any Restricted Subsidiary outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; provided, however, that "Asset Sale" shall not include:

            (A)  sales or other dispositions of inventory, services, receivables and other current assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

            (B)  sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant;

            (C)  sales, transfers or other dispositions of assets with a fair market value not in excess of $20.0 million in any transaction or series of related transactions;

            (D)  sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property, assets or securities of the kind described in clause (D) of the second paragraph of the "Limitation on Asset Sales" covenant;

            (E)  a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease;

            (F)  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property;

            (G)  to the extent allowable under Section 1031 of the Code, or any successor provision, any exchange of like property for use in the business of the Company or a Restricted Subsidiary;

            (H)  the sale or other disposition of Temporary Cash Investments;

            (I)   dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive factoring or similar arrangements;

            (J)   the creation of or realization on a Lien to the extent that the granting of such Lien was not in violation of the covenant described above under the caption "—Certain covenants—Limitation on Liens;"

            (K)  dispositions of accounts receivable and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing;

            (L)  any disposition of the Specified Assets; or

            (M) any sale or other disposition of assets of any Restricted Subsidiary that is not a Wholly Owned Subsidiary, except to the extent that the proceeds thereof are distributed to a Wholly Owned Restricted Subsidiary.

        "Attributable Debt" means Indebtedness deemed to be Incurred in respect of a sale-leaseback transaction, which will be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Authorized Representative" means (i) in the case of the Notes Secured Parties, the Trustee, (ii) in the case of the Initial Credit Agreement, the administrative agent thereunder, and (iii) in the case of any series of other Pari Passu Lien Indebtedness that become subject to the Intercreditor Agreement, the "Authorized Representative" named for such series of other Pari Passu Lien Indebtedness in the applicable joinder agreement to the Intercreditor Agreement.

        "Average Life" means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing

          (1)   the sum of the products of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (B) the amount of such principal payment by

          (2)   the sum of all such principal payments.

        "Board of Directors" means the Board of Directors of the Company.

        "Business Acquisition" means:

          (1)   an investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Person's primary business is a Permitted Business; or

          (2)   an acquisition by the Company or any Restricted Subsidiary of the property and assets of any Person other than the Company or any Restricted Subsidiary that constitute substantially all of a division or line of business of such Person; provided, however, that such division or line of business is engaged in a Permitted Business.

        "Business Disposition" means the sale or other disposition by the Company or any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) of:

          (1)   all or substantially all of the Capital Stock of any Restricted Subsidiary; or

          (2)   all or substantially all of the assets that constitute a division or line of business of the Company or any of the other Restricted Subsidiaries.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

        "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

        "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

        "Change of Control" means such time as:

          (1)   a "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) has become the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Company's Voting Stock, on a Fully Diluted Basis;

          (2)   individuals who on the Closing Date constitute the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination by such Board of Directors for election by the stockholders of the Company was approved by a vote of at least a majority of the members of such Board of Directors then in office who either were members of such Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office;

          (3)   the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than any such transaction in which the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction;

          (4)   any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act);

          (5)   the adoption by the Company's stockholders of a plan or proposal for the liquidation, winding up or dissolution of the Company; or

          (6)   following a Parent Transaction, the Parent ceases to be the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of 100% of the outstanding Capital Stock of the Company;

        provided, however, that a Parent Transaction shall not constitute a Change of Control.

        "Closing Date" means May 29, 2013.

        "Collateral" means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes and the Subsidiary Guarantees pursuant to the Collateral Documents.

        "Collateral Agent" means Regions Bank, in its capacity as collateral agent under the Collateral Documents, any successor thereto in such capacity and any other Person appointed as collateral agent pursuant to the terms of the Collateral Documents.

        "Collateral Documents" means the Security Agreement, the Pledge Agreement and any other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the benefit of the Notes Secured Parties.

        "Commodity Agreement" means any agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Common Stock" means, with respect to any Person, such Person's equity other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock, including any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) thereof.

        "Consolidated EBITDA" means, for any period and with respect to any Person, Adjusted Consolidated Net Income of such Person for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

          (A)  Consolidated Interest Expense;

          (B)  income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

          (C)  depreciation expense;

          (D)  amortization expense; and

          (E)  all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income other than the accrual of revenue in the ordinary course of business, in each case as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP.

        "Consolidated Interest Expense" means, for any period and with respect to any Person, the aggregate amount of interest in respect of Indebtedness, including, without limitation, (i) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; (iii) the net costs associated with Interest Rate Agreements; (iv) interest on Indebtedness that is Guaranteed or secured by such Person or any of its Restricted Subsidiaries; (v) the interest component of rentals in respect of Capitalized Lease Obligations; and (vi) dividends on Disqualified Stock, in each case that is paid, accrued or scheduled to be paid or to be accrued by such Person and its Restricted Subsidiaries during such period; in each case as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP; provided, however, that (1) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant, the calculation of Consolidated Interest Expense shall exclude any interest of a Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof); and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes shall be excluded from such calculation.

        "Consolidated Leverage Ratio" means, on any Transaction Date and with respect to any Person, the ratio of:

          (1)   the aggregate principal amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to:

          (2)   the aggregate amount of Consolidated EBITDA for such Person and its Restricted Subsidiaries for the then most recent four fiscal quarters for which such Person's financial statements have been filed with the SEC or provided to the Trustee pursuant to the "SEC Reports and Reports to Holders" covenant (such four fiscal quarter period being the "Four Quarter Period"); provided, that in making the foregoing calculation:

            (A)  pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date;

            (B)  pro forma effect shall be given to Business Dispositions and Business Acquisitions (including giving pro forma effect to the application of proceeds of any Business Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period;

            (C)  pro forma effect shall be given to business dispositions and business acquisitions (including giving pro forma effect to the application of proceeds of any Business Disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into such Person or any Restricted Subsidiary during such Reference Period and that would have constituted Business Dispositions or Business Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such business dispositions or business acquisitions were Business Dispositions or Business Acquisitions that occurred on the first day of such Reference Period; and

            (D)  Indebtedness will not include obligations under Currency Agreements, Interest Rate Agreements or Commodity Agreements that have been Incurred under clause (4)(A) of the second paragraph of the "Limitation on Indebtedness" covenant;

provided that to the extent that clause (B) or (C) of this definition requires that pro forma effect be given to an Business Acquisition or Business Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of a responsible financial officer of the Company as set forth in an Officers' Certificate, to reflect operating expense reductions and other operating improvements or synergies resulting from the action being given pro forma effect that have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken within 12 months immediately following any such action.

        The Four Quarter Period may include fiscal quarters of the applicable Person that ended, and Business Acquisitions and Business Dispositions that were consummated, before the date of the Indenture.

        "Controlling Secured Parties" means the Pari Passu Lien Indebtedness Parties whose Authorized Representative is the Applicable Authorized Representative.

        "Credit Agreements" means (i) the Initial Credit Agreement and (ii) any and all other credit agreements, vendor financings, or similar facilities or other evidences of indebtedness of the Company and any Restricted Subsidiary for the Incurrence of Indebtedness, including letters of credit, bankers acceptances and any related notes, Guarantees, collateral and security documents, indentures, instruments and agreements executed in connection therewith, in each case as the same may be amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to refinance or otherwise replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under any such Credit Agreement or a successor Credit Agreement.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

          (1)   required to be redeemed prior to the Stated Maturity of the Notes;

          (2)   redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes; or

          (3)   convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or into or for Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale," "change of control" or similar event occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the provisions relating to such "asset sale," "change of control" or similar event applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described above and such Capital Stock, or the agreements or instruments governing the repurchase or redemption rights thereof, specifically provide that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described above.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary other than (i) a Foreign Restricted Subsidiary or (ii) a Subsidiary of a Foreign Restricted Subsidiary.

        "Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

        "Equity Offering" means any public or private sale of Capital Stock (other than Disqualified Stock) of the Company or, following a Parent Transaction, the Parent, other than:

          (1)   public offerings with respect to the Company's common stock registered on Form S-8; and

          (2)   issuances to any Subsidiary of the Company.

        "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        "Excluded Accounts" means (a) any disbursement deposit account the funds in which are used solely for the payment of salaries and wages, employee benefits, workers' compensation and similar expenses or that has an ending daily balance of zero; (b) deposit accounts, securities accounts and commodities accounts, the average daily balance (determined for the most recently completed calendar month) in which does not at any time exceed $10 million in the aggregate for all such accounts; (c) trust accounts for the benefit of directors, officers or employees; (d) any account held by a Subsidiary that is not a Guarantor; and (e) deposit accounts, securities accounts and commodities accounts for which the balances contained therein are subject to a Lien permitted by clauses (4), (5), (15), (29) and (30) of the definition of "Permitted Liens."

        "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries in existence on the Closing Date (other than Indebtedness under Credit Agreements outstanding on the Closing Date).

        "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

        "Fully Diluted Basis" means, as of any date of determination, the sum of (x) the number of shares of Voting Stock outstanding as of such date of determination plus (y) the number of shares of Voting Stock issuable upon the exercise, conversion or exchange of all then-outstanding warrants, options, convertible Capital Stock or indebtedness, exchangeable Capital Stock or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, shares of Voting Stock, whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in the money as of such date of determination.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in (i) the "Accounting Standards Codification" of the Financial Accounting Standards Board, (ii) such other statements and pronouncements by such other entity as approved by a significant segment of the accounting profession and (iii) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in SEC staff accounting bulletins and similar written statements from the accounting staff of the SEC. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's- length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) office space leases or other leases of real property.

        The term "Guarantee" used as a verb has a corresponding meaning.

        "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided, however, that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

          (1)   the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

          (2)   the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

          (4)   all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

          (5)   all Capitalized Lease Obligations of such Person;

          (6)   all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

          (7)   all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

          (8)   to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements; and

          (9)   the maximum fixed redemption or repurchase price of Disqualified Stock, exclusive of accrued dividends, of such Person at the time of determination;

if and to the extent, in the case of clauses (1), (2), (4) and (5) any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with GAAP. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP.

        Notwithstanding the foregoing, the following will not constitute Indebtedness:

          (A)  any obligation in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, security or performance cash deposits, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, in each case incurred in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

          (B)  any obligation consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

          (C)  cash management or similar treasury or custodial arrangements;

          (D)  any indebtedness that has been defeased or discharged in accordance with GAAP or defeased or discharged pursuant to the deposit of cash or cash equivalents (in an amount sufficient to satisfy all obligations, relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness;

          (E)  any obligation arising from the honoring by a bank or other financial institution or a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such obligation is extinguished within five business days after its incurrence;

          (F)  money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness, so long as such money is held to secure the payment of such interest;

          (G)  the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; and

          (H)  any liability for federal, state, local or other taxes.

        "Initial Credit Agreement" means the credit facilities existing or authorized under that certain Credit Agreement originally entered into on May 20, 2011, among the Company, the lenders party thereto from time to time, subsidiaries of the Company party thereto from time to time, Regions Bank, as administrative agent and collateral agent, and the other agents party thereto, as amended prior to and on the Closing Date.

        "Intercreditor Agreement" means the Intercreditor Agreement, dated May 29, 2013, by and among the administrative agent under the Initial Credit Agreement, on behalf of itself and the Credit Agreement Secured Parties and the Other Pari Passu Lien Indebtedness Parties (in each case, as defined therein), the Trustee and the Collateral Agent, on behalf of itself and the Notes Secured Parties and consented to by the Company and the Subsidiary Guarantors, as the same may be amended, supplemented or otherwise modified from time to time.

        "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

        "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the Company's balance sheet or those of any Restricted Subsidiary) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

          (1)   the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

          (2)   the fair market value of the Capital Stock (or any other Investment) held by the Company or any Restricted Subsidiary, of (or in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (3) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments.

        For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described above:

          (1)   "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any Restricted Subsidiary)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

          (2)   the fair market value of the assets (net of liabilities (other than liabilities to the Company or any Restricted Subsidiary)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

          (3)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

        "Moody's" means Moody's Investors Service Inc. and its successors.

        "Net Cash Proceeds" means,

          (1)   with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

            (A)  brokerage commissions and other fees and expenses (including fees and expenses of counsel, accountants, consultants and investment bankers) related to such Asset Sale,

            (B)  provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole,

            (C)  payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (i) is secured by a Lien on the property or assets sold or (ii) owed to a Person (other than the Company or any Restricted Subsidiary and other than under any Pari Passu Lien Indebtedness) owning a beneficial interest in the assets subject to the Asset Sale that is required to be paid as a result of such sale, and

            (D)  appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

          (2)   with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or initial purchasers' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Non-Controlling Authorized Representative" means any Authorized Representative that is not the Applicable Authorized Representative.

        "Non-Controlling Secured Parties" means the Pari Passu Lien Indebtedness Parties whose Authorized Representative is not the Applicable Authorized Representative.

        "Notes Secured Parties" means (i) the holders of the Notes, (ii) the Trustee, (iii) the Collateral Agent and (iv) any successors, indorsees, transferees and assigns of each of the foregoing.

        "Obligor" means a Person obligated as an issuer or guarantor of the Notes.

        "Offer to Purchase" means an offer to purchase Notes by the Company from the holders commenced by mailing a notice to the Trustee and each holder stating:

          (1)   the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

          (2)   the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

          (3)   that any Note not tendered will continue to accrue interest pursuant to its terms;

          (4)   that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

          (5)   that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

          (6)   that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased;

          (7)   that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof; and

          (8)   in the event of an Offer to Purchase as a result of the occurrence of a Change of Control exclusively, the circumstances and relevant facts regarding such Change of Control, including information with respect to pro forma historical income, cash flow and capitalization, after giving effect to such Change of Control.

        On the Payment Date, the Company shall:

          (A)  accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;

          (B)  deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

          (C)  deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company.

        The Paying Agent shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

        "Parent" means any Person that as a result of and after a Parent Transaction is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of 100% of the outstanding Capital Stock of the Company.

        "Parent Transaction" means a transaction, whether by merger, contribution, capitalization or otherwise, pursuant to which the Company becomes a wholly-owned Subsidiary of Parent; provided that all of the Subsidiaries of the Company immediately prior to such transaction (other than any Subsidiary participating in such transaction that ceases to exist upon the consummation of the transaction) shall remain Subsidiaries of the Company immediately after such transaction and the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the Capital Stock of the Company immediately prior to such transaction shall be the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the Capital Stock of the Parent in substantially the same proportion immediately after such transaction.

        "Pari Passu Lien Indebtedness" means (i) the Notes issued on the Closing Date and the Subsidiary Guarantees thereof, (ii) any other Indebtedness secured by Collateral under clause (1) of the definition of "Permitted Liens" that is equal in priority to the Notes (which, for the avoidance of doubt, will not include any Qualified Receivables Financing), and (iii) other obligations of the Company incurred under Interest Rate Agreements, Commodity Agreements or Currency Agreements and cash management or similar treasury or custodial arrangements (in each case only to the extent that the obligations described in this clause (iii) are obligations owed to Persons who are also present or former Pari Passu Lien Indebtedness Parties (or Affiliates of present or former Pari Passu Lien Indebtedness Parties) with respect to the Indebtedness described in the preceding clause (ii)); provided that on or before the date on which such other Indebtedness is Incurred by the Company or any Subsidiary Guarantor, as the case may be, (a) such Indebtedness is designated by the Company in an Officers' Certificate delivered to the Collateral Agent and each other Authorized Representative, as "Pari Passu Lien Indebtedness" for the purposes of the Intercreditor Agreement, (b) except in the case of Additional Notes, the Authorized Representative of such other Indebtedness executes a joinder agreement to the Intercreditor Agreement and the applicable Collateral Documents; and (c) all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of such Authorized Representative's Lien to secure such Indebtedness or obligations in respect thereof are satisfied.

        "Pari Passu Lien Indebtedness Parties" means the Notes Secured Parties and any other holders of Pari Passu Lien Indebtedness and their Authorized Representatives.

        "Permitted Business" means the telecommunications, IP infrastructure and managed services or internet services and businesses that are similar, related, ancillary or complementary thereto.

        "Permitted Investment" means:

          (1)   an Investment in the Company or a Restricted Subsidiary of the Company or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Permitted Business;

          (2)   Temporary Cash Investments;

          (3)   payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (4)   Capital Stock, obligations or securities received in settlement of Indebtedness or other obligations Incurred in the ordinary course of business, upon foreclosure of a Lien created in the ordinary course of business or in satisfaction of litigation, arbitration or other disputes, including in connection with a bankruptcy proceeding;

          (5)   Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

          (6)   Interest Rate Agreements, Currency Agreements and Commodity Agreements meeting the requirements specified in clause 4(A) of the second paragraph of the "Limitation on Indebtedness" covenant;

          (7)   loans or advances to the Company's officers or employees or those of any Restricted Subsidiary that do not in the aggregate exceed $7.5 million at any time outstanding;

          (8)   any receipt of non-cash consideration from an Asset Sale that was made in compliance with the "Limitation on Asset Sales" covenant;

          (9)   any Investment existing on the Closing Date or made pursuant to a legally binding commitment in existence on the Closing Date;

          (10) Guarantees otherwise permitted pursuant to the terms of the Indenture; and

          (11) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness.

        "Permitted Liens" means:

          (1)   Liens securing an aggregate principal amount of Senior Indebtedness not to exceed the greater of (x) the aggregate principal amount of Senior Indebtedness Incurred under clause (1) of the second paragraph of the "Limitation on Indebtedness" covenant and (y) the maximum principal amount of Indebtedness that, after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed (a) 2.50:1.0 or (b) to the extent the proceeds from such Indebtedness are used to repurchase, redeem, defease, discharge or otherwise repay the Company's

  8 7/8% Senior Notes due 2019, 2.00:1.0, as applicable, and Liens securing other obligations under the documents governing such Senior Indebtedness not constituting Indebtedness;

          (2)   Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (3)   Liens of landlords and carriers, banks, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (4)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (5)   Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety, performance and appeal bonds, government contracts, performance and return-of-money bonds, completion guarantees, documentary, standby or trade letters of credit, warranty and contractual service obligations, and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (6)   easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the business of the Company and the Restricted Subsidiaries, taken as a whole;

          (7)   Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date, provided, however, that:

            (A)  such Lien is created solely for the purpose of securing Indebtedness (including Capitalized Lease Obligations) Incurred under clause (7) of the "Limitation on Indebtedness" covenant described above, to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration and all transaction costs related to the foregoing) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

            (B)  the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and

            (C)  any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

          (8)   licenses, sublicenses, leases or subleases granted to others that do not materially interfere with the business of the Company and the Restricted Subsidiaries, taken as a whole;

          (9)   Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or the Restricted Subsidiaries relating to such property or assets;

          (10) any interest or title of a lessor in the property subject to any or operating lease (other than a sale-leaseback transaction that is subject to the "Limitation on Sale-Leaseback Transactions" covenant described above);

          (11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (12) (a) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided, however, that such Liens were not incurred in contemplation thereof and do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; and (b) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary; provided, however, that such Liens were not incurred in contemplation of such acquisition and do not extend to or cover any property or assets of the Company or any Restricted Subsidiary;

          (13) Liens in favor of the Company or any Restricted Subsidiary;

          (14) Liens arising from the rendering of a judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

          (15) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (16) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (17) Liens securing Indebtedness under Interest Rate Agreements and Currency Agreements meeting the requirements specified in clause 4(A) of the second paragraph of the "Limitation on Indebtedness" covenant;

          (18) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

          (19) Liens on accounts receivable and related assets of the type specified in the definition of "Receivables Financing" Incurred in connection with a Qualified Receivables Financing;

          (20) Liens existing on the Closing Date (other than Liens, if any, securing the Initial Credit Agreement and the Notes and Subsidiary Guarantees);

          (21) Liens securing Indebtedness which is Incurred to refinance Secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

          (22) Liens created for the benefit of, or to secure, the Notes issued on the Closing Date or the Subsidiary Guarantees thereof (including Liens resulting from the defeasance of the obligations of the Obligors with respect to the Notes);

          (23) Liens securing Indebtedness or other obligations in a maximum aggregate amount of $20.0 million outstanding at any time;

          (24) Liens in favor of collecting or payor banks having a right of set off, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

          (25) any obligations or duties affecting any of the property of the Company or any of its Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit that do not impair the use of such property for the purposes for which it is held;

          (26) Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable;

          (27) Liens on the unearned premiums under the insurance policies;

          (28) any netting or set-off arrangements entered into by the Company or any Restricted Subsidiary in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any Restricted Subsidiary of the Company, including pursuant to any cash management agreement;

          (29) Liens deemed to exist in connection with Investments in repurchase agreements constituting Temporary Cash Investments; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

          (30) Liens on a deposit account and/or on the funds deposited therein or a securities account and the financial assets contained therein in favor of an escrow agent, a trustee under any indenture or the administrative agent (or other representative) under a credit agreement provided that the funds or other property deposited in such account are limited to (a) money or property held or collected by such trustee or administrative agent (or other representative) under such indenture or credit agreement in its capacity as such in connection with the defeasance or discharge of Indebtedness thereunder, so long as the payment of such money or property to such trustee or administrative agent would be permitted under the covenant described under "—Limitation on Restricted Payments"; or (b) proceeds of Indebtedness which are not to be released to the Company or its Subsidiaries until the occurrence of one or more contingencies, so long as the incurrence of such Indebtedness would be permitted under the covenant described under "—Limitation on Indebtedness," plus any additional amount necessary to repay such Indebtedness in the event any such contingency does not occur;

          (31) Liens on the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness or other obligations of such Restricted Subsidiary permitted by the indenture;

          (32) Liens on real property consisting of minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness or Attributable Debt and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

          (33) Liens granted in favor the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, securing obligations not constituting Indebtedness or Attributable Debt incurred in connection with government-sponsored stimulus program for the expansion of broadband or other communications services in unserved or underserved rural markets; and

          (34) leases, subleases or other rights to use property of the Company or any of its Restricted Subsidiary which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and other Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries that do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the Company's business.

        "Permitted Payments to Parent" means (i) for so long as the Company is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries ("Tax Payments") and (ii) any general administrative expenses incurred by Parent (including, without limitation, administrative expenses incurred in connection with the operation of Parent and the filing of required documents pursuant to the Exchange Act) to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries. The Tax Payments shall not exceed the lesser of (x) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (y) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Parent's receipt of such Tax Payments or refunded to the Company.

        "Person" means, an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Preferred Stock" means, with respect to any Person, Capital Stock issued by such Person that is entitled to preference or priority over one or more series or classes of other Capital Stock issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation.

        "Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

          (1)   the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

          (2)   all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value; and

          (3)   the financing terms, covenants, termination events and other provisions thereof are at market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

        The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under Credit Agreements shall not be deemed a Qualified Receivables Financing.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

        "Receivables Financing" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Interest Rate Agreements entered into by the Company or any such Subsidiary in connection with such accounts receivable.

        "Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by, or any other event relating to, the seller.

        "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

          (a)   no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of and interest on Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (b)   with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

          (c)   to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such Person's financial condition or cause such Person to achieve certain levels of operating results.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Registration Rights Agreement" means (i) the Registration Rights Agreement dated as of the Closing Date among the Company, the Subsidiary Guarantors and the initial purchasers of the Notes issued on the Closing Date and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Closing Date.

        "Related Person" means, as applied to any Person, any other Person directly or indirectly owning

          (1)   10% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the outstanding equity interest in such Person), or

          (2)   10% or more of the combined outstanding voting power of the Voting Stock of such Person, and all Affiliates of any such other Person.

        "Restricted Subsidiary" means any of the Company's Subsidiaries other than an Unrestricted Subsidiary.

        "Shared Collateral" means any Collateral in which the Collateral Agent, on behalf of the Notes Secured Parties, and each other Authorized Representative, on behalf of any holders of other Pari Passu Lien Indebtedness, hold a valid and perfected security interest.

        "SEC" means the Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness secured by a Lien.

        "Secured Indebtedness Leverage Ratio" means, on any Transaction Date and with respect to any Person, the ratio of:

          (1)   the aggregate principal amount of Secured Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to:

          (2)   the aggregate amount of Consolidated EBITDA for such Person and its Restricted Subsidiaries for the then most recent Four Quarter Period;

and otherwise calculated in accordance with the definition of Consolidated Leverage Ratio.

        "Specified Assets" means the contracts, inventory and other assets relating to the Company's Telephone Systems business.

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "Senior Indebtedness" means:

          (1)   with respect to the Company, the Notes and any Indebtedness which ranks pari passu in right of payment with the Notes; and

          (2)   with respect to any Subsidiary Guarantor, its Subsidiary Guarantee and any Indebtedness which ranks pari passu in right of payment with such Subsidiary Guarantee.

        "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

          (1)   for the Company's most recent fiscal year, accounted for more than 10% of the consolidated revenue of the Company and its Restricted Subsidiaries; or

          (2)   as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

        "Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

        "Stated Maturity" means,

          (1)   with respect to the Notes or other Indebtedness, the date specified in such Notes or other Indebtedness as the fixed date on which the final installment of principal of such Notes or other Indebtedness is due and payable; and

          (2)   with respect to any scheduled installment of principal of or interest on any Notes or other Indebtedness, the date specified in such Notes or other Indebtedness as the fixed date on which such installment is due and payable.

        "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person. Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Company.

        "Subsidiary Guarantee" means a Guarantee on the terms set forth in the Indenture by a Subsidiary Guarantor of the Company's obligations under the Notes.

        "Subsidiary Guarantor" means each Domestic Restricted Subsidiary of the Company and any other Person that becomes a Subsidiary Guarantor pursuant to the "Future Subsidiary Guarantors" covenant; provided, however, that the following Subsidiaries shall not be required to be Subsidiary Guarantors:

          (1)   Subsidiaries, whether now existing or hereafter formed, for which proper governmental approvals for the incurrence of obligations under Subsidiary Guarantees have not been or cannot be obtained or which otherwise under applicable law may not incur obligations under Subsidiary Guarantees (provided that the Company shall use commercially reasonable efforts to cause such Subsidiaries to obtain all authorizations and consents of governmental authorities required in order for such Subsidiaries to guarantee the Notes at the earliest practicable date);

          (2)   at the Company's option, Subsidiaries, in the aggregate, whose assets are less than 2.0% of the consolidated total assets of the Company and its consolidated Subsidiaries (excluding Foreign Subsidiaries) as shown on the most recent consolidated financial statements of the Company; and

          (3)   any Receivables Subsidiary.

        "Temporary Cash Investment" means any of the following:

          (1)   direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

          (2)   time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

          (3)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4)   commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

          (5)   securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's;

          (6)   corporate debt securities with maturities of eighteen months or less from the date of acquisition and with a rating at the time as of which any Investment therein is made of "A3" (or higher) according to Moody's or "A-" (or higher) according to S&P;

          (7)   securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank organized under the laws of the United States of America or any state thereof and having a combined capital and surplus of not less than $500 million; and

          (8)   money market funds sponsored by a registered broker-dealer or mutual fund distributor at least 95% of the assets of which are invested in the investments and securities described in clauses (1) through (7) above.

        "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

        "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transaction Date" means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

        "Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 1, 2016; provided, however, that if the period from the redemption date to June 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2016 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).

        "Unrestricted Subsidiary" means

          (1)   any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary) of the Company to be an Unrestricted Subsidiary unless such Subsidiary owns any of the Capital Stock of the Company or owns or holds any Lien on any property of the Company or any Restricted Subsidiary of the Company; provided, however, that

          (A)  any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary at the time of such designation;

          (B)  either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant; and

          (C)  if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary of the Company to be a Restricted Subsidiary; provided, however, that

            (i)  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

           (ii)  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of such U.S. Government Obligation or the specific payment of interest on or principal of such U.S. Government Obligation evidenced by such depository receipt.

        "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person or any combination thereof.

ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition, holding and, to the extent relevant, disposition of the notes by (i) an employee benefit plan subject to Part 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and/or (iii) an entity whose underlying assets are considered to include "plan assets" (within the meaning of ERISA and Similar Laws) of any such plan, account or arrangement by reason of an equity investment in such entity by any such plan, account or arrangement (each of (i), (ii) and (iii), a "Plan").

General Fiduciary Matters

        ERISA and the Code, and, in some cases, Similar Laws, impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of a Plan, or who renders investment advice to a Plan for a fee or other compensation, is considered to be a fiduciary of the Plan.

        In considering the acquisition, holding and, to the extent relevant, disposition of the notes, where the assets of a Plan are involved, the fiduciary of the Plan should consider, among other matters, whether such acquisition, holding and, to the extent relevant, disposition of the notes are in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or Similar Laws relating to the fiduciary's duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and Similar Laws.

Prohibited Transaction Considerations

        Section 406 of ERISA, if applicable, may prohibit Plans from engaging in specified transactions involving "plan assets" with persons or entities who are "parties in interest" (within the meaning of Section 3(14) of ERISA), and Section 4975 of the Code may impose an excise tax on certain "disqualified persons" (within the meaning of Section 4975 of the Code) who engage in similar transactions, in each case, unless a statutory or administrative exemption covering the transaction is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA, the Code and/or Similar Laws, and the fiduciary may be personally liable for any losses the Plan incurs. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and certain non-U.S. plans (as described in Section 4(b)(4) of ERISA) generally are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code, but may be subject to comparable prohibitions under Similar Laws. The occurrence of a prohibited transaction could also cause an individual account to lose its tax-exempt status.

        The acquisition, holding and, to the extent relevant, disposition of the notes by a Plan with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA, Section 4975 of the Code and/or Similar Laws, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to provide exemptive relief from ERISA and the Code for certain direct or indirect prohibited transactions arising in connection with the acquisition, holding and/or disposition (to the extent relevant) of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Plans that acquire or hold the Notes in reliance on PTCE 84-14 should recognize that the exchange offer may constitute a renewal under Part VI(i) of PTCE 84-14 and any such Plan should consult its counsel to evaluate whether PTCE 84-14 remains applicable. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, called the "service provider exemption," from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain purchases and sales of securities, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes should not be acquired or held by any person, where "plan assets" of any Plan are involved, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA, the Code or Similar Laws.

        The foregoing discussion is general in nature and is not intended to be exhaustive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or breaches of fiduciary obligations, it is particularly important that fiduciaries, or other persons considering whether to acquire the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, the Code and Similar Laws to such transaction. Investors in the notes have exclusive responsibility for ensuring that none of the acquisition, exchange, holding and/or disposition of the notes violates the fiduciary or prohibited transaction rules of ERISA, the Code and/or any Similar Laws. The sale of the notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or with respect to any particular Plan, or that such an investment is appropriate for Plans generally or for any particular Plan.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax considerations of the exchange of original notes for new notes pursuant to the exchange offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the "IRS") so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address any other U.S. federal tax considerations, or considerations under the tax laws of any state, local or foreign jurisdiction.

        The exchange of an original note for a new note pursuant to the exchange offer will not constitute a "significant modification" of the original note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the original note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an original note for a new note pursuant to the exchange offer, any such holder will have the same adjusted tax basis and holding period in the new note as it had in the original note immediately before the exchange, and payments on the new notes will be treated in the same manner as such payments were treated with respect to the original notes. A holder who does not exchange its original notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

 PLAN OF DISTRIBUTION

        If you wish to exchange your original notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer—Exchange Offer Procedures" in this prospectus and in the letter of transmittal. Additionally, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with the resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed in the registration rights agreement that, for a period beginning on the date the exchange offer is consummated and ending on the earlier of 180 days after the effective date of the registration statement of which this prospectus forms a part (which is the date of this prospectus) and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  •
  We will not receive any proceeds from any sale of new notes by broker-dealers.

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  New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices.

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  Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes.

  •
  Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

  •
  The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        For the period described above, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. Any such requests should be made in the letter of transmittal where indicated or otherwise should be directed to EarthLink, Inc. 1375 Peachtree Street, Atlanta, Georgia 30309, Attention: Corporate Secretary, telephone: (404) 815-0770. For additional information about the obligations of participating broker-dealers in connection with the exchange offer and the resale of new notes, see "The Exchange Offer—Terms of the Exchange Offer." We have agreed in the registration rights agreement to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer) and to indemnify the holders of the original notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The enforceability of the new notes and the guarantees offered in this prospectus, the binding obligations of EarthLink and the Subsidiary Guarantors pertaining to such notes and guarantees and other matters will be passed upon for us by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters as to the guarantees given by the Subsidiary Guarantors will be passed upon by Maynard Cooper & Gale PC, Birmingham, Alabama; Dinse, Knapp and McAndrew, P.C., Burlington, Vermont; Hinckley, Allen & Snyder LLP, Boston, Massachusetts; K&L Gates LLP, Pittsburgh, Pennsylvania; and Verrill Dana LLP, Portland, Maine.

EXPERTS

        The consolidated financial statements of Earthlink, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 appearing in Earthlink, Inc.'s Annual Report (Form 10-K) as amended by EarthLink, Inc.'s Current Report (Form 8-K) dated August 16, 2013, and the effectiveness of EarthLink Inc.'s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements, and other documents with the Commission under the Exchange Act. You may read and copy any document we file at the Commission public reference room located at the following address:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        You may call the Commission at 1-800-SEC-0330 for further information concerning the public reference room. Our Commission filings are also available at the Internet web site maintained by the Commission at http://www.sec.gov.

        We also make available free of charge on or through our Internet web site (http://www.earthlink.net) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, as well as Section 16 reports filed on Forms 3, 4 and 5, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Our Internet web site is not meant to be incorporated by reference into this prospectus.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus "incorporates by reference" certain information we file with the Commission, which means that we disclose important information in this prospectus by referring you to the document that contains the information. The information we incorporate by reference is considered to be a part of this prospectus, and the information we file later with the Commission before the termination of the exchange offer will automatically update and supersede information filed earlier.

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.

        This prospectus incorporates by reference the documents and information listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we have exchanged all of the notes to which this prospectus relates or the offering is otherwise terminated, except that we do not incorporate by reference any information furnished under Item 2.02 or 7.01 in any Current Report on Form 8-K or any other information that we furnish to and do not file with the Commission:

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  our Annual Report on Form 10-K for the year ended December 31, 2012 as filed on February 20, 2013 (including the portions of our Proxy Statement on Schedule 14A, filed with the Commission on March 11, 2013, for our 2013 annual meeting of stockholders incorporated by reference therein), as amended by our Current Report on Form 8-K filed on August 16, 2013;

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  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, as filed on May 7, 2013, as amended by our Current Report on Form 8-K filed on August 16, 2013;

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  our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, as filed on August 5, 2013; and

  •
  our Current Reports on Form 8-K filed on February 19, 2013, February 22, 2013, March 4, 2013, April 25, 2013, May 14, 2013, May 29, 2013, July 10, 2013, July 17, 2013 and August 16, 2013.

        You may obtain copies of any of these filings upon written or oral request by contacting us at the address and phone number indicated below.

EarthLink, Inc.
1375 Peachtree Street
Atlanta, Georgia 30309
(404) 815-0770
Attn: Corporate Secretary

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company or the initial purchasers. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time after the date hereof or that there has not been a change in the affairs of the company since the date hereof.

PROSPECTUS

EarthLink, Inc.
Offer to Exchange
7.375% Senior Secured Notes due 2020,
which have been registered under the Securities Act of 1933, for any and all outstanding
7.375% Senior Secured Notes due 2020,
which have not been registered under the Securities Act of 1933

        Until December 3, 2013 (90 days after the date of this prospectus), all dealers that effect transactions in the new notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        September 4, 2013